UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COMPUWARE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
SEC 1913 (02-02)

COMPUWARE CORPORATION Corporate Headquarters ONE CAMPUS MARTIUS DETROIT, MICHIGAN 48226-5099 (313) 227-7300	July 14, 2011

Dear Compuware Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Compuware Corporation at 3 p.m., Eastern time, on Tuesday, August 23, 2011. The meeting will be held at Compuware’s corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

We are pleased again this year to furnish our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need in a more convenient manner while lowering cost of delivery and reducing environmental impact. As a result, we are mailing our shareholders, on or about July 14, 2011, a notice of Internet availability of proxy materials. We will mail printed copies of the proxy materials to shareholders who request them or who have previously indicated their preference for printed copies.

The following pages contain the formal Notice of the 2011 Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

As a result of rule changes, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of directors and certain other matters to be considered at the shareholder meeting. For your vote to count on these matters, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the meeting. Detailed information about voting your shares is provided on Page 1 of the Proxy Statement.

You must be a Compuware shareholder or the named representative of a Compuware shareholder to attend the meeting. Your “Important Notice Regarding the Availability of Proxy Material” is your admission ticket. To help us determine whether you are permitted to attend the meeting, you must bring it with you to the meeting. If your shares are currently held for you in a brokerage, bank or other institutional account and you wish to attend the meeting, you may bring instead a letter from that entity indicating that you are the beneficial owner of a stated number of shares of stock as of the June 27, 2011, record date.

Your vote is important to give you a voice in the governance of the Company and its future. Whether you plan to attend the meeting or not, we urge you to vote your shares by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are represented at the meeting.

Sincerely,

Peter Karmanos, Jr.
Executive Chairman

COMPUWARE CORPORATION
One Campus Martius
Detroit, Michigan 48226-5099

NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 23, 2011

To the Shareholders:

This is our notice to you that the 2011 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Tuesday, August 23, 2011, at 3 p.m., Eastern time, to consider and act upon the following matters:

(1)	The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	A non-binding resolution to ratify the appointment of Deloitte LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2012;

(3)	A non-binding proposal to approve the compensation of the Company’s named executive officers;

(4)	A non-binding proposal to recommend the frequency of shareholder advisory votes on compensation of the Company’s named executive officers;

(5)	A proposal to approve the Amended and Restated 2007 Long Term Incentive Plan;

(6)	A proposal to approve the Amended and Restated 2001 Employee Stock Purchase Plan;

(7)	A shareholder proposal recommending that the Company take action to change its Articles of Incorporation to adopt a majority vote standard for the election of directors; and

(8)	Such other business as may properly come before the meeting.

Only shareholders of record at the close of business on June 27, 2011, will be entitled to vote at the meeting.

We call your attention to the attached Proxy Statement. Please vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card or by using the other voting mechanisms described in the Proxy Statement. If you are a shareholder of record, you may vote your shares in person at the meeting.

You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.).

You are considered a beneficial owner if your shares are held in a brokerage, bank or other institutional account. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a Vote Instruction Form are forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the Vote Instruction Form included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your broker, bank or nominee.

Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room to accommodate all shareholders who wish to attend. Directions to our corporate office are available at http://www.compuware.com/about/headquarters-directions.html.

A copy of the 2011 Annual Report for the fiscal year ended March 31, 2011, accompanies this notice. The Proxy Statement and 2011 Annual Report of Compuware are also available at http://investor.compuware.com/annuals.cfm.

By Order of the Board of Directors,

Daniel S. Follis, Jr., Secretary

Detroit, Michigan
July 14, 2011

COMPUWARE CORPORATION

PROXY STATEMENT
2011 Annual Meeting of Shareholders

INTRODUCTION

The Board of Directors of Compuware Corporation is furnishing this Proxy Statement and the accompanying materials in connection with the solicitation of proxies for use at the 2011 Annual Meeting of Shareholders to be held at 3 p.m., Eastern time, on Tuesday, August 23, 2011, at the headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, and at any adjournment of that meeting. The proxies are being solicited from holders of our common shares, par value $.01 per share. We expect this Proxy Statement, the accompanying materials and a notice of Internet availability of proxy materials will be first made available to shareholders on or about July 14, 2011.

We urge you to vote your shares promptly to make certain your vote will be counted at the meeting. There are different ways you may cast your vote:

•	If you received an Important Notice Regarding the Availability of Proxy Material, you may vote over the Internet by following the instructions provided in that notice.

•	If you received printed copies of the proxy materials, you may vote by completing your proxy card or Vote Instruction Form and returning it by mail or by following the instructions about how to vote over the Internet or by telephone provided on the proxy card or Vote Instruction Form.

•	If you are attending the annual meeting and you are a shareholder of record, you may complete a ballot at the meeting. If your shares are held in street name, contact the entity that holds your shares to obtain a legal proxy and bring it with you to the meeting. To vote shares you hold in street name at the meeting, you must have a legal proxy issued in your name from your broker, bank or other nominee giving you the right to vote the shares. For purposes of voting at the meeting, you will not be able to use the Important Notice Regarding the Availability of Proxy Material or the Vote Instruction Form enclosed with printed copies of the proxy materials.

If you give a proxy, you may revoke it at any time before it is voted by:

•	giving our Secretary a written notice of revocation that is dated later than the proxy card;

•	signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

•	voting again by telephone or Internet (prior to August 22, 2011, at 11:59 p.m., Eastern time), since only your latest vote will be counted; or

•	attending the Annual Meeting and voting in person, if you are a shareholder of record.

Your attendance at the Annual Meeting of Shareholders will not in and of itself revoke your proxy. A written notice of revocation must be sent to: Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

References in this Proxy Statement to fiscal years mean the 12 months ended March 31, and references to “we,” “us” or “the Company” are to Compuware Corporation.

Shareholders of record of our common shares at the close of business on June 27, 2011, are entitled to notice of the 2011 Annual Meeting of Shareholders and to vote at the meeting. On June 27, 2011, we had 218,435,070 outstanding common shares, our only class of stock outstanding. Each of these shares is entitled to one vote on each matter submitted for a vote at the meeting. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum at the 2011 Annual Meeting of Shareholders. Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum. A broker “non-vote” occurs when the shares that a broker nominee holds for a beneficial owner are represented at the meeting, but are not voted on a proposal because the broker nominee has not received specific instruction from the beneficial owner and the broker nominee does not have discretionary voting power to vote on the proposal.

All valid proxies that are properly executed and submitted in time for the meeting will be voted as specified in the proxy. If no specification is made, the proxies will be voted as follows:

Board
Voting Matters	Recommendation

(1) Election of eleven directors	FOR each director nominee named in this proxy statement
Management Proposals
(2) Ratification of Deloitte LLP as auditors for fiscal year 2012	FOR
(3) Advisory vote on executive compensation	FOR
(4) Advisory vote on the frequency of future advisory votes on executive compensation	FOR every 1 year
(5) Approval of the Amended and Restated 2007 Long Term Incentive Plan	FOR
(6) Approval of the Amended and Restated 2001 Employee Stock Purchase Plan	FOR
Shareholder Proposal
(7) Shareholder proposal recommending majority vote standard for election of directors	AGAINST

If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment to the extent permitted by law.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table shows, as of the close of trading on June 27, 2011, the beneficial ownership of our common shares by all directors and executive officers as a group who were serving as such on that date, by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than five percent of our outstanding common shares. The number of shares beneficially owned is determined according to Securities and Exchange Commission (“SEC”) rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares that the individual has sole or shared right to vote or dispose of and also any shares that the individual has the right to acquire on June 27, 2011, or within 60 days thereafter through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power for the shares shown in the table.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Dennis W. Archer	201,908		*
Gurminder S. Bedi	174,273		*
Laura L. Fournier	1,064,586	(2)	*
William O. Grabe	377,074		*
Frederick A. Henderson	12,121		*
Peter Karmanos, Jr.	6,543,332	(3)	3.0%
Faye Alexander Nelson	179,895		*
Robert C. Paul	1,038,695	(4)	*
Glenda D. Price	177,152		*
W. James Prowse	186,845	(5)	*
G. Scott Romney	153,731		*
Denise A. Starr	162,999	(6)	*
Patrick A. Stayer	336,347	(7)	*
Ralph J. Szygenda	38,482		*
All current executive officers and directors as a group (17 persons)	11,006,598	(8)	4.9%
Capital World Investors	22,510,000	(9)	10.3%
Dodge & Cox	28,675,184	(10)	13.1%
Osterweis Capital Management and John S. Osterweis	12,305,488	(11)	5.6%
The Vanguard Group, Inc.	12,811,584	(12)	5.9%

*	Less than one percent

(1)	The column includes shares held for officers and directors through our Employee Stock Ownership Plan and 401(k) Salary Reduction Arrangement (collectively, the “ESOP”) and shares that the individual has the right to acquire on June 27, 2011, or within 60 days thereafter pursuant to stock options or restricted stock unit (“RSU”) awards, as set forth below. Shares underlying performance stock units (“PSU”) held by certain officers that vest based only upon satisfaction of certain performance conditions or immediately upon death, disability or change in control are not considered beneficially owned for purposes of this table.

Name	ESOP Shares	Option Shares	RSUs(a)

Dennis W. Archer	0	32,000	169,708
Gurminder S. Bedi	0	10,000	138,188
Laura L. Fournier	20,444	901,259	0
William O. Grabe	0	17,750	182,078
Frederick A. Henderson	0	0	12,121
Peter Karmanos, Jr	379,362	1,761,555	0
Faye Alexander Nelson	0	10,000	162,165
Robert C. Paul	69	999,340	0
Glenda D. Price	0	7,500	152,481
W. James Prowse	0	16,500	111,881
G. Scott Romney	0	11,000	142,731
Denise A. Starr	403	147,391	0
Patrick A. Stayer	40	325,000	0
Ralph J. Szygenda	0	0	38,482
All current executive officers and directors as a group	429,381	4,550,046	1,109,835

(a)	RSUs awarded as a component of Director compensation are 100 percent vested and, under deferral elections executed by each Director, will be payable in common stock within 30 days after the date the Director ceases to be a member of the Board. Mr. Romney rescinded his deferral election as to future awards in December 2010 and, as a result, 12,121 RSUs of the total RSUs held by Mr. Romney will vest and be issued in common stock on August 22, 2011.

(2)	Excludes: (a) 112,544 unvested RSUs awarded to Ms. Fournier that vest over time and (b) 140,845 unvested PSUs that vest upon satisfying certain performance conditions (see also Footnote 2 to the Summary Compensation Table). All RSUs and PSUs vest immediately upon death, disability or change in control.

(3)	Includes: (a) 657,603 shares owned by Mr. Karmanos’ trusts, as to 610,331 of which Mr. Karmanos has sole dispositive and voting power and as to 47,272 of which he has sole dispositive power and shared voting power; and (b) 3,097,665 shares held by Mr. Karmanos’ partnerships, as to all of which Mr. Karmanos has shared dispositive and voting power.

Excludes: (a) 288,532 unvested RSUs awarded to Mr. Karmanos that vest over time; (b) 281,690 unvested PSUs that vest upon satisfying certain performance conditions (see also Footnote 2 to the Summary Compensation Table); (c) 480,504 shares owned by Mr. Karmanos’ wife, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership; and (d) 7,000 shares held by Mr. Karmanos’ wife as custodian for three of Mr. Karmanos’ sons under the Uniform Transfer to Minors Act, for which Mr. Karmanos has no voting or dispositive power and disclaims beneficial ownership. All RSUs and PSUs vest immediately upon death, disability or change in control.

(4)	Excludes: (a) 140,933 unvested RSUs awarded to Mr. Paul that vest over time and (b) 100,450 unvested PSUs that vest upon satisfying certain performance conditions. All RSUs and PSUs vest immediately upon death, disability or change in control.

(5)	Excludes: (a) 17,380 unvested RSUs awarded to Mr. Prowse that vest over time and (b) 68,730 unvested PSUs that vest upon satisfying certain performance conditions. All RSUs and PSUs vest immediately upon death, disability or change in control.

(6)	Excludes 33,588 unvested RSUs awarded to Ms. Starr that vest over time, or immediately upon death, disability or change in control.

(7)	Excludes 26,766 unvested RSUs awarded to Mr. Stayer that vest over time, or immediately upon death, disability or change in control.

(8)	See notes (2) through (7) for information on shares for which persons included in the group do not currently have sole voting and dispositive power.

(9)	Based solely on a Schedule 13G/A, filed by Capital World Investors with the SEC on March 10, 2011, disclosing ownership as of February 28, 2011. Capital World Investors is a division of Capital Research and Management Company with an address of 333 South Hope Street, Los Angeles, California 90071-1406. According to the Schedule 13G/A, Capital World Investors has sole voting and sole dispositive power for 22,510,000 shares.

(10)	Based solely on a Schedule 13G/A, filed by Dodge & Cox with the SEC on June 9, 2011, disclosing ownership as of May 31, 2011. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. According to the Schedule 13G/A, Dodge & Cox has sole voting power for 27,000,384 shares and sole dispositive power for 28,675,184 shares. Dodge & Cox filed the Schedule 13G/A as a registered investment adviser under Section 203 of the Investment Advisers Act.

(11)	Based solely on a Schedule 13G filed by Osterweis Capital Management with the SEC on February 15, 2011, disclosing ownership as of December 31, 2010. The address of Osterweis Capital Management is One Maritime Plaza, Suite 800, San Francisco, California 94111-3411. Osterweis Capital Management, Inc. has sole voting power for 5,282,148 shares and sole dispositive power for 5,299,823 shares. Osterweis Capital Management, LLC has sole voting power for 6,982,995 shares and sole dispositive power for 7,005,665 shares. Mr. John S. Osterweis, President of Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC, is the beneficial owner of 12,305,488 shares of the common stock as a result of serving as control person of both entities by which these shares are held and directing the voting of 12,265,143 shares and directing the disposition of 12,305,488 shares.

(12)	Based solely on a Schedule 13G/A, filed by The Vanguard Group, Inc. with the SEC on February 10, 2011, disclosing ownership as of December 31, 2010. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole voting power for 282,646 shares, sole dispositive power for 12,528,938 shares and shared dispositive power for 282,646 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 282,646 shares of the common stock as a result of serving as investment manager of collective trust accounts in which these shares are held and directing the voting of these shares.

ITEM NO. 1 — ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes that the eleven director-nominees named in the following summary be elected as our directors, each to hold office until the 2012 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the eleven nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

The following table provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast (i.e., the top eleven vote recipients are elected).

		Years/			Experience/	Committee Memberships(1)			Other Public Company
Name	Age	Tenure	Independent	Occupation	Qualification	Audit	Comp	Nom/Gov	Boards

Peter Karmanos, Jr.	68	38	No	Executive Chairman, Compuware Corp.	Technology Finance				Taubman Centers, Inc., Worthington Industries, Inc.
Dennis W. Archer	69	9	Yes	Chairman & CEO, Dennis W. Archer PLLC	Government Leadership Finance		M		Johnson Controls, Inc., MASCO Corporation
Gurminder S. Bedi	63	9	Yes	Private Investor	Industry Finance	M		C	KEMET Corporation, Actuant Corporation
William O. Grabe	73	18	Yes	Managing Director, General Atlantic LLC	Finance Technology Marketing		C	M	Gartner, Inc., Lenovo Group Limited,
Frederick A. Henderson	52	(2)	Yes	Chairman & CEO, Suncoke Energy, Inc., SVP Sunoco, Inc	Finance Industry International	C
Faye Alexander Nelson	58	9	Yes	President & CEO, Detroit Riverfront Conservancy	Government Leadership			M
Robert C. Paul	49	1	No	CEO, Compuware Corp.	Leadership Industry Technology
Glenda D. Price	71	9	Yes	Private Investor	Education Finance Leadership	M
W. James Prowse	68	25	No	CFO, Covisint Corp., a subsidiary of Compuware Corp.	Finance Technology
G. Scott Romney	70	15	Yes	Partner, Honigman Miller Schwartz & Cohn	Law Corporate Transactions
Ralph J. Szygenda	62	1	Yes	Private Investor	Technology Industry		M

(1)	“C” represents the Committee Chairperson and “M” represents Committee Members.

(2)	Mr. Henderson was appointed to the Board in April 2011.

A brief summary of each nominee’s principal occupation and other information follows:

Peter Karmanos, Jr.

Mr. Karmanos, age 68, one of our founders, has served as a director since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Chief Executive Officer from July 1987 to June 2011. Effective June 20, 2011, Mr. Karmanos was appointed as our Executive Chairman. Mr. Karmanos was also our President from October 2003 to March 2008. Mr. Karmanos is a director of Taubman Centers, Inc. and Worthington Industries, Inc., serving on the Compensation Committee of Taubman Centers, Inc. and the Compensation Committee and Nominating & Governance Committee of Worthington Industries, Inc. In addition to being our Executive Chairman, Mr. Karmanos brings a wealth of public company and technology industry experience to our Board, along with extensive skill and background relating to the operation and management of large enterprises.

Dennis W. Archer

Mr. Archer, age 69, has served as one of our directors since January 2002. Mr. Archer became the Chairman and CEO of Dennis W. Archer PLLC on January 1, 2010. In this role, he practices law and provides consulting services on gender and diversity issues. Mr. Archer was Chairman of the law firm of Dickinson Wright PLLC from January 2002 to December 2009. Mr. Archer served as Mayor of the city of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is a past President of the National League of Cities and the American Bar Association and the former Chairman of the Detroit Regional Chamber. He is currently a director of Johnson Controls, Inc., serving on its Compensation and Corporate Governance Committees, Masco Corporation, serving on its Audit and Corporate Governance and Nominating Committees, and Progressus Therapy, a non-public, education-related company. He also serves on the Western Michigan University Board of Trustees. Mr. Archer’s diverse experience in leadership positions, particularly in the legal and public sectors, uniquely qualifies him to serve on our Board.

Gurminder S. Bedi

Mr. Bedi, age 63, has served as one of our directors since October 2002. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served at Ford Motor Company in a variety of other managerial positions for more than 30 years. Mr. Bedi is a director of KEMET Corporation, serving on its Governance and Compensation Committees, and Actuant Corporation, serving on its Governance and Compensation Committees. A graduate of George Washington University with a BS degree in Mechanical Engineering, Mr. Bedi also earned an MBA degree with a concentration in finance from the University of Detroit. Mr. Bedi’s experience and education in finance lends pertinent skill to the Audit Committee and to the Board generally. Moreover, with his strong background in the automotive sector, Mr. Bedi provides the Company and the Board with in-depth knowledge of an industry that includes some of our key customers.

William O. Grabe

Mr. Grabe, age 73, has served as one of our directors since April 1992. Mr. Grabe possesses broad experience in financial and technology companies. Mr. Grabe is a Managing Director of General Atlantic LLC, a private equity firm that provides capital for global growth companies, and has been affiliated with General Atlantic LLC and its predecessors since April 1992. Prior to his role at General Atlantic, Mr. Grabe was the Vice President and General Manager for the Marketing and Services group at IBM United States. Mr. Grabe is currently a director of Lenovo Group Limited (serving on its Compensation Committee), Gartner, Inc. (serving on its Governance Committee), Quality Technology Services and AKQA Holdings, Inc. Prior directorships include Digital China Holdings (2001 to 2007), Liberata Limited (2006 to 2007), Infotech Enterprises Limited (2007 To 2010) and Patni Computer Systems, Ltd. (2002 to 2011). Mr. Grabe holds a BS degree from New York University and an MBA degree from the UCLA Graduate School of Business. Mr. Grabe’s broad experience as a director of a number of public companies, along with his long career as a private equity investor and former manager at IBM and his 18-year history with the Company, allow him to bring a unique and valuable perspective to the Board.

Frederick A. Henderson

Mr. Henderson, age 52, was appointed as one of our directors in April 2011. Mr. Henderson is Chairman and CEO of SunCoke Energy, Inc., a subsidiary of Sunoco Inc., and Senior Vice President of Sunoco, Inc., a manufacturer and marketer of petroleum and petrochemical products. Prior to his current role, he was President and CEO of General Motors Corporation (“GM”). Mr. Henderson held a number of other senior management positions during his 25 years with GM, including President and Chief Operating Officer, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East. Mr. Henderson is a certified public accountant and is an “audit committee financial expert,” as defined by the rules and regulations of the SEC. Mr. Henderson’s significant accounting skills, large organization management expertise and experience in the auto industry, which includes some of our key customers, make him an important member of the Board and its Audit Committee.

Faye Alexander Nelson

Ms. Nelson, age 58, has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer of the Detroit Riverfront Conservancy, Inc., a non-profit organization formed to restore, develop and maintain the public space along Detroit’s riverfront. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Detroit Symphony Orchestra, the University of Detroit Mercy and TechTown. As an attorney and CEO of a non-profit organization, Ms. Nelson is well trained in areas of critical thinking, complex problem solving and finance. Ms. Nelson’s considerable leadership, development and management skills combined with her legal and government relations experience enable her to bring a unique and valuable perspective to the Board.

Robert C. Paul

Mr. Paul, age 49, served as our President and Chief Operating Officer from April 2008 to June 2011. Effective June 20, 2011, the Board appointed Mr. Paul as our Chief Executive Officer. Mr. Paul brings to the Board a strong background in managing and leading a variety of technology companies. Prior to April 2008, Mr. Paul was President and Chief Operating Officer of Compuware’s Covisint division since Compuware acquired Covisint LLC in March 2004. Prior to the acquisition, Mr. Paul spent nearly three years at Covisint LLC as the Chief Executive Officer and President. From February 2007 through July 2007, Mr. Paul served on the board of Blackhawk Systems, Inc. Prior to his employment with Covisint LLC, Mr. Paul served as President of Future 3, a provider of supply chain management software applications for the automobile industry. Prior to that, he served as President and Chief Operating Officer of Coherent Networks, Inc. Mr. Paul currently sits on the Michigan Healthcare Information Technology Commission. Mr. Paul’s industry perspective, leadership experience and his ability to reposition technology companies for success provide an important skill set to the Board.

Glenda D. Price

Dr. Price, age 71, has served as one of our directors since October 2002. Dr. Price served as the President of Marygrove College from 1998 through June 2006 and is currently President Emeritus. Prior to assuming her responsibilities at Marygrove, Dr. Price was the Provost at Spelman College in Atlanta from 1992 to 1998. Following her retirement from Marygrove College, Dr. Price served as the Interim President of the Michigan Colleges Foundation from January through August 2008. Dr. Price has held positions as faculty and administrator at several academic institutions, as well as practicing as a clinical laboratory scientist. Dr. Price served as a director of LaSalle Bank Corporation, a member of the ABN AMRO Group, from 2002 until 2008. Dr. Price currently serves on the board of several community, civic and educational organizations, including the Detroit Symphony Orchestra, Focus: HOPE and the Michigan Colleges Foundation. In addition to her leadership positions in various organizations, Dr. Price serves on the Audit Committee for the Detroit Riverfront Conservancy. Dr. Price’s diverse background as an educator, administrator and scientist provide her with valuable experience and the skills necessary to effectively analyze complex issues and make her a valuable member of the Board.

W. James Prowse

Mr. Prowse, age 68, has served as one of our directors since December 1986. Mr. Prowse has served as the Chief Financial Officer for the Company’s Covisint subsidiary since April 2010 and served in a number of senior executive leadership roles for the Company in various departments including finance (Chief Financial Officer), marketing, human resources, corporate development and investor relations while employed by the Company from 1984 to 1999. He was a private investor from 1999 until he was rehired in 2010. In addition, from November 2008 through March 2010, Mr. Prowse performed consulting and advisory services for the Company under an independent contractor agreement. Mr. Prowse’s depth of experience in a variety of strategic leadership positions, his long history with the Company, as well as his strong financial skills, allow him to provide the Board with valuable insight into the operational and financial matters of the Company. Mr. Prowse serves on the board of directors for several non-public organizations, including CareTech Solutions (in which the Company has a 33.3 percent equity interest) serving on its Audit and Compensation Committees since 1999, the Karmanos Cancer Institute since 2004 serving as the chairman of the Audit Committee and as a member of the Governance Committee and the Michigan Opera Theatre since 2006.

G. Scott Romney

Mr. Romney, age 70, has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us on various legal matters. Since 2008, Mr. Romney has served as a Senior Advisor to Solamere Capital LLC, a private equity fund. Mr. Romney currently serves on the non-public board of directors for Boy Scouts of America, Great Lakes Council and New Detroit Coalition. Since 2003, he has served on the board of trustees for Michigan State University College of Law and is a member of its Compensation Committee. Mr. Romney’s extensive experience in corporate law allows him to provide the Board with important insight on mergers and acquisitions and legal matters generally.

Ralph J. Szygenda

Mr. Szygenda, age 62, has served as one of our directors since October 2009. Mr. Szygenda brings to the Board an in-depth knowledge of the technology industry. He served as Group Vice President, CIO of GM from 2000 through his retirement in September 2009. From 1996 to 2000 he was Vice President and CIO of GM. Prior to his role at GM, Mr. Szygenda was the Vice President and CIO of Bell Atlantic Corporation (1993 to 1996) and Vice President, CIO and General Manager of the Enterprise Systems business unit of Texas Instruments (1989 to 1993). Mr. Szygenda served as a director and member of the Audit Committee of Handleman Corporation from 2003 until April 2009 and as a director of Covisint LLC from 2001 to 2004 (prior to the acquisition of Covisint LLC by Compuware). Mr. Szygenda currently serves as a Strategic Consultant and chairman of the Advisory Board for iRise Corporation, as Senior Advisor and chairman of the Customer Advocacy Board for UST Global Corporation and, since 2003, as a member of the Dean’s Advisory Council for the Carnegie Mellon University H. John Heinz III College. Mr. Szygenda holds numerous awards and honorary degrees in recognition of his leadership and service in the computer technology and automotive engineering industries. Mr. Szygenda is currently a private investor. His skills and experience in the technology industry as a chief information officer as well as his experience in the automotive industry, which includes some of our key customers, allow him to bring valuable skills and insight to the Board.

The Board of Directors unanimously recommends a vote FOR these nominees.

ITEM NO. 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte LLP (“Deloitte”) has acted as our independent registered public accounting firm since fiscal 1991 and audited our consolidated financial statements for fiscal 2011. Subject to the shareholders’ ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2012. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2012, the Audit Committee carefully considered the firm’s qualifications as our independent auditors. Deloitte is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

Representatives from Deloitte are expected to be present at the 2011 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to audit-related questions.

As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2012. The affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines such a change would be in our shareholders’ best interests.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of Deloitte LLP as the independent registered public accounting firm to audit the Company’s fiscal 2012 consolidated financial statements.

Independent Auditor Fees

The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees

Audit fees	$2,109,815	$1,938,970
Audit-related fees	295,525	62,605
Tax fees	592,891	1,131,253
All other fees	8,000	9,000

Total fees	$3,006,231	$3,141,828

Audit Fees

The aggregate audit fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $469,650 in both fiscal 2011 and 2010 for services relating to Deloitte’s audits of the effectiveness of internal controls over financial reporting.

Audit-Related Fees

Audit-related fees are for services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2011 and 2010, these fees included professional services rendered for the process control audit related to our Covisint subsidiary in accordance with the Statement on Auditing Standards No. 70. The amount for fiscal 2011 also included fees of $98,775 associated with acquisition due diligence services.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by Deloitte for services other than those covered under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were for a subscription to their accounting research database.

Policy for Pre-Approval of Audit and Non-Audit Services

All audit services and all non-audit services our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

In its review of non-audit services and its appointment of Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2012, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte’s independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware and determined the services were permitted under the rules and regulations concerning auditor independence issued by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules issued by the American Institute of Certified Public Accountants, and does not consider the provision of such services by Deloitte to be incompatible with Deloitte’s independence.

ITEM NO. 3 — PROPOSAL TO APPROVE THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Act provides the Company’s shareholders the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. As discussed below under the section titled “Compensation Discussion and Analysis,” or CD&A, our executive compensation program is designed to enhance shareholder value in the Company while attracting and retaining experienced, qualified executive talent. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests.

We urge you to read the CD&A, which discusses our compensation philosophy and how our compensation policies and procedures support it, as well as the compensation tables and narrative disclosures which describe the compensation of our NEOs in fiscal 2011. The Compensation Committee and the Board believe that the policies and procedures described in the CD&A are effective in implementing our compensation philosophy and, for this reason, the Board recommends that the Company’s shareholders vote in favor of approving the compensation of the NEOs.

We are asking that the shareholders approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s 2011 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Board unanimously recommends a vote “FOR” the above resolution.

This advisory vote on the compensation of our NEOs is not binding on the Company, the Compensation Committee, or our Board. However, the Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

ITEM NO. 4 — PROPOSAL TO RECOMMEND THE FREQUENCY OF
SHAREHOLDER ADVISORY VOTES ON COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also provides the Company’s shareholders with the opportunity to indicate, on an advisory basis, how frequently we should conduct an advisory vote on the compensation of our NEOs, such as Item No. 3 above. Shareholders may indicate whether they would prefer that the advisory vote on the compensation of our NEOs occur once every one, two, or three years, or may abstain. Although the Board recommends that shareholders choose to hold the “Say on Pay” vote every year, the proxy card will include all four of these choices and shareholders will not be voting to approve or disapprove the Board’s recommendation.

The Board believes that an annual advisory vote on the compensation of the Company’s NEOs is the most effective frequency for the Company and its shareholders. In making this recommendation, the Board considered that an annual advisory vote on executive compensation will allow the Company’s shareholders to provide their direct input on the Company’s executive compensation philosophy, policies and practices. An annual vote thus allows for shareholder feedback on the most consistent basis and promotes greater shareholder awareness of the Company’s executive compensation policies and practices.

The Board unanimously recommends a vote for an every “1 YEAR” frequency of future advisory votes on executive compensation.

This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Company, the Compensation Committee, or our Board. However, the Compensation Committee and Board expect to take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

ITEM NO. 5 — PROPOSAL TO APPROVE THE COMPUWARE CORPORATION
AMENDED AND RESTATED 2007 LONG TERM INCENTIVE PLAN

On May 19, 2011, our Board of Directors adopted amendments to and restatement of the Compuware Corporation 2007 Long Term Incentive Plan (the “LTIP”), subject to shareholder approval at the Annual Meeting. Approval of the proposal will extend the term of the LTIP an additional four years, from June 24, 2017, to May 18, 2021, and increase the number of shares available for issuance under the LTIP by 13,500,000. It will also have the effect of reapproving the performance measures in the LTIP as amended for purposes of the performance based compensation exemption in Section 162(m) of the Internal Revenue Code. Approval of this proposal will also approve various other modifications of the LTIP. If this proposal is approved, it is our intention to utilize a significant portion of the new shares to grant stock options to a broad base of our employees. We believe that stock options align the long-term interests of our employees with those of our shareholders by reinforcing the goal of long-term share price appreciation. In addition, we believe stock options help to ensure the overall competitiveness of our employees’ compensation, particularly in light of the competition for talent in the technology industry.

The proposed amendments will not be implemented unless approved by shareholders. The original LTIP was adopted by the Board of Directors on June 25, 2007, and our shareholders approved it on August 28, 2007. A copy of the LTIP is attached to this proxy statement as Attachment A. We suggest that you read the LTIP in its entirety for a more complete understanding of its terms.

The purpose of the LTIP is to encourage employees and directors of the Company to own stock and to align their interests with those of our shareholders. We believe that the LTIP will enhance our ability to attract, motivate and retain qualified employees and directors and will encourage strong business results through the grant of performance-based awards. The LTIP also will provide the Company with greater flexibility to structure performance-based awards in a manner that may increase the tax deductibility for the Company. As of the record date, the closing sale price of our common shares was $9.55. Approximately 4,526 employees and eight non-employee directors are eligible to participate in the LTIP.

Our request to extend the plan duration, increase the number of shares subject to the LTIP, make other modifications to the LTIP and reapprove the performance measures considers the following:

•	If we do not extend the duration of the LTIP, we would need to make significant changes to our equity award practices as we will likely exhaust the shares currently subject to the LTIP before its expiration. The changes to our practice would eliminate our ability to award competitive grants and hamper our ability to attract, motivate and retain highly qualified talent.

•	If our shareholders approve our request to amend and restate the LTIP, we will be able to continue granting awards from the LTIP until 2021, subject to the plan’s share limits, without obtaining further shareholder approval. We would also be able to continue making awards that are exempt from the one million dollar cap on compensation deductions imposed by Code Section 162(m) on compensation paid to our most highly paid executive officers.

Vote Required

We are seeking shareholder approval to meet the requirements for deductibility of executive compensation paid pursuant to the LTIP under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to qualify certain potential awards as incentive stock options under Code Section 422 and to comply with applicable NASDAQ rules. Section 162(m) of the Code limits the Company’s tax deduction for compensation expense for any one executive officer to $1 million per year, except that compensation under certain shareholder-approved performance-based compensation plans is not subject to this limit. The LTIP is structured to permit awards under the LTIP to be made in conformity with the performance-based compensation exception to Section 162(m) of the Code if the LTIP, including the material terms of the performance measures in the LTIP, receives shareholder approval. Section 422 of the Code requires shareholder approval in order for options under the LTIP to be treated as “incentive stock options” if so desired. Applicable NASDAQ rules require shareholder approval of “material” amendments to an equity-based compensation plan.

Approval of the LTIP (including the performance measures contained in the LTIP) requires the affirmative vote of a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal.

The Board of Directors unanimously recommends a vote FOR approval of the Amended and Restated 2007 Long Term Incentive Plan, including the performance measures contained in the LTIP.

Description of the Long Term Incentive Plan

Shares Subject to the LTIP

The Company had previously reserved an aggregate of 28,000,000 of our common shares to be awarded under the LTIP. With the addition of the requested new shares, the total number of common shares subject to the LTIP will increase to 41,500,000 common shares. As of June 27, 2011, the Company had a total of 8,631,568 shares that remain reserved and available for future option grants under the LTIP. With the addition of the requested new shares, the shares available for grants under the LTIP would increase to 22,131,658 common shares.

The shares underlying awards granted under the LTIP will become available for future grants under the LTIP to the extent that they are later forfeited, cancelled, expire or otherwise terminate before such shares are issued or, if this proposal is approved, are settled for cash. To prevent dilution or enlargement of the rights of participants under the LTIP, appropriate adjustments will be made by the Compensation Committee if any change is made to our outstanding common shares by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common shares or its value.

Participants

Only our employees and directors are eligible to participate in the LTIP. The Compensation Committee has discretion to approve awards to any particular employee or director. Because all awards under the LTIP will be granted at the discretion of the Compensation Committee, it is not possible at this time to determine the awards that will be made to any particular employee or director under the LTIP in the future, except as discussed below under “New Plan Benefits.”

Administration

The LTIP will be administered by the Compensation Committee, or any other committee or sub-committee of the Board designated by the Board. The Compensation Committee has the power to select participants who will receive awards, to make awards under the LTIP and to determine the terms and conditions of awards (subject to the terms and conditions of the LTIP). The Compensation Committee also has broad power to, among other things, interpret the terms of the LTIP and establish rules and regulations for the administration of the LTIP. In the case of awards designated as awards under Section 162(m) of the Code, the Committee’s power to take certain actions will be limited by Section 162(m). To the extent permitted by applicable law, the Committee may delegate its authority under the LTIP to the Company’s Chief Executive Officer with respect to awards to be made to, or held by, persons who are not executive officers or directors of the Company.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, statutory share exchange, acquisition of property or stock, or liquidation), the Compensation Committee and the Board are not permitted to cancel outstanding options or stock appreciation rights and grant new awards with a lower exercise price as substitutes under the LTIP or amend outstanding options or stock appreciation rights to reduce the exercise price below the fair market value of the common shares on the original grant date without shareholder approval.

Types of Plan Awards and Limits

The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based cash or stock awards and cash incentive awards under the LTIP. The terms of each award will be set forth in a written agreement with the recipient. If this proposal is approved, grants of awards other than options or stock appreciation rights will be limited to no more than 10,000,000 shares in the aggregate during the life of the LTIP (including grants previously made). Grants intended to comply with the performance-based compensation exception to Code Section 162(m) are subject to additional limits described below.

Stock Options

Options granted under the LTIP may be incentive stock options or nonqualified stock options. No option may be exercised after the tenth anniversary of the date the option was granted. The exercise price of any option granted under the LTIP must not be less than the fair market value of our common shares on the grant date. Payment upon exercise may be made (1) by cash or check, (2) by delivery of our common shares that have a fair market value equal to the exercise price, (3) pursuant to a broker-assisted cashless exercise, (4) by delivery of other consideration approved by the Compensation Committee with a fair market value equal to the exercise price, or (5) by other means determined by the Compensation Committee. A payment method involving delivery or withholding of common shares may not be used if it would violate applicable law or would result in adverse accounting consequences for the Company. An option award will not be permitted to include rights to dividend equivalents or reload option grants.

Options constituting incentive stock options may be granted only to employees of the Company or its subsidiaries. The aggregate market value, determined on the grant date, of stock with respect to which incentive stock options may first become exercisable for a holder during a calendar year may not exceed $100,000. In addition, in the event that the recipient is a more than 10 percent shareholder of the Company, the exercise price of incentive stock options may not be less than 110 percent of the fair market value of the common shares on the grant date, and the options may not be exercised more than five years after the grant date. Incentive stock options may be granted for up to the total number of common shares available for grants under the LTIP (41,500,000 common shares, including the requested new shares).

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights pursuant to such terms and conditions as the Compensation Committee determines. No stock appreciation right may be granted with a term of more than ten years from the grant date. The exercise price may not be less than the fair market value of the common shares on the grant date. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price for the portion of the right being exercised. Payments may be made to the holder in cash or common shares as specified in the grant agreement. Dividend equivalents may not be paid on stock appreciation right awards.

Restricted Stock and Restricted Stock Units

The Compensation Committee may grant shares of restricted stock and restricted stock units pursuant to such terms and conditions as the Compensation Committee determines. The restricted stock and restricted stock units will be subject to restrictions on transferability and alienation and other restrictions as the Compensation Committee may impose. The Compensation Committee may require payment of consideration for restricted stock granted under the LTIP, which may be payable in cash, stock or other property. Subject to applicable restrictions on transfer, recipients of restricted shares that are issued and outstanding have the same rights as other shareholders, including all voting and dividend rights, prior to vesting. Recipients of restricted stock units may receive dividend equivalent rights at the Compensation Committee’s discretion. Restricted stock units are payable in common shares or cash as of the vesting date. Any restricted stock unit, whether settled in common stock or cash, will be paid no later than two and a half months after the later of the end of the fiscal or calendar year in which the restricted stock unit vests.

Performance Awards

The Compensation Committee may grant performance awards on terms and conditions that the Compensation Committee determines. Performance awards consist of the right to receive cash or common shares. The written agreement for each grant will specify the performance goal or goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the Compensation Committee determines. In the case of performance shares, the participant will have the right to receive legended stock certificates (or equivalent book entry shares) subject to restrictions on transferability. A participant will be entitled to vote shares that are issued and outstanding prior to satisfaction of the performance goals, and any dividends received will be reinvested in additional performance shares subject to the related performance goal(s). In the case of performance stock units, the participant will receive an agreement that specifies the performance goal or goals that must be satisfied prior to the Company issuing payment, which may be cash or common shares. Performance awards will be paid no later than two and a half months after the later of the end of the fiscal or calendar year in which the performance award is no longer subject to a substantial risk of forfeiture.

Incentive Awards

The Compensation Committee may grant incentive awards on terms and conditions that the Compensation Committee determines. The determination for granting incentive awards may be based on the attainment of performance levels of the Company as established by the Compensation Committee. Such incentive awards will be paid in cash and will equal a percentage of the participant’s base salary for the fiscal year, a fixed dollar amount or some other formula determined by the Compensation Committee. Payments will be made within two and a half months after the later of the end of the fiscal or calendar year in which the award is no longer subject to a substantial risk of forfeiture, but only after the Compensation Committee determines that the performance goals were attained.

Code Section 162(m) Performance Measure Awards

The Compensation Committee may designate that any award in the form of restricted stock, restricted stock units, performance shares, performance units or incentive awards be granted pursuant to Section 162(m) of the Code. As a result, such grants will be subject to certain additional requirements intended to satisfy the exemption for performance-based compensation under Section 162(m). The performance criteria will be one or more of the following objective performance goals, either individually, alternatively, or in any combination, applied to either the Company as a whole or to a subsidiary or division, either individually, alternatively, or in any combination, and measured over a designated performance period, in each case as specified by the Compensation Committee in the award and calculated excluding the effect of certain items specified in the LTIP:

•	earnings (as measured by net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

•	sales/net sales or growth in sales/net sales, revenues/net revenues or growth in revenues/net revenues or total sales commitments or growth in total sales commitments (defined as the sum of software license, maintenance, subscription and professional services (including application services) arrangements closed during the fiscal year, which sum is calculated by taking US Generally Accepted Accounting Principles (“US GAAP”) software license fees, maintenance and subscription fees and professional services fees and adding or subtracting, as appropriate, the change in the balance of deferred license, deferred maintenance, deferred subscription and deferred professional services revenue during the fiscal year, excluding the impact from foreign currency translation);

•	return on net sales or revenues (as measured by net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

•	gross profit margins;

•	cash flow, operating cash flow, free cash flow or discounted cash flow;

•	working capital;

•	market capitalization or total stock market capitalization;

•	return on investment (in cash or otherwise);

•	return on equity, assets, net assets, capital or cost of capital;

•	shareholder value;

•	total shareholder return;

•	economic value added;

•	stock trading multiples (as measured against investment, net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, cash earnings or operating cash flow);

•	stock price; and

•	the closing of an offering and sale of shares of the common stock or other common equity security of a subsidiary to the public by the Company or such subsidiary pursuant to a registration statement under the Securities Act which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4, Form S-8 or any other similar form), if, immediately following the closing of such sale, shares of the common stock or other common equity security of such subsidiary are registered under Section 12(b) or 12(g) of the Exchange Act or would be required to be so registered if the date immediately following the closing were the last day of such subsidiary’s fiscal year.

Subject to the adjustment provisions described above, the LTIP limits grants to any one employee participant in any one fiscal year to 3,000,000 options or stock appreciation rights, 500,000 restricted shares or restricted stock units and 500,000 performance awards, up from 500,000, 200,000 and 200,000, respectively in the current plan. The LTIP further limits the dollar value payable to any one employee participant in any one fiscal year on restricted stock units, performance awards or incentive awards valued in cash to the lesser of $20 million or ten times the participant’s base salary as of the beginning of the fiscal year, up from $10 million and five times, respectively. These limitations are intended to comply with requirements of Section 162(m) of the Code.

Termination of Employment or Services

Options and Stock Appreciation Rights

Unless otherwise provided in the related grant agreement, if a participant’s employment or services are terminated for any reason other than death prior to the date that an option or stock appreciation right becomes vested, the right to exercise the option or stock appreciation right terminates, and all rights thereunder cease. If a participant’s employment or services are terminated due to the participant’s death, the option or stock appreciation right immediately becomes fully vested and exercisable, unless otherwise provided in the grant agreement. If an option or stock appreciation right becomes vested prior to termination of employment or services for any reason other than death or disability, then the participant has the right to exercise the option or stock appreciation right to the extent it was exercisable upon termination before the earlier of three months after termination or the expiration of the option or stock appreciation right, unless otherwise provided in the related grant agreement. If termination is due to the participant’s death or disability, then the participant or his or her estate may exercise the option or stock appreciation right to the extent it was exercisable upon termination until its expiration date, subject to any limitations in the grant agreement. The Compensation Committee may, in its discretion, accelerate the participant’s right to exercise an option or extend the option term, subject to any other limitations.

Restricted Stock, Restricted Stock Units, Performance Awards and Incentive Awards

Under the LTIP as proposed to be revised, if a participant’s employment or services are terminated for any reason other than death, any portion of restricted shares, restricted stock units, performance awards and incentive awards not yet vested are generally forfeited to the Company (subject to a refund by the Company of any purchase price paid by the participant). Unless otherwise provided in the related grant agreement, if termination is due to the participant’s death, the portion of any such award not then vested shall immediately vest. The Compensation Committee, however, may provide, in its sole discretion, in the participant’s agreement or otherwise that an award will continue after termination of employment or services. The Compensation Committee may also waive or change any restrictions in its sole discretion except for restrictions on a Code Section 162(m) award. The Compensation Committee may, for Code Section 162(m) awards, deem restrictions and performance goals satisfied if a participant’s employment or services terminate due to death or disability.

Limitations on Transfer of Awards

No award under the LTIP may be transferable other than by will or the laws of descent and distribution. Stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime. However, a participant may assign or transfer without consideration an award, other than an incentive stock option, with the consent of the Compensation Committee. All common shares subject to an award will contain a legend restricting the transferability of the shares pursuant to the terms of the LTIP, which can be removed once the restrictions have terminated, lapsed or been satisfied.

Termination and Amendment

No new awards may be granted under the LTIP on or after May 18, 2021. The Board may terminate the LTIP or the granting of any awards under the LTIP at any time. In addition, the Board may amend the LTIP and the Compensation Committee may amend the terms of outstanding awards, but shareholder approval will be required for any amendment that materially increases benefits under the LTIP, increases the common shares available under the LTIP (except under the adjustment provisions of the LTIP), changes the eligibility provisions or modifies the

LTIP in a manner requiring shareholder approval under any applicable stock exchange rule. An amendment to the LTIP will not, without the consent of the participant, materially and adversely affect the participant’s outstanding awards except to qualify the awards for exemption under Section 409A of the Code, bring the LTIP into compliance with Section 409A of the Code, or as provided in the grant agreement.

Change in Control of the Company

Awards under the LTIP are generally subject to special provisions upon a change in control transaction of the kind described in the LTIP. Under the LTIP, the Compensation Committee may provide in a grant agreement or otherwise that upon a change in control transaction (i) all outstanding options or stock appreciation rights immediately become fully vested and exercisable; (ii) any restriction period on any common shares immediately lapse and the shares become freely transferable; (iii) all performance goals are deemed to have been satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; or (iv) all performance measures are deemed to have been satisfied for any outstanding incentive award, which immediately become payable. The Compensation Committee may also determine, in its sole discretion and without the consent of any participant, that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price.

United States Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences relating to the grant and exercise of awards under the LTIP and the subsequent sale of common shares that will be acquired under the LTIP. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature and does not purport to be a complete description of all federal income tax consequences.

Nonqualified Stock Options.  There will be no federal income tax consequences to a participant or to the Company upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and the Company will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant holds the shares.

Incentive Stock Options.  There will be no federal income tax consequences to a participant or to the Company upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code. Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and the Company will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights.  The participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any common shares received will be taxable to the participant as ordinary income, and the Company will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Code.

Restricted Stock Awards.  Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common shares as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted Stock Unit Awards, Performance Awards, and Incentive Awards.  A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award, performance award or incentive award is granted. When a participant receives payment under a restricted stock unit award, performance award or incentive award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant, and the Company will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

Code Section 409A.  Section 409A of the Code has implications that affect traditional deferred compensation plans, as well as certain equity-based awards. Section 409A requires compliance with specific rules regarding the timing of exercise or settlement of equity-based awards. Individuals who hold awards are subject to the following penalties if the terms of such awards are not exempted from or do not comply with the requirements of Section 409A: (i) appreciation is includible in the participant’s gross income for tax purposes once the awards are no longer subject to a “substantial risk of forfeiture” (e.g., upon vesting), (ii) the participant is required to pay interest at the IRS underpayment rate plus one percentage point commencing on the date an award subject to Section 409A is no longer subject to a substantial risk of forfeiture, and (iii) the participant incurs a 20 percent penalty tax on the amount required to be included in income. The LTIP and the awards granted thereunder are intended to conform to the requirements of Section 409A.

New Plan Benefits, Prior Grants and Options Outstanding

Effective July 1, 2011, the Compensation Committee approved stock option and RSU awards to the executive officer participants in the Executive Incentive Program (“EIP”) for fiscal 2012 under the LTIP. The table below reflects the option and RSU grants to EIP participants. The only other grants intended to be made under the LTIP between the record date and the Annual Meeting would be to non-employee directors for deferred compensation, employee inventors under the Patent Incentive Program upon issuance of a new patent or to new hires prior to the Annual Meeting.

	Number of		Number of
Recipients	Option Shares		Restricted Stock Units

Peter Karmanos, Jr.	167,865		71,721
Laura L. Fournier	61,550		26,297
Robert C. Paul	97,921		41,837
Denise A. Starr	37,969		16,222
Patrick A. Stayer	39,967		17,076
All current executive officers as a group	582,407		248,834
All current directors who are not executive officers as a group	0			(1)
All non-executive employees as a group	1,138,012	(2)	656,735	(2)

(1)	See “Corporate Governance — Compensation of Directors” for details of the RSU awards to directors. The number of units is calculated based on the fair market value of a share of Company common stock on the grant date and, therefore, cannot be determined in advance.

(2)	Numbers include employee retention awards associated with an acquisition closed on July 1, 2011.

In addition to the anticipated awards set forth in the above table, the following table sets forth as of the record date the historic number of shares subject to options, RSUs and PSUs granted under the LTIP to the officers named in the Summary Compensation Table under Compensation of Executive Officers in this proxy statement, all current executive officers as a group, all current directors who are not executive officers as a group and all employees (other than executive officers) as a group. No options, RSUs or PSUs have been granted under the LTIP to associates of our directors or executive officers and no one other than the executive officers included in the table below have individually received more than five percent of the options, RSUs or PSUs granted under the LTIP.

Number of Shares
Subject to Options,
Recipients	RSUs and PSUs

Peter Karmanos, Jr.	1,394,245
Laura L. Fournier	887,597
Robert C. Paul	881,541
Denise A. Starr	336,642
Patrick A. Stayer	593,395
All current executive officers as a group	7,970,896
All current directors who are not executive officers as a group	997,954
All non-executive employees as a group(1)	13,723,403

(1)	Also includes grants previously made to employees who were executives at the time of grant but who have left the Company.

The Company’s Board of Directors adopted the 2007 Long Term Incentive Plan (“LTIP”) in June 2007 and the Company’s shareholders approved the LTIP in August 2007. The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based cash or stock awards and annual cash incentive awards under the LTIP. Prior to the LTIP, the Company had seven stock option plans (“Prior Plans”) dating back to 1991. All but one of the Prior Plans, the 2001 Broad Based Stock Option Plan (“BBSO”), were approved by the Company’s shareholders. The BBSO was approved by the Board of Directors in March 2001, but was not submitted to the shareholders for approval, as shareholder approval was not required at the time. Under the terms of the BBSO, the Company was authorized to grant nonqualified stock options with a maximum term of ten years to any employee or director of the Company at an exercise price and with vesting and other terms determined by the Compensation Committee. Options granted under the BBSO either vested every six months over a four year period or 50 percent of the option became vested on the third year anniversary of the date of grant, and 25 percent of the option vested on each of the fourth year and fifth year anniversaries of the date of grant. All options were granted at fair market value and expired ten years from the date of grant. As a result of the LTIP adoption, the Prior Plans have been terminated as to future grants.

The following table sets forth certain information regarding the equity compensation plans at March 31, 2011:

	Outstanding Options at 3-31-11			Full Value Awards at 3-31-11
Number of
	Number of	Weighted-			Number of	Securities
	Securities to	Average	Weighted-	Number of	Securities	Remaining
	be Issued	Remaining	Average	Securities to	Remaining	Available for
	Upon	Term of	Exercise	be Issued	Available for	Future Issuance
	Exercise of	Outstanding	Price of	Upon Vesting	Issuance Under	Under Equity
	Outstanding	Options	Outstanding	of Full Value	Proposed LTIP	Compensation
	Options	(years)	Options	Awards(1)	Sublimit(1)	Plans(1)

Plans approved by shareholders	13,300,458	6.86	$8.11	3,318,224	6,370,575	12,034,918
Plans not approved by shareholders	3,567,949	2.58	$8.42	0	n/a	0

(1)	The number of securities includes only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. The provisions for the PSUs are discussed following the “Grants of Plan-Based Awards” table under “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.” One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

ITEM NO. 6 — PROPOSAL TO APPROVE THE COMPUWARE CORPORATION
AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN

We are seeking shareholder approval of the Compuware Corporation Amended and Restated Employee Stock Purchase Plan (“ESPP”). No new shares are being requested under the revised ESPP. As of the Annual Meeting date, 2,919,031 shares remain available for issuance under the ESPP. Included in the amendments to the ESPP is the elimination of a specific termination date, which will allow eligible employees to continue to purchase shares under the ESPP for as long as shares are available. Under the ESPP, eligible employees have the right to purchase our common shares through payroll deductions at a price equal to 95 percent of the fair market value (as determined in accordance with the terms of the ESPP) of our common shares on the last day of each offering period. If this proposal is approved by shareholders, the next offering period will begin on September 1, 2011, and end on November 30. After that, there will be consecutive three-month offering periods until all remaining shares in the ESPP have been purchased by participants or the ESPP is terminated by the Board. Further rights to buy common shares will not be granted under the ESPP if shareholder approval of this proposal is not obtained before August 31, 2011.

The purpose of the ESPP is (i) to promote the best interests of the Company and its shareholders by encouraging employees of the Company and any subsidiaries to acquire an ownership interest in the Company through the purchase of the Company’s common shares and (ii) to enhance the ability of the Company and its subsidiaries to attract and retain qualified employees. We believe that the ESPP offers a convenient means for our employees who might not otherwise own our common shares to purchase and hold them. We also believe that the discounted sale feature of the ESPP offers an incentive to participate. Our Board of Directors adopted the current version of the ESPP on March 6, 2001, covering 15,000,000 common shares, and shareholders approved it at the 2001 annual meeting. The current version of the ESPP expired in March 2011. For the offering period that began on March 1, 2011 (prior to the plan expiration), the Board, in accordance with the terms of the ESPP, authorized a six-month offering period to conclude on August 31, 2011, with a purchase of shares from the 2,919,031 shares remaining in the 2001 plan and carried over to the ESPP, subject to shareholder approval of this proposal. Beginning September 1, 2011, offering periods of three-month duration will resume if this proposal is approved.

The Board of Directors recommends a vote FOR approval of the proposed Amended and Restated 2001 Employee Stock Purchase Plan.

As of the record date, the closing sale price of our common shares was $9.55. As of the record date approximately 3,195 of our employees were eligible to participate in the ESPP. Approximately 20 percent of eligible employees currently choose to participate. We intend the ESPP to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. A copy of the ESPP is attached to this proxy statement as Attachment B. We suggest that you read the ESPP in its entirety for a more complete understanding of its terms.

Vote Required

We are seeking shareholder approval to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and the related regulations. To be considered approved under Section 423, the ESPP must be approved by a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal.

Description of the Employee Stock Purchase Plan

Shares Subject to the Plan

The ESPP and the Compuware Corporation Amended and Restated International Employee Stock Purchase Plan (for which shareholder approval is not required and is not being sought) on a combined basis include an aggregate of 2,919,031 common shares. If any purchase right under either plan is cancelled, expires or terminates without having been exercised in full, the underlying common shares that were not purchased are again available under the plans, unless the plans have been terminated. In the event of any change to our outstanding common shares due to any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination of shares, exchange of shares, or other change in our capital structure, an appropriate adjustment shall be made by the Board in the number of shares and kind of stock or other securities for which options may be or may have been granted under the ESPP, and the related exercise price, so that the proportionate interests will be maintained as before such change to our capital structure. Shares are automatically acquired by participants as of the last day of the applicable purchase period, unless the participant’s employment has terminated or there are insufficient shares available under the ESPP.

Because participation in the ESPP is voluntary and elective, the benefits or amounts that any participant or group of participants may receive if the proposed amendment to the ESPP is approved are not currently determinable. The table below contains the benefits or amounts that the individuals and groups listed below have received under the ESPP since its inception. No associates of our directors or executive officers have purchased any shares under the ESPP and no one has individually received more than five percent of the shares issued under the ESPP.

Number of Shares
Purchased
Participants	Under the ESPP

Peter Karmanos, Jr.	38,142
Laura L. Fournier	31,031
Robert C. Paul	0
Denise A. Starr	4,911
Patrick A. Stayer	0
All current executive officers as a group	76,776
All current directors who are not executive officers as a group	0
All non-executive employees as a group(1)	12,004,490

(1)	Also includes grants previously made to employees who were executives at the time of grant but who have left the Company.

Plan Participants

All full-time employees of Compuware Corporation and its designated subsidiaries, including officers and directors who are employees, are eligible to participate in the ESPP, unless after the grant of purchase rights under the ESPP, the employee would own, directly or by attribution, stock, purchase rights or options to purchase stock representing five percent or more of the total combined voting power or value of all outstanding classes of our stock. No subsidiaries have been so designated by the Board as of the record date.

Participation in the plan is voluntary and is dependent upon each eligible employee’s election to participate and his or her determination as to the desired level of participation, subject to the plan’s limits. Eligible employees become participants in the ESPP by authorizing payroll deductions for that purpose at the time and in the manner prescribed by the plan administrator. Participation is effective for payrolls after the beginning of the applicable offering period. Newly hired or re-hired employees may become participants in the ESPP by authorizing payroll deductions for the next applicable offering period. Participation is not permitted to the extent a grant of purchase rights under the ESPP would permit an employee to purchase stock in any calendar year, under the ESPP and any other Code Section 423 stock purchase plans we may adopt, in an amount which would exceed $25,000, based on the fair market value of the stock (at the time of grant). Additionally, under the ESPP as revised, an employee may not purchase more than 25,000 common shares in any 12-month offering period (pro-rated for offering periods of less than twelve (12) months).

As revised, the ESPP also authorizes our Executive Chairman, Peter Karmanos, Jr., to participate in the non-Code Section 423 portion of the ESPP to the extent that he is ineligible to participate in the Code Section 423 portion of the ESPP as a result of his stock ownership immediately after the grant of an option equal to five percent or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries, as determined under Code Section 424(d).

Mr. Karmanos would be eligible to purchase stock under the non-Code Section 423 portion of the ESPP on the same terms and conditions as if he were a participant in the Code Section 423 portion of the ESPP, except he is not provided with the favorable tax treatment afforded to the other participants in the Code Section 423 portion of the ESPP. Shares purchased by Mr. Karmanos under the non-Code Section 423 portion of the ESPP will reduce the number of common shares available under the ESPP as if Mr. Karmanos were a participant in the ESPP. Because Mr. Karmanos currently owns less than five percent of the total combined voting power of the Company’s stock, this section would not currently apply to him.

Payroll Deductions

Participants may purchase shares only by means of payroll deduction of up to 10 percent of the participant’s base compensation during the offering period. Base compensation means, in general, wages, salaries and other amounts received from us for personal services rendered to us as an employee, including commissions, bonuses and salary or bonus reduction contributions to plans under Section 401(k) or Section 125 of the Code. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period and cannot be changed or withdrawn unless the participant, prior to the start of a new offering period, elects a different contribution percentage, elects to terminate his or her payroll deductions or becomes ineligible to participate. The amounts deducted will be credited to the participant’s account under the ESPP, but we will not establish any actual separate account to hold such amounts and we will not pay any interest on the deducted amounts. We may commingle the deducted amounts with our general assets and may use them for our general corporate purposes. The amounts will, therefore, be subject to the claims of our creditors and any applicable liens on our assets.

Purchase Rights and Purchases

On the first day of each offering period, the length of which is determined in advance by the Board or a committee of the Board, we are deemed to grant each participant a non-transferable option to purchase, on the last day of the offering period, as many whole common shares as the participant can purchase with the payroll deductions credited to his or her account during that period. The option to purchase will be exercised automatically on the last day of the offering period. Fractional shares will not be issued, and any amount remaining in the participant’s account after such exercise will be held for the purchase of common shares in the next offering period.

If insufficient shares remain available in any offering period under the ESPP, the shares available will be allocated pro rata among the participants in that offering period in the same proportion that each participant’s total current base compensation for that offering period bears to the total of such base compensation of all employees during the same period. Any amounts not applied to the purchase of common shares will be refunded to the participants after the end of the offering period without interest.

Withdrawal

A participant may withdraw from the ESPP (i.e., terminate his or her payroll deductions) by providing notice to the Plan Administrator at any time prior to 14 business days before the end of the current offering period. The participant may elect to stop his or her future payroll deductions and use the amounts already credited to the participant’s account to purchase whole common shares at the end of the offering period or may elect to continue his or her participation in the ESPP through the end of the current offering period but terminate his or her participation for subsequent offering periods. A participant who withdraws from the ESPP will not be eligible to rejoin the ESPP for the offering period underway at the time of withdrawal, and will have to re-enroll in the ESPP should such individual wish to resume participation in a subsequent offering period. Withdrawal does not entitle a participant to a refund of sums previously collected from the participant during the offering period (except in connection with the termination of employment).

Termination of Employment

If a participant ceases to be one of our employees for any reason other than death during an offering period, his or her outstanding option to purchase common shares under the ESPP will immediately terminate, his or her payroll deductions will immediately cease, and all sums previously collected from the participant during the offering period under the terminated option will be refunded. If a participant’s employment terminates as a result of his or her death, participation in the ESPP by the participant will terminate for future offering periods, further payroll deductions will cease, amounts credited to the participant’s account prior to his or her death will be used to purchase whole common shares at the end of the offering period and any amounts remaining after such purchase will be distributed to the participant’s estate.

Administration

The ESPP is administered by our Board of Directors and/or any committee (such as the Compensation Committee) of at least two directors to which our Board of Directors has delegated any of its duties under the ESPP. The Board determines the commencement and termination date of the offering of common shares under the ESPP and is authorized, among other things, to interpret the terms of the ESPP, establish rules for its administration and correct or reconcile any defect or inconsistency in the ESPP.

The Board or the committee may delegate all or part of its authority to administer the plan to the Plan Administrator, who may further delegate the routine operations of the ESPP. Except for fees to withdraw shares in the form of certificates and to sell shares through a broker, the costs and expenses incurred in the administration of the ESPP and the maintenance of accounts with the custodian of the ESPP will be paid by us.

Sale or Distribution of Common Shares Acquired Under the Plan

Common shares a participant acquires under the ESPP are held in an account established for the participant with the plan custodian selected by us. Participants may sell those shares at any time after the shares are deposited. Brokerage commissions in connection with such a sale will be borne by the participant.

Non-Assignability

Neither payroll deductions credited to a participant’s account nor any rights to acquire common shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of by participants other than by will or the laws of descent and distribution and rights to acquire common shares may be exercised only by a participant during the lifetime of a participant. The plan custodian will maintain accounts only in the names of the participants.

Amendment

The Board may terminate or amend the ESPP and any rights to acquire common shares thereunder at any time; provided, however:

•	such termination or amendment may not impair any rights and obligations under rights to acquire common shares previously granted under the ESPP without the consent of the affected participants; and

•	no amendment or modification shall disqualify the ESPP under Section 423 of the Code or Rule 16b-3 under the Exchange Act, without shareholder approval. Previously, the ESPP specified only that amendments increasing the number of shares reserved for issuance or changing the eligibility requirements would require shareholder approval to the extent required by the Code.

Change in Control of the Company

The prior version of the ESPP provided that, if the Company were acquired, the Board could either cancel a purchase period and refund accumulated payroll deductions or could end the purchase period on the date of the change in control transaction and cause shares to be purchased at that time with accumulated payroll deductions. Under the ESPP as proposed to be revised, after any merger in which the Company shall be the surviving corporation or any share exchange in which the Company is a constituent corporation, each participant shall, at no additional cost, be entitled to the exercise of an option to receive, in lieu of the number of shares of common stock of the Company for which such option is then exercisable, the consideration which such participant would have been entitled to receive under the terms of the merger or share exchange agreement if at the time of such merger or share exchange the participant had been a holder of a number of shares of common stock equal to the number of shares of common stock then underlying the option.

If any person or entity becomes the beneficial owner of more than 50 percent of the issued and outstanding shares of common stock of the Company or upon a sale of all or substantially all of the Company’s assets, the Board may terminate the current offering period as of such date, and, if so terminated, each participant shall be deemed to have exercised, immediately prior to the acquisition, his or her option to the extent payroll deductions were made prior to such acquisition.

Upon the dissolution or liquidation of the Company or upon any merger or share exchange in which the Company is not the surviving corporation, the current offering period shall terminate as of the date of such event, and each participant shall be deemed to have exercised, immediately prior to such dissolution, liquidation, merger or share exchange, his or her option to the extent payroll deductions were made prior to such date.

To the extent an option granted under the ESPP is not exempt from Code Section 409A, the change in control definition under Code Section 409A shall apply to a participant’s exercise of such option.

United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences to us and to participants in the plan based on the Code as currently in effect. This summary is general in nature and does not purport to be a complete description of all federal income tax consequences.

The ESPP is intended to be an “employee stock purchase plan” as defined in Code Section 423. That section provides that a participant in the plan will generally realize no taxable income as a result of the grant or exercise of rights to acquire common shares under the ESPP. Amounts deducted from a participant’s compensation to purchase shares under the ESPP are taxable income to participants in the year in which the amounts would otherwise have been received.

If the shares acquired under the ESPP are sold by the participant more than two years after the grant of the applicable right (i.e., the beginning of the applicable offering period), the participant will recognize as ordinary compensation income an amount equal to the lesser of (1) the amount by which the fair market value of the shares when purchased exceeds the purchase price (i.e., the discount below fair market value), or (2) the amount, if any, by which the fair market value of the shares at the time of the sale exceeds the purchase price. The participant’s tax basis in the shares purchased will increase by the amount recognized as ordinary compensation income and any further gain recognized on the sale will be treated as capital gain. In general, we will not be entitled to a deduction for federal income tax purposes with respect to such sale.

However, if the shares acquired under the ESPP are sold by the participant within two years after the grant of the applicable right, the participant will recognize ordinary compensation income in the year of such sale, the amount of which will generally be the excess of the fair market value of the shares on the date the shares were purchased (i.e., the end of the applicable offering period) over the purchase price for those shares. The participant’s tax basis will increase by the amount recognized as compensation and any further gain or loss realized upon the sale will be capital gain or loss. In general, we will be entitled to a deduction for federal income tax purposes at the time of such a sale in an amount equal to the ordinary compensation income recognized by the participant. However, if the participant is one of our five most highly compensated employees in the year of sale, no deduction will be available to us to the extent the participant’s total ordinary compensation income during that year exceeds $1 million.

ITEM NO. 7 — SHAREHOLDER PROPOSAL RECOMMENDING ACTION TO CHANGE THE ARTICLES OF INCORPORATION TO ADOPT A MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS

On March 15, 2011, the Company received a proposal from the United Brotherhood of Carpenters and Joiners of America, located at 101 Constitution Avenue NW, Washington D.C. 20001, a beneficial owner of 3,302 shares of the Company’s common stock. The proposal relates to the vote standard for director elections and was submitted under Rule 14a-8 (Proposal of Security Holders) of the SEC’s proxy regulations. The shareholder’s proposal is presented in its entirety below.

Director Election Majority Vote Standard Proposal

Resolved:  That the shareholders of Compuware Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  The Compuware Corporation Board of Directors should work to establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past five years, a significant majority of companies in the S&P 500 Index has adopted a majority vote standard in company by-laws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.

The Compuware Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including Cadence Design Systems, Citrix Systems, McAfee Inc., Novell Inc., and VeriSign Inc. have adopted majority voting. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Compuware, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and initiate the process to amend the Company’s articles of incorporation.

The Board of Directors unanimously recommends a vote AGAINST the Shareholder Proposal to Change Director Elections to Majority Vote Standard for the following reasons:

The plurality voting standard in director elections is the standard provided under Michigan law (absent an articles of incorporation provision to the contrary) and continues to be the standard used by thousands of publicly traded companies across the United States. Consequently, the rules governing plurality voting are well established over many decades of experience and precedent.

We believe that a change in the vote standard is unnecessary because our current board nominee evaluation and election process has produced a highly qualified independent board. Our Nominating/Governance Committee, which is comprised of independent directors, evaluates and recommends director nominees for election based on a number of factors such as relevant management and/or industry experience, high personal and professional ethics, integrity and values, desire to vigorously support the Company’s diversity initiatives, and commitment to representing the long-term interests of our shareholders as a whole. This process has resulted in a Board that is comprised of highly qualified directors from diverse backgrounds and skill sets, over 70 percent of whom are independent as defined under the listing standards of NASDAQ. A majority voting standard could result in the loss of well-qualified directors who have substantial prior experience with and knowledge about the Company, its operations, long-term strategies and initiatives and management team. The depth of our directors’ experience and knowledge of the Company is key to the Board’s efficient operation and its ability to deliver value to our shareholders.

Under the majority voting standard and director resignation policy recommended by the proposal, a nominee for director who fails to receive a majority of the votes cast would not be elected and would be required to submit his or her resignation to the Board, subject to Board acceptance. Under Michigan law, a director’s term expires at the annual meeting and when his or her successor is elected and qualified. Therefore, if a nominee who is an incumbent director fails to receive the necessary vote, then he or she would continue as a director until his or her successor is elected at the next annual meeting or, if the incumbent nominee’s resignation is accepted, the Board appoints the unsuccessful nominee’s successor. If a nominee who is not an incumbent fails to receive the necessary vote, then the Board has the authority to fill the vacancy with any candidate chosen by the Board without further shareholder action. In either case, a majority vote standard would not afford our shareholders a greater voice in director elections or increase accountability, as the Board would continue to have the right, in the exercise of its business judgment, to determine who sits on the Board.

In addition, the Company has over 218 million shares outstanding and a high percentage of the outstanding shares are voted each year in the election of directors in favor of each of the Board’s nominees. Therefore, the theoretical possibility raised in the proposal of a director nominee being elected by a single vote in favor of the nominee is unrealistic. In fact, no Board nominee has failed to receive a majority vote in favor of election at any annual meeting during the past decade. Changing the vote requirement to a majority standard is, therefore, unlikely to change the outcome of an election.

Nevertheless, a majority vote standard would introduce unwanted uncertainty into the election process. If there are vacancies that result from a majority voting standard, it may be difficult for the Board to staff key committees with independent directors and financial experts as required by the SEC and the NASDAQ. This uncertainty could require the Company to retain outside consultants to search for additional potential candidates in the event some nominees do not receive a majority vote and leave the Board, resulting in unnecessary cost. Implementation of a majority voting standard may also provide special interest groups or short term investors the power to promote “vote no” campaigns that are not in the best interests of our shareholders overall. Such campaigns would force the Company to spend time and money obtaining the votes needed to elect the Board’s nominees, which we believe is not a prudent or efficient use of Company resources.

The Board is mindful of the ongoing corporate governance discussion regarding majority voting in the election of directors and is committed to acting in the best interests of the Company and its shareholders generally. However, the effects of majority voting are currently unknown and continue to evolve. By deferring action on majority voting, we can continue to observe and learn whether a majority vote standard increases the difficulty of recruiting qualified director nominees, causes unnecessary shareholder confusion, increases costs or has other negative effects or, conversely, whether a majority vote standard leads to improved performance by directors and accountability to shareholders. Indeed, Congress has struggled with the appropriate approach on this issue as evidenced by the early inclusion and later deletion of a majority voting standard from the legislation last year that eventually became the Dodd-Frank Wall Street Reform and Consumer Protection Act. Thus, we believe that it would be premature to adopt a majority voting standard until there is greater clarity regarding the results of this debate.

In summary, the Board believes our shareholders are best served by maintaining the current plurality vote standard. The current process has yielded a highly qualified and diverse Board, which in turn has promoted continuity and efficiency in the Board’s operation. Moreover, the majority standard, while unlikely to affect the outcome of the election or increase the shareholders’ voice, would introduce unnecessary uncertainty into the election process that could result in higher costs and have negative effects on the Board’s ability to function. Finally, the Board believes any move to a majority vote standard would be premature until more is known about the effects of the higher standard.

After careful consideration of this proposal, the Board has determined that the proposal is not in the best interests of the Company’s shareholders and recommends a vote AGAINST the proposal.

The affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock entitled to vote is required to approve the proposal. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are overseen by our Board of Directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible to make certain that our activities are conducted responsibly and ethically.

The Board’s committee charters provide the framework under which the committees are governed. The Board has adopted charters for each of its standing committees, including the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. The Board has also adopted a Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial officer, and a similar Code of Conduct for non-employee directors. The Codes of Conduct identify those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and Board committee charters are posted in the Corporate Governance section of the “Investor Relations” page at www.compuware.com. To the extent any amendment is made to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such amendment will be posted on the Company’s website.

Board of Directors

Director Independence

Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, William O. Grabe, Frederick A. Henderson, Faye Alexander Nelson, Dr. Glenda D. Price, G. Scott Romney, Ralph J. Szygenda, and William R. Halling, who served as a director until March 31, 2011, meet the independence requirements of NASDAQ in connection with their service on the Board and any committee of the Board of which they are a member. The Company has made charitable contributions in amounts we deem immaterial to organizations with which certain of our directors have affiliations. The Company also engages occasionally in immaterial transactions in the ordinary course of business for the sale of the Company’s products and services to, or the purchase of services from, entities affiliated with the directors on the same terms offered to other customers or clients. The Company has retained the law firm in which Mr. Romney is a partner to render legal services. The fees charged to the Company for such services have not exceeded $120,000 during any twelve month period in any of the last three fiscal years. In addition, the Company employs the adult son of Mr. Romney in a position that is consistent with the normal course of conducting business and at a salary that is competitive and commensurate with his responsibilities. See “Other Matters — Related Party Transactions.” The Board determined that none of the foregoing transactions or relationships would interfere with the exercise of independent judgment by these directors in carrying out their responsibilities.

Meetings

Our Board of Directors met five times in fiscal 2011. The Board strongly encourages all directors to attend our Annual Meeting of Shareholders. All of our directors who were serving as directors at the time attended last year’s Annual Meeting of Shareholders.

Board Leadership Structure

During fiscal 2011, Peter Karmanos, Jr. served as our Chairman of the Board and Chief Executive Officer. Effective June 20, 2011, Mr. Karmanos was appointed Executive Chairman of the Board and Robert C. Paul was promoted from President/COO to Chief Executive Officer. As Executive Chairman, Mr. Karmanos will remain employed by the Company and will focus on providing strategic guidance to Mr. Paul and management and ensuring a smooth transition to the new executive leadership team.

The Board also believes that independent oversight of management is an important component of an effective board of directors and, therefore, Gurminder Bedi will continue in his role as Lead Independent Director. He has the responsibility of presiding over executive sessions of the Board (without the CEO or other employees present) and acting as a liaison between the independent directors, the Executive Chairman and the CEO, including facilitating organization and communication among the directors. The Board believes that the structure of an Executive Chairman of the Board, a separate Chief Executive Officer and a Lead Independent Director is appropriate and in the best interest of shareholders because it provides an effective balance between Company-specific expertise and independent oversight.

Board and Committee Roles in Risk Oversight

Our Board of Directors is responsible for analyzing and overseeing material risks we face. The Board works with our executive management team to identify the significant risks to our business. Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. Those risks are reviewed with the Board on at least an annual basis. The Board fully discusses and analyzes those risks and determines whether any action is needed to mitigate identified risks. The full Board also reviews risk management practices and any potentially significant risks in the course of its review of corporate strategy, business plans, reports of Board committee meetings and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board, its committees and Company employees involved in risk management.

In addition to the role of the full Board in risk oversight, the Audit Committee regularly reviews risks related to financial, legal and regulatory compliance issues. The Audit Committee oversees our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Compensation Committee annually reviews our compensation programs and practices. As part of that review, the Compensation Committee determines whether there are any compensation programs or practices that create risks that are likely to have any material adverse effect on Compuware, and if such risks are present, the Compensation Committee may require changes to our compensation programs and practices to eliminate such risks.

The Nominating/Governance Committee is responsible for assuring that the Board receives adequate information about the Company so that the Board can determine that our business is managed and conducted with propriety and in the best interests of shareholders. The Committee is also responsible for corporate governance oversight. In particular, the Committee may periodically gather information as a means of testing corporate operations and the integrity of management processes. Finally, the Committee reviews the conduct of the Board’s activities for compliance with applicable laws, rules and regulations.

Communications with the Board

Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the Lead Independent Director or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to presenting them to the Lead Independent Director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Board Committees and Their Functions

Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating/Governance Committee.

Board Committee Configuration

The table below illustrates board committee membership, meeting frequency and attendance for fiscal 2011.

	Board and
	Committee
	Meeting			Nominating/
Name	Attendance	Audit	Compensation	Governance

Peter Karmanos, Jr.	100%
Dennis W. Archer	100%		✓
Gurminder S. Bedi	100%	✓		Chair
William O. Grabe	100%		Chair	✓
William R. Halling(1)	100%	Chair(2)		✓(3)
Frederick A. Henderson(1)	—	Chair(2)
Faye Alexander Nelson	100%			✓(3)
Robert C. Paul	100%
Glenda D. Price, PhD	100%	✓
W. James Prowse	100%
G. Scott Romney	100%
Ralph J. Szygenda	100%		✓
Number of Committee Meetings held in fiscal 2011		5	5	3

(1)	Mr. Halling served as a director until March 31, 2011. Frederick A. Henderson was appointed to the Board effective April 1, 2011, to fill the vacancy created by Mr. Halling’s retirement.

(2)	Mr. Halling served as Chairman of the Audit Committee until his retirement and was replaced as such by Mr. Henderson effective April 1, 2011.

(3)	Mr. Halling served on the Nominating/Governance Committee until December 28, 2010, when he was replaced by Ms. Nelson.

Audit Committee

The Board determined that all the current members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of NASDAQ for purposes of Audit Committee membership. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate, and that Mr. Henderson qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee’s principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audit of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls and procedures as well as our system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee also provides a channel for communication between internal auditors, the independent registered public accountants and the Board.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, examining the Company’s system of internal controls and expressing an opinion on those controls. The Committee’s responsibility is generally to monitor and oversee these processes.

In performance of its oversight function, our Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2011, with our management and our independent registered public accountants;

•	discussed with our independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with our independent registered public accountants their independence.

Based on the review and discussions described above in this section, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2011, be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, for filing with the SEC.

By the Audit Committee,
Frederick A. Henderson
Glenda D. Price
Gurminder S. Bedi

Compensation Committee

The Board determined that the current members of our Compensation Committee are independent as required by the listing standards of NASDAQ. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee’s principal responsibilities include approving compensation programs that are effective in attracting and retaining key executives, link pay to performance and are administered fairly and in the shareholders’ interests. This includes making recommendations regarding executive compensation policy, administering Board- and shareholder-approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of officers and key executives. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding director compensation. The Committee periodically reviews market data and evaluates director compensation based on industry analyses. The Committee also analyzes whether director compensation should include a long-term incentive component based on a number of factors including the Company’s performance, a comparison of similar awards to directors at comparable companies, and awards made to directors in prior years. Please see section titled “Compensation Discussion and Analysis” for a further discussion of the Committee’s activities and responsibilities.

Nominating/Governance Committee

The Board determined that the current members of our Nominating/Governance Committee are independent under the listing standards of NASDAQ. The Nominating/Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Committee makes recommendations to the independent members of the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company’s business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The members of the Nominating/Governance Committee are also designated as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

Consideration of Director Nominees.  In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications, such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; desire to vigorously support the Company’s diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence under the rules of the SEC and the listing standards of NASDAQ; and an ability and willingness to devote the required amount of time to carry out the duties and responsibilities of directors. The Board believes that it is important that directors have diverse backgrounds and qualifications and it considers such diversity in identifying and evaluating board candidates.

Identifying Director Nominees.  The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board’s attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

Consideration of Candidates Recommended by Shareholders.  The Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director-nominees are described below under “Shareholder Proposals and Director Nominations for 2012 Annual Meeting of Shareholders.” These include, without limitation, submission to the Company of specified information relating to such candidate including information required to be disclosed in solicitations of proxies for election of directors, such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Company if elected, as well as specified information about the shareholder making the submission. Following verification of the shareholder status of persons recommending candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others according to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

Compensation of Directors

Standard Compensation Arrangement

For fiscal 2011, each of the non-employee directors received an annual retainer of $40,000. In addition, each non-employee director who served as the chairperson of a Board committee received an additional annual retainer as follows: $15,000 for Audit Committee chair, $10,000 for Compensation Committee chair and $7,500 for Nominating/Governance Committee chair. Non-employee directors receive $2,500 for attending each Board meeting and $1,500 for attending each committee meeting. We also reimburse non-employee directors for out-of-pocket expenses they incur for director-related education and for attending Board and committee meetings.

Directors were also permitted to defer the receipt of all or a portion of their cash compensation if they had made a written election to do so prior to the end of the previous calendar year pursuant to the 2005 Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Amounts deferred were converted to Restricted Stock Units (“Deferred Compensation RSUs”) under the LTIP that may be settled only in common shares, with each unit representing one share of common stock. The number of Deferred Compensation RSUs awarded to a director was calculated by dividing the amount of fees the director elected to defer by the fair market value of a share of Company common stock on the date the fees otherwise would have been paid. Deferred Compensation RSUs are 100 percent vested on the award date and underlying shares are issued at the rate of one common share per unit within 30 days of the date the director ceases to be a member of the Board (unless removed for cause) or upon a change in control of the Company. If approved by the Compensation Committee, participating directors may receive an earlier settlement in the event of an “unforeseeable emergency” that qualifies as a permissible distribution event for purposes of Code Section 409A. The holder is entitled to receive additional RSUs with a value equal to dividends declared and paid by the Company, if any, prior to issuance of the related shares upon settlement (“Dividend Equivalent Rights”).

In addition to the cash compensation described above, directors also receive a grant on each April 1 of $140,000 of Restricted Stock Units (“Annual RSUs”) under the LTIP, which may be settled only in common shares. The number of Annual RSUs awarded to a director is calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award is granted. The Annual RSUs vest and underlying shares are issued at the rate of one common share per unit on the earliest of (i) the date before the first annual shareholders meeting following the grant date, (ii) the date the director ceases to be a member of the Board due to death or disability, or (iii) a change in control of the Company, in each case unless the director has previously elected to defer receipt of the shares until the director ceases to be a member of the Board. Annual RSUs also have Dividend Equivalent Rights. Annual RSUs that are not vested when the director ceases to be a member of the Board for any other reason immediately terminate and are forfeited.

RSUs are not transferable and holders do not have voting or other rights of shareholders until the underlying shares are issued.

Director Compensation Table

The following table sets forth information concerning the compensation during fiscal 2011 of our non-employee directors. In addition, effective April 1, 2010, Compuware’s Covisint subsidiary hired Mr. Prowse as its chief financial officer. Mr. Prowse remains on the Company’s Board of Directors but no longer receives compensation as a non-employee director and is not an executive officer of the Company. Mr. Prowse’s compensation as an employee is presented below as well.

				Non-Equity
	FY11 Fees Earned or	FY11		Incentive Plan	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Dennis W. Archer	60,000	140,000	0	—		200,000
Gurminder S. Bedi	72,000	140,000	0	—		212,000
William O. Grabe	74,500	140,000	0	—		214,500
William R. Halling	76,500	140,000	0	—		216,500
Faye Alexander Nelson	55,500	140,000	0	—		195,500
Glenda D. Price	60,000	140,000	0	—		200,000
W. James Prowse	0	777,324	583,183	399,000	403,212	2,162,719
G. Scott Romney	52,500	140,000	0	—		192,500
Ralph J. Szygenda	60,000	140,000	0	—		200,000

(1)	Includes amounts converted to Deferred Compensation RSUs pursuant to the Deferred Compensation Plan. The table below shows, for each director who has deferred compensation under this arrangement, the number of Deferred Compensation RSUs at the beginning of the fiscal year, the number of Deferred Compensation RSUs awarded during the fiscal year, the amount of compensation deferred, and the number and value of Deferred Compensation RSUs held at fiscal year-end based on the closing price of our common stock on March 31, 2011.

	Deferred		Grant Date Fair	Deferred	Deferred
	Compensation	Deferred	Value of Deferred	Compensation	Compensation
	RSU Balance	Compensation	Compensation	RSU Balance	RSU Value
	as of	RSUs Awarded	RSUs Awarded	as of	as of
	3/31/2010	in Fiscal 2011	in Fiscal 2011	3/31/2011	3/31/2011
Name	(#)	(#)	($)	(#)	($)

Dennis W. Archer	20,816	4,761	40,000	25,577	295,414
William O. Grabe	27,405	8,719	74,500	36,124	417,232
Faye Alexander Nelson	15,753	4,761	40,000	20,514	236,937
Glenda D. Price	6,069	4,761	40,000	10,830	125,087
G. Scott Romney	0	217	2,500	217	2,506

(2)	Amounts shown for the non-employee directors are the Grant Date Fair Market Value relating to the Annual RSU awards granted in fiscal 2011, determined in accordance with the Accounting Standards Codification (“ASC”) No. 718-10 “Share-Based Payment”. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011. The table below shows the number of Annual RSUs held by each director at the end of fiscal 2010, the number of Annual RSUs awarded during fiscal 2011, the grant date fair value of awards made during fiscal 2011, and the number and value of Annual RSUs held at year-end by each director.

	Annual RSU		Grant Date Fair	Annual RSU
	Balance	Annual RSUs	Value of Annual	Balance	Annual RSU Value
	as of	Awarded	RSUs Awarded	as of	as of
	3/31/2010	in Fiscal 2011	in Fiscal 2011	3/31/2011	3/31/2011
Name	(#)	(#)	($)	(#)	($)

Dennis W. Archer	111,881	16,666	140,000	128,547	1,484,718
Gurminder S. Bedi	109,401	16,666	140,000	126,067	1,456,074
William O. Grabe	111,881	16,666	140,000	128,547	1,484,718
William R. Halling	111,881	16,666	140,000	0	0
Faye Alexander Nelson	109,401	16,666	140,000	126,067	1,456,074
Glenda D. Price	109,401	16,666	140,000	126,067	1,456,074
W. James Prowse	111,881	0	0	111,881	1,292,226
G. Scott Romney	111,881	16,666	140,000	128,547	1,484,718
Ralph J. Szygenda	9,695	16,666	140,000	26,361	304,470

Mr. Prowse received a grant of 68,730 PSUs on April 1, 2010, pursuant to the Company’s LTIP. These PSUs will vest on August 26, 2015, if he continues to be employed by the Company and the Company’s Covisint subsidiary attains total organic revenue on a US GAAP basis exceeding $150 million for any four consecutive completed calendar quarters prior to August 26, 2015 (“Covisint Revenue Condition”). If not previously vested, these PSUs will be canceled upon the earlier of (i) the closing date of an initial public offering of Covisint common stock occurring on or before August 25, 2015; (ii) Mr. Prowse ceasing to be employed by the Company; (iii) the date on which a change in control of Covisint occurs; or (iv) August 26, 2015; provided, that the Committee may cause the PSUs not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Upon vesting, Mr. Prowse will receive one common share for each PSU. The PSUs will not be settled in cash. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP. Mr. Prowse also received Covisint stock options awarded under the Covisint Corporation 2009 Long Term Incentive Plan (“Covisint LTIP”) to purchase 14,500 Covisint common shares described in footnote 3 below. These options will not vest if the PSUs granted to him vest, and such PSUs will not vest if the Covisint options vest.

Mr. Prowse also received a grant of 23,174 RSUs on April 14, 2010, pursuant to the Company’s LTIP and the EIP for fiscal 2011. The RSUs vest as set forth in the “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards.”

The assumptions we used to calculate the PSU and RSU amounts shown for Mr. Prowse are in accordance with ASC No. 718-10 “Share Based Payment” as discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011. The fair value for each PSU and RSU is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

(3)	There were no options granted to non-employee directors during fiscal 2011. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of the Company and its common stock. The table below shows the number of shares underlying the options to purchase Company stock held by each director at March 31, 2011.

Aggregate Number of
Stock Options
Outstanding at 3/31/2011
Name	(#)

Dennis W. Archer	32,000
Gurminder S. Bedi	10,000
William O. Grabe	19,750
William R. Halling	14,250
Faye Alexander Nelson	10,000
Glenda D. Price	7,500
W. James Prowse	19,000
G. Scott Romney	13,000
Ralph J. Szygenda	0

Mr. Prowse was awarded 14,500 Covisint stock options under the Covisint LTIP upon his hiring on April 1, 2010, the value of which is reflected in the table. The Covisint stock options vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until August 25, 2019, unless cancelled or terminated. The exercise price of the options is $63.18 per share, the fair market value on the date of grant. The exercise price may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. The options will expire on August 25, 2015, if there is neither an initial public offering of Covisint common stock nor a change in control of Covisint on or before August 25, 2015. The options will also expire upon the termination of Mr. Prowse’s employment for any reason, including death or disability, or a change in control of the Company. Following termination of employment by Mr. Prowse or by the Company without cause, Mr. Prowse would have the right to exercise any vested options for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after August 25, 2019.

The amount for Mr. Prowse represents the grant date fair value of options to purchase Covisint shares granted under the Covisint LTIP. We used the Black-Scholes option pricing model to calculate the fair value of the Covisint option, the methodology of which is discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K. The assumptions we used were as follows: an expected volatility of 59.4 percent; a risk-free interest rate of 3.68 percent; expected life at date of grant of 7.4 years. Based on these factors, the grant date fair value of the Covisint option is $40.22 per share. Dividend yields were not a factor in determining fair value of stock options granted as Covisint has never issued cash dividends and does not anticipate issuing them in the future.

(4)	Mr. Prowse participates in the Company’s Executive Incentive Program at the 100 percent level. The amount shown includes a $266,000 Annual Cash Award paid in May 2011 and a $133,000 Long-Term Cash Award deferred until April 2013 if Mr. Prowse remains employed. See “Compensation of Executive Officers — Compensation Discussion and Analysis” for further details.

(5)	Represents Mr. Prowse’s annual salary of $400,000 as an employee of the Company and $3,212 in perquisites for travel expenses to a Company conference for his spouse.

Equity Ownership Guidelines

Beginning in fiscal 2006, the Board determined that it would be in the best interest of the Company’s shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the non-employee directors are required to hold or purchase a minimum value of our common stock base on years of service as follows: $40,000 in year 1; $80,000 in year 2; $120,000 in year 3; $160,000 in year 4; and $200,000 in year 5 and beyond. Non-employee directors would be expected to hold such shares during the remainder of their term of office. RSUs are taken into account in determining whether the director satisfies the above minimum ownership requirements. The date for determining compliance with the policy would be the last day of the trading window under the Company’s insider trading policy that precedes the end of the first fiscal quarter of the subsequent fiscal year (for fiscal 2011, this determination date is June 16, 2011). The units are valued for this purpose based on the market value of the common stock on the determination date. As of the determination date for fiscal 2011, all of the non-employee directors serving in fiscal year 2011 exceeded the $200,000 minimum ownership requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Programs

We are committed to maintaining executive compensation programs that promote the long-term interests of our shareholders. Our compensation programs are designed to attract, retain, and motivate talented employees in the highly competitive technology industry. This section of the proxy statement explains how our compensation programs are established and how they work with respect to our CEO, CFO and the other key executive officers named in the “Summary Compensation Table” and the other tables that follow. We refer to these individuals collectively as our “Named Executive Officers” or “NEOs.”

Our compensation philosophy and programs emphasize performance-based compensation. This approach spans all of our employees, but is especially applicable to the NEOs. We believe that our NEOs and other key employees should have a significant portion of their potential annual cash compensation tied to our performance as measured by profitability and sales goals. Additionally, we seek to align the ability to earn long-term incentives directly with the interests of our shareholders through the use of equity-based incentives.

In addition to pay for performance, our executive compensation programs incorporate many best practices:

•	we employ a market analysis of executive compensation relative to peer companies;

•	our compensation mix is generally weighted toward long-term incentives;

•	our restricted stock unit and stock option awards have long-term vesting schedules;

•	our equity plan prohibits the repricing of options without shareholder approval; and

•	we provide limited perquisites to our executive officers.

Executive Compensation Elements

Type	Form	Terms

Cash	• Salary	• Generally reviewed annually, but adjusted when individual and company performance and/or peer group metrics would merit.
	• Annual Cash Award	• Pays a percentage of salary if specific performance targets are met as set forth in the Executive Incentive Program.
	• Long-Term Cash Award	• Calculated as a fraction of the Annual Cash Award or as a fraction of the value of the Long-Term Performance Incentive component and paid after two years of continued employment.
Equity	Long-Term Performance Incentives	Awarded annually as a percentage of salary as the equity component of the Executive Incentive Program
	• Stock Options	• Options generally vest 25 percent per year while employed.
AND/OR
	• Restricted Stock Units (RSUs)	• RSUs generally vest 25 percent per year while employed.
Other Equity Awards
	• Performance Stock Units (PSUs)	• Limited use of PSUs for specific performance incentives.
Other	• Employee Benefits	• Customary medical, dental, life insurance, disability coverage, paid vacation and holidays provided to all eligible employees.
	• Perquisites	• Tickets to sporting and special events, travel expenses for spouse to Company events, use of automobile.

How Executive Compensation Is Determined

The Compensation Committee is responsible for approving compensation programs that attract and retain quality executives, that link pay to performance and that are administered fairly and in the shareholders’ interests. The Compensation Committee carries out this responsibility in several ways.

The Compensation Committee periodically reviews the Company’s philosophy regarding compensation for key employees, including the NEOs. The Compensation Committee reviews and considers each element of compensation in making compensation determinations. Each year, the CEO evaluates the performance of the NEOs and other company officers. Based on his evaluation, the CEO may recommend adjustments in base salary, the structure of the cash incentive plans and the magnitude and form of the equity grants. The Compensation Committee considers these recommendations when making compensation decisions regarding compensation for executive officers other than the CEO. The Compensation Committee independently assesses the performance of the CEO, analyzes relevant competitive data (recognized industry surveys and peer group information) and presents its recommendation regarding compensation for the CEO to the independent directors of the Board for their review and approval.

The Committee reviews all elements of compensation as a whole in measuring total compensation packages against the objectives of the compensation program. The proportion of variable or incentive compensation varies with the level of an executive’s responsibility within the Company. Since the NEOs have the highest level of responsibility in the Company, the proportion of their potential incentive compensation is higher in relation to their base salaries than other employees. The Compensation Committee also reviews market data and evaluates the competitiveness of pay levels for the NEOs based on a combination of recognized industry executive compensation surveys and data gathered from annual reports and proxy statements of companies identified and approved by the Committee as the peer group.

For fiscal 2011, the Compensation Committee selected and directly engaged Towers Watson to assist with its evaluation of compensation for our executives. Other than the work performed at the request of the Compensation Committee, Towers Watson performs no services for the Company.

Towers Watson helped define our peer group, provided data on executive compensation of peer group companies, reviewed and made recommendations for the overall compensation philosophy, and provided an evaluation of total compensation for NEOs.

For fiscal 2011, our industry peers included Black Box Corporation, BMC Software Inc., Cadence Design Systems Inc., Citrix Systems Inc., IHS Inc., McAfee Inc., ModusLink Global Solutions, Inc., Novell Inc., Parametric Technology Corporation, Quest Software, Inc., SRA International Inc., Sybase, Inc., Synopsys Inc., Teradata Corporation, VeriSign Inc. and VMWare Inc. These companies were chosen because they are comparable to us with regard to revenue size, maturity level as established businesses, operating in the software industry and, in some instances, they are our competitors. The expertise and skills needed for executives at such companies are very similar to the skills required for our executives.

Based on the recommendation of Towers Watson, only minor adjustments to the peer group are necessary for fiscal 2012. Towers Watson recommended and the Compensation Committee approved the removal of McAfee Inc. and Sybase, Inc. since those companies were acquired in 2010. Based on our peer company criteria and analyst reports, Towers Watson recommended and the Compensation Committee approved adding the following companies to our peer group for fiscal 2012: Lawson Software, Inc., Open Text Corporation, Salesforce.com and Tibco Software, Inc.

The peer group data and Towers Watson’s analyses and findings were presented to the CEO and the Compensation Committee, and were used to evaluate compensation recommendations. Such peer data provides the Committee with the proper perspective on the magnitude and components of compensation provided to named executive officers at comparable companies. This helps the Committee to set compensation at levels that support our attraction/retention objectives, and ensures that the resulting costs are reasonable based on our financial plan and that equity awards are fair and not unreasonably dilutive. The Compensation Committee typically targets total direct compensation, defined as base salary plus annual bonus incentives earned, and plus the award date fair value of long-term incentives granted, for the NEOs to be between the median and the 75th percentile of the peer group. However, deviations from that targeted range may occur in individual cases due to an NEO’s individual contributions to the Company, tenure, experience, and other competitive factors.

Base Salary

We believe that competitive base salaries play an important role in helping us to attract and retain high-performing executive officers. When reviewing base salaries for officers, including the NEOs other than the CEO, the Compensation Committee takes into account a number of related factors including, but not limited to, the CEO’s assessment of their individual performance and his recommendation for salary level changes, the performance of the NEO’s particular business unit(s), the NEO’s experience, level of responsibility and unique contributions to the Company and the Company’s need for certain types of expertise. These factors, along with the competitive market data provided by the Committee’s independent compensation consultant, are used to determine appropriate base salaries.

The Compensation Committee independently assesses the CEO’s performance utilizing an approach similar to that used to evaluate our other NEOs, i.e., overall company performance, accomplishment of strategic objectives, development of subordinates and other relevant measures of performance, as well as market data. Based upon its assessment, the Committee makes a recommendation to the independent directors regarding any adjustments to the CEO’s base salary.

Base salaries for fiscal 2011 were determined using the evaluation process described above. Based on fiscal 2011 peer group data, positive performance results for the completed fiscal year, and the tenure and responsibility level of each specified NEO, the CEO proposed and the Compensation Committee approved for fiscal 2011 an

18 percent salary increase for the President/COO, an 11 percent increase for the CFO, a six percent increase for the CAO and a 21 percent increase for the EVP-WW Solutions.

Executive Incentive Program

Annual and long-term incentive opportunities are generally provided under the Executive Incentive Program, or “EIP.” The Compensation Committee, in consultation with the CEO, annually approves performance criteria and goals for measuring corporate performance for use under the EIP.

The EIP is structured to: (1) base a significant portion of compensation on the attainment of performance targets; (2) align the financial interests of the participants with that of the Company and the shareholders; and (3) encourage the NEOs and other key employees to work together as a team to achieve specific annual financial goals. The NEOs and other key executives work closely together and with the CEO to formulate the Company’s growth strategy and oversee the implementation of that strategy. For fiscal 2011, the executive team shared a common set of performance goals, comprised of earnings per share (“EPS”) and total sales commitments (“Total Sales Commitments”) as defined below, and an EIP target that was based on a percentage of base salary, which we refer to as their “Annual EIP Target”. Compared to other employees, our NEOs have the highest percentage of their total cash compensation tied to achieving the EIP performance targets due to their higher level of responsibility, consistent with our overall philosophy of basing pay on performance. In fiscal 2011, the EIP target levels for NEOs were tiered at either 100 percent or 200 percent of base salary. The tier for each NEO was set according to the NEO’s level of responsibility within the Company.

Under the EIP, cash incentives are paid only if the Company’s performance meets or exceeds the minimum threshold levels of the performance targets established at the beginning of the fiscal year. Typically, the performance targets in the EIP have been aggressive, so that on a historical basis NEOs infrequently earn bonuses at the targeted 100 percent level, as illustrated by the following table:

	2011	2010	2009	2008

Percent of EPS target achieved	94%	96%	89%	89%
Percent of award earned	70%	80%	0%	61%

Percent of Total Sales Commitments target achieved(1)	94%	104%	84%	98%
Percent of award earned	63%	119%	0%	80%

(1)	In fiscal 2008, the second performance target was based on revenue attainment.

If we meet or exceed the minimum thresholds, a portion of the cash incentive, referred to as the “Annual Cash Award,” is paid shortly after the fiscal year-end results of operations are final. In addition, an amount equal to one-half of the Annual Cash Award, referred to as the “Long-Term Cash Award,” is deferred and is paid only if the NEO remains employed by the Company for two years after the Annual Cash Award is earned.

An NEO whose employment terminates due to disability or death prior to the end of the fiscal year is entitled to a pro-rated payment of the Annual Cash Award, based on the number of full months of employment during the fiscal year, if the applicable performance goal(s) are otherwise satisfied for the fiscal year. Any such prorated Annual Cash Award would be paid to the NEO or to the NEO’s designated beneficiary or legal representative at the same time as all other Annual Cash Awards payments. Unless the Compensation Committee determines otherwise, an Annual Cash Award is forfeited if the NEO’s employment terminates for any reason other than disability or death before the payment date.

The Long-Term Cash Award is forfeited if the NEO’s employment is terminated voluntarily or involuntarily after the two-year period referenced above and before payout of the bonus unless the Compensation Committee determines otherwise or the termination is caused by death or disability. We adopted this mandatory deferral as a long-term incentive strategy to enhance retention of skilled executives in our extremely competitive environment for experienced, executive talent.

At the beginning of fiscal 2011, the Compensation Committee evaluated and approved the following performance measures for fiscal 2011:

•	EPS before unusual items — defined as net income, before the impact of unusual items (such as gain on divestiture of product lines; restructuring and related costs; and impairment of intangible assets), divided by the weighted average diluted shares outstanding for the year.

•	Total Sales Commitments — defined as the sum of software license, maintenance, subscription and professional services (including application services) arrangements closed during the fiscal year. Software license, maintenance, subscription and professional services arrangements closed during the year are calculated by taking US GAAP software license fees, maintenance and subscription fees and professional services fees and adding or subtracting (as appropriate) the change in the balance of deferred license, deferred maintenance, deferred subscription and deferred professional services revenue during the fiscal year excluding the impact from foreign currency translation.

The Compensation Committee believes that EPS and Total Sales Commitments are appropriate performance-based metrics because one measures our profitability and the other measures our sales activity as reflected by the total dollar value of transactions closed during the fiscal year irrespective of the effect of the Company’s revenue recognition policy that results in the inclusion of some revenue from transactions closed before the fiscal year and the deferral of some revenue from transactions closed during the fiscal year.

For fiscal 2011, there were three performance levels of attainment established for the EPS and Total Sales Commitments components (see chart below), with bonus amounts prorated based on actual results between each performance level. If the Company met 100 percent of its EPS target and 100 percent of its Total Sales Commitments target, the NEO would receive an Annual Cash Award equal to a multiple of his or her base salary, half for meeting the EPS target and half for meeting the Total Sales Commitments target. At target, the CEO, CFO and the President/COO were eligible to earn an Annual Cash Award equal to 200 percent of their base salary. The EVP-WW Solutions and CAO were eligible to earn an Annual Cash Award equal to 100 percent of their base salary.

	EPS Performance		Total Sales Commitments Performance
	Performance	% of	Performance	% of
	Levels ($)	NEO Award	Levels ($)	NEO Award

Threshold	.45	50%	875,000,000	50%
Target	.50	100%	950,000,000	100%
Maximum	.55	150%	1,050,000,000	150%

The EPS and Total Sales Commitments performance levels were formulated by executive management after preparing the fiscal year business plan for the Company. The fiscal year business plan is reviewed and approved by the Board. Once the fiscal year business plan was approved, the performance levels were then reviewed and approved by the Compensation Committee.

In fiscal 2011, the Company’s performance exceeded the minimum thresholds for EPS and for Total Sales Commitments. For purposes of the EIP, we achieved an EPS of $.47 and $894 million in Total Sales Commitments. Since these numbers are within the performance levels in both measurement categories, incentives were earned and paid at the prorated 70 percent level for the EPS measurement and at a prorated 63 percent level for Total Sales Commitments based on fiscal 2011 performance.

Based on achieving the performance levels set forth above the NEOs received annual and long-term performance cash bonuses as follows:

	Annual	Annual Cash Award			Long-Term	Fiscal 2011
	EIP	EPS	Total Sales Commitments	Annual Cash Award	Cash Award	Total EIP
Name	Target	(Paid at 70%)	(Paid at 63%)	Total	(50% of Annual)	Cash Earned

Peter Karmanos, Jr.	200%	$840,000	$756,000	$1,596,000	$798,000	$2,394,000
Laura L. Fournier	200%	$350,000	$315,000	$665,000	$332,500	$997,500
Robert C. Paul	200%	$455,000	$409,500	$864,500	$432,250	$1,296,750
Denise A. Starr	100%	$157,500	$141,750	$299,250	$149,625	$448,875
Patrick A. Stayer	100%	$148,750	$133,875	$282,625	$141,313	$423,938

In addition to the annual EIP award opportunity, the Compensation Committee may also grant discretionary cash bonuses from time to time when the Committee believes circumstances warrant such action due to, for example, exceptional performance or strategic achievements not necessarily reflected in the performance measures established at the beginning of the fiscal year. There were no discretionary cash bonuses paid to the NEOs in fiscal 2011.

Equity Awards

To further align executive and shareholder interests, the Compensation Committee may grant equity awards to our NEOs. The Committee believes equity awards are an excellent way to motivate key employees to improve our financial performance and the price of our stock because such awards create an equity stake in the Company. The Committee grants equity awards to the NEOs based on each NEO’s contribution to the Company, the desire to promote strategic collaboration across the entire company, and the need to remain competitive within our industry. Additionally, our approach to vesting is intended to enhance retention of key talent. Equity awards are made as part of the EIP each year and occasionally are also made outside the EIP when the Committee believes circumstances warrant further grants, such as the attainment of key strategic and operational objectives.

For fiscal 2011, the Compensation Committee awarded equity compensation in connection with the EIP in the form of RSUs principally as a result of a peer review by Towers Watson, which showed that a number of the peer group companies were awarding forms of long-term equity incentives other than stock options, such as RSUs and restricted stock. To ensure that we remain competitive with our peers in the market for executive talent, the Committee determined for fiscal 2011 that RSUs should be awarded as the long-term equity component of compensation.

In April 2010, the Compensation Committee approved the RSU awards to executives (other than the CEO whose award is approved by the independent directors of the Board) based on a formula in the EIP. Under the fiscal 2011 EIP, the number of units awarded was determined by dividing an NEO’s Annual EIP Target percentage in half, multiplying that percentage by the NEO’s base salary and then dividing that number by the fair market value of our common stock as of the award date (((Annual EIP Target / 2) * base salary) / fair market value), with fractional shares being disregarded. The RSUs vest in equal annual installments over a four-year period beginning on the first anniversary of the grant date. The RSUs will vest upon a change in control of the Company or if the recipient dies or becomes disabled. If the recipient’s employment ceases for any other reason, the recipient’s right to shares of common stock subject to unvested RSUs will automatically terminate. Once vested, the Company will issue one common share for each vested RSU. The RSUs have Dividend Equivalent Rights. Equity grants, including RSUs, are made as soon as practical in the new fiscal year after the Board has reviewed and approved our fiscal year financial plan and the Compensation Committee has reviewed and approved proposed salaries, EIP targets and equity awards to NEOs.

The formula described above was chosen because it produces a number of units that the Committee believes bears an appropriate relationship to the amount of cash incentive compensation and total compensation, enhances retention of key talent, and aligns with shareholder interests. The following table provides the RSU calculation and vesting schedule under the fiscal 2011 EIP, and identifies the RSUs granted to NEOs on April 14, 2010, for fiscal 2011.

			RSU Calculation	FY11 EIP
		Annual	(Annual EIP	RSUs	Year 1	Year 2	Year 3	Year 4
	April 14, 2010	EIP	Target / 2	Awarded	Vest	Vest	Vest	Vest
Name	Base Salary	Target	* Base Salary) / FMV	(#)	(#)	(#)	(#)	(#)

Peter Karmanos, Jr.	$1,200,000	200%	(200% / 2	139,049	34,763	34,762	34,762	34,762
			* $1,200,000) / $8.63
Laura L. Fournier	$500,000	200%	(200% / 2	57,937	14,485	14,484	14,484	14,484
			* $500,000) / $8.63
Robert C. Paul	$650,000	200%	(200% / 2	75,318	18,830	18,830	18,829	18,829
			* $650,000) / $8.63
Denise A. Starr	$450,000	100%	(100% / 2	26,071	6,518	6,518	6,518	6,517
			* $450,000) / $8.63
Patrick A. Stayer	$350,000	100%	(100% / 2	20,278	5,070	5,070	5,069	5,069
			* $350,000) / $8.63

Fiscal 2011 Executive Compensation Comparison

Towers Watson prepared a compensation comparison using our fiscal 2011 peer group to determine the percentile rankings by total direct compensation for our NEOs relative to their counterparts in our peer companies for the year just completed. Total direct compensation includes base salary, annual bonus incentives earned, and long-term incentives granted. The data evaluated was compiled from the most recent proxy filings by these peers. In fiscal 2011, the total direct compensation for our Chairman and CEO, Mr. Karmanos, was at the 58th percentile of the peer group. Mr. Paul’s total direct compensation was at the 21st percentile of the five companies in the peer group that had an officer with the title of President/COO. Ms. Fournier’s total direct compensation was at the 60th percentile of the peer group. Ms. Starr’s total direct compensation was lowest among the two companies in the peer group that had an officer with the title of Chief Administrative Officer or Senior Vice President — Administration. Mr. Stayer’s total direct compensation was the lowest among the five companies in the peer group that had an officer with the title of Executive Vice President or Senior Vice President of Sales.

Fiscal 2012 Executive Compensation Program

The fundamental aspects of our executive compensation program will remain the same for fiscal 2012. The program will continue to emphasize pay for performance tied to corporate financial objectives and follow best practices where possible. Based on a thorough review of the pay practices at our peer group companies and an analysis prepared by Towers Watson, the Compensation Committee approved the following changes to the fiscal 2012 EIP, which are described in more detail below:

•	Performance measures are EPS and Revenue

•	Reset overall target pay levels for annual and long-term incentives (see table below)

•	Adjusted the long-term incentive grant mix (1/3 long-term cash, 1/3 stock options, 1/3 RSUs)

Corporate Leadership

On June 3, 2011, the Board of Directors approved the appointment of Robert C. Paul as Chief Executive Officer. Peter Karmanos, Jr., who had been serving as Chairman and Chief Executive Officer, remains employed by the Company and serves as Executive Chairman. The Board also approved the appointment of Joseph R. Angileri as President and Chief Operating Officer. All of these appointments became effective June 20, 2011.

Base Salary

Base salaries for fiscal 2012 were determined in accordance with the process described above. Based on fiscal 2012 peer group data, positive performance results for the completed fiscal year, the tenure and responsibility level of each specified NEO and changes to the management structure, the Executive Chairman proposed and the

Compensation Committee approved for fiscal 2012 a 7.7 percent salary increase for Mr. Paul, the newly promoted CEO; a starting salary of $600,000 for Mr. Angileri, the newly-hired President/COO; a 10 percent increase for Ms. Fournier, the CFO; a 5.5 percent increase for Ms. Starr, the CAO; and a 17.6 percent increase for Mr. Stayer, the Executive Vice President, Worldwide Solutions.

Executive Incentive Program

Annual and long-term incentive opportunities continue to be provided under the EIP. As noted above, the Compensation Committee evaluated and approved specific changes to the EIP for fiscal 2012.

Performance Measures

The Compensation Committee approved replacing Total Sales Commitments with Revenue for fiscal 2012 so that performance under the FY12 EIP will be measured according to EPS and Revenue, defined as follows:

•	EPS before unusual items — defined as net income, before the impact of unusual items (such as gain on divestiture of product lines; restructuring and related costs; and impairment of intangible assets), divided by the weighted average diluted shares outstanding for the year.

•	Revenue — defined as the sum of revenue from software license, maintenance, subscription and professional services (including application services) arrangements recognized during the fiscal year in conformity with US GAAP.

We believe that Revenue is now a more appropriate measure of our sales performance and growth in view of the changes in our business operations structure, namely the creation of separate business units for each of our revenue-generating divisions (Application Performance Management, Covisint, Mainframe, Changepoint, Uniface, and Professional Services). In addition, it is more consistent with our externally reported financial statements and, like EPS, provides greater transparency so that our shareholders can more readily assess our performance.

Reset Overall Target Pay Levels

Based on an analysis of pay levels at our peer group companies and other benchmark data, Towers Watson recommended to the Committee that the annual and long-term incentive targets (as a percentage of salary) for some of our executive officers be adjusted downward. The following table compares the annual and long-term incentive targets for fiscal 2011 and the adjusted targets that will apply in fiscal 2012:

	FY11 Incentive Multiples		FY12 Incentive Multiples
	(% of salary)		(% of salary)
Executive Grouping	Annual	Long-Term	Annual	Long-Term

Executive Chairman	n/a	n/a	100%	175%
CEO	200%	200%	100%	175%
COO	200%	200%	100%	175%
CFO	200%	200%	100%	140%
CAO	100%	100%	100%	100%
EVP Sales	100%	100%	100%	100%

Long-Term Incentive Grant Mix

Based upon the results of a peer review by Towers Watson, which showed a trend toward awarding a mix of long-term equity incentives in the form of stock options as well as RSUs or restricted stock, the Compensation Committee approved a change to the mix of grants awarded under the long-term component of our EIP. To ensure that we remain competitive with our peers in the market for executive talent, the Committee determined for fiscal 2012 that a combination of cash and equity should be awarded as the long-term incentive component of compensation. Specifically, the Committee approved the long-term EIP component to be divided in thirds, with one third payable in cash as a Long-Term Cash Award, one third granted in stock options and one third granted in RSUs. This long-term incentive mix is illustrated in the table below.

Under the fiscal 2012 EIP, each NEO has an “Annual EIP Target” of 100 percent of base salary. The Annual EIP Target is divided equally between the EPS and Revenue performance goals. If the performance goals are met, the NEO would receive an Annual Cash Award following the fiscal year end as determined by the performance levels attained. The “Long-Term EIP Target” for NEOs is tiered at 175, 140 or 100 percent of base salary. The tier for each NEO was set according to the NEO’s level of responsibility within the Company. The following table provides hypothetical examples of the fiscal 2012 EIP components and tiered targets for an NEO with an annual salary of $500,000 and performance levels attained at target:

	Annual Performance
	Cash Award			Long-Term	Long-Term Performance Incentives
Annual EIP	50%	50%	Long-Term	EIP Total	33%	33%	33%
Target	EPS	Revenue	EIP Target	Value	Cash	Stock Option(1)	RSU(2)

100%	$250,000	$250,000	175%	$875,000	$291,666	$291,667	$291,667
100%	$250,000	$250,000	140%	$700,000	$233,333	$233,333	$233,334
100%	$250,000	$250,000	100%	$500,000	$166,666	$166,667	$166,667

(1)	The number of shares awarded as stock options will be determined by applying a Black-Scholes option pricing model calculation to the target dollar value.

(2)	The number of share units awarded as RSUs will be determined by dividing the target dollar value by the fair market value (closing price on the date preceding the award date) of the Company’s stock.

Fiscal 2012 Equity Awards

In June 2011, the Compensation Committee approved grants of stock options and RSUs as of July 1, 2011, to the NEOs under the LTIP and the EIP for fiscal 2012 based upon the formula set forth above. The RSUs have the same terms as grants made in fiscal 2011. The options have an exercise price equal to fair market value on the date of grant and have vesting and termination provisions similar to the RSUs.

	FY12 EIP	FY12 EIP
Name and Position	Stock Option	RSU

Peter Karmanos, Jr., Executive Chairman	167,865	71,721
Robert C. Paul, CEO	97,921	41,837
Laura L. Fournier, CFO	61,550	26,297
Denise A. Starr, CAO	37,969	16,222
Patrick A. Stayer, EVP-WW Solutions	39,967	17,076

Executive Employment Agreement

In connection with the change in Mr. Karmanos’ position from Chairman and CEO to Executive Chairman, the Compensation Committee and the Board determined that the Company should enter into the Executive Employment Agreement dated July 1, 2011 (“Executive Agreement”) with Mr. Karmanos. The Executive Agreement is effective July 1, 2011 and terminates on March 31, 2013, after which Mr. Karmanos’ post-retirement consulting agreement arrangement described below will become effective. As Executive Chairman, Mr. Karmanos will continue to be actively involved in our day-to-day operations. The Compensation Committee and the Board believe the Executive Agreement is appropriate and in the Company’s best interests for a number of reasons including: the need to continue Mr. Karmanos’ role in providing strategic advice, mentoring and direction with respect to our business operations and ensuring that our executive succession plan is executed effectively during the transition to the new leadership team, in particular the new CEO and new President/COO; the need to continue to have access to his nearly 40 years of experience with the Company, our major customers, and the technology industry; and the need to provide a specific termination date of March 31, 2013 for his employment as Executive Chairman and completion of the leadership transition process.

For the term of the Executive Agreement, Mr. Karmanos will be entitled to: (i) a base salary at an annual rate of $1.2 million, which has been his base salary since fiscal 2009; and (ii) participate in the Company’s EIP with annual and long-term incentive targets at 100 percent and 175 percent of his base salary, respectively. In addition, his existing stock options and RSUs will continue to vest in accordance with their terms. During the term of the Executive Agreement, Mr. Karmanos will also be eligible to continue to participate in the Company’s health and other insurance benefit plans and will continue to have an office, administrative support, use of an automobile and reimbursement for all business-related expenses.

The Executive Agreement also obligates Mr. Karmanos to abide by standard confidentiality, non-disparagement and cooperation terms, as well as a covenant not to compete and not to solicit employees or customers that extends during the term of the Executive Agreement and through the second anniversary of the date on which Mr. Karmanos’ employment terminates. The Company is obligated to maintain directors and officers liability insurance during the term of the Executive Agreement and for six years thereafter on terms no less favorable than currently in effect. The Executive Agreement may be terminated by the Company at any time with 30 days notice and may be terminated by Mr. Karmanos at any time. Payments, if any, upon termination of employment prior to the expiration of the term are defined in the Executive Agreement and are described below under “Potential Payments Upon Termination or Change in Control — Executive Employment Agreement.”

Employee Benefits and Other Perquisites

Benefit Programs

The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each NEO and all other eligible employees. The Company also provides vacation and other paid holidays to all employees, including the NEOs, which are comparable to those provided at similar companies.

Qualified Plans

Since 1986, the Company has maintained a qualified defined contribution plan known as the Employee Stock Ownership Plan, or “ESOP”, and 401(k) Salary Reduction Arrangement, or “401(k)”. All U.S. employees are eligible to participate immediately upon hire in the 401(k). The NEOs are eligible to contribute a portion of their salaries on a pre-tax basis to the 401(k). The Company does not provide any 401(k) match.

The Company occasionally makes discretionary contributions of Company stock to the ESOP. While the Company no longer contributes shares of Company stock to the accounts of the executive officers, the NEOs continue to hold shares in their ESOP accounts and from time to time receive a pro rata allocation of the value of partial shares and interest earnings accumulated by the plan administrator in the form of common shares. On November 26, 2010, such an allocation was made. A total of 27.5 shares were distributed to the ESOP accounts of NEOs.

NEOs and other employees are also permitted to participate in the ESPP under which employees can elect to have up to 10 percent of their compensation withheld to purchase Company stock at the close of the offering period selected from time to time by the Board. The value of the stock purchased in any calendar year cannot exceed $25,000 per employee. The purchase price is 95 percent of the fair market value on the last day of each offering period. The fair market value is determined as the closing market price on the market date immediately preceding the last day of the offering period. Mr. Karmanos has purchased shares from the Company on the same terms, except for the tax benefit afforded to other employees, although historically he has not participated directly in the ESPP due to eligibility restrictions relating to his prior beneficial ownership of more than five percent of the Company’s outstanding shares. During fiscal 2011, Mr. Karmanos purchased 2,427 shares under this arrangement. In late fiscal 2011, Mr. Karmanos’ beneficial ownership in the Company decreased to less than five percent. As a result, Mr. Karmanos will be eligible to participate in the Code Section 423 portion of the ESPP with the first offering period purchase in 2012, provided that his beneficial ownership remains below five percent.

Use of Automobile

Under a Motorsports Sponsorship Agreement between the Company and General Motors Corporation (the “GM Marketing Agreement”), GM provides the Company with the option to use seven automobiles. Some of the NEOs have been granted the use of automobiles under the GM Marketing Agreement. For each NEO using one of these automobiles, an equivalent “lease value” is reported as W-2 imputed income. The incremental cost to the

Company is the employment tax assessed on the imputed income. Additionally, the Company pays the insurance and maintenance costs for the vehicles used by Mr. Karmanos.

Other Perquisites

The NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to facilitate their access to work functions and personnel and encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as tickets to sporting and special events and travel expenses for spouses to certain Company conferences. These perquisites are further discussed in footnote 5 to the Summary Compensation Table.

The Company leases a 25 percent share of a private jet owned by an unrelated third party for business purposes at a flat monthly management fee. On occasion, the Company allows NEOs to use the jet for personal purposes. For each flight, the Company is charged a flat rate for each flight hour, catering fees for food and beverage and a variable fuel charge (collectively, “Flight Expense”). When an NEO uses the jet for personal travel or personal business, the NEO must reimburse the Company for the Flight Expense charged to the Company. Therefore, there is no incremental cost to the Company for personal use of the jet.

Deductibility of Executive Compensation

Code Section 162(m) restricts the deductibility of executive compensation paid to the Company’s CEO and certain other NEOs to not more than $1 million in annual compensation (including gains from vesting RSUs and the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The LTIP and some of the Company’s other option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. In addition, the LTIP contains provisions that permit us to pay other performance-based compensation that would be exempt from restrictions on deductibility under Section 162(m) if properly structured. Some components of our compensation program result in payments that are subject to these restrictions on deductibility. However, the Compensation Committee has concluded that the effect on the Company’s results of operations from the limit on deductibility is not material and that it is appropriate to exceed the restrictions on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders. The Committee may continue to approve non-deductible compensation in appropriate circumstances.

Termination of Employment

Employment or Severance Arrangements

We have from time to time entered into severance arrangements with executives leaving the Company. In addition, as described above, Mr. Karmanos is now employed pursuant to the Executive Agreement. Payments, if any, upon termination of his employment prior to the expiration of the term of the Executive Agreement are described below under “Potential Payments Upon Termination or Change in Control — Executive Employment Agreement.” We do not currently have a formal policy of providing salary and/or benefits continuation associated with either a change in control or termination of employment, with the exception of the provisions in our outstanding stock option grants, RSU and PSU awards that accelerate vesting upon death, disability or a change in control and the provisions of our EIP (which is subject to the LTIP) that provide prorated payment of Annual Cash Awards and accelerated payment of earned Long-Term Cash Awards upon death or disability. Instead, such arrangements are made and structured based on circumstances prevailing at the time. We do not provide any tax gross-ups if the value of accelerated stock options, RSUs or PSUs exceed the limits in the Code relating to “golden parachute” payments.

Post-Retirement Consulting Agreement

On March 1, 2007, the Company entered into a post-retirement consulting agreement with its Chairman and Chief Executive Officer, Peter Karmanos, Jr. The purpose of this agreement is to allow the Company to continue to take advantage of Mr. Karmanos’ special knowledge of the industry, the Company and our customers for a period of time after his Executive Employment Agreement expires and he is no longer actively involved in our day-to-day operations. The agreement with Mr. Karmanos is described below under “Potential Payments Upon Termination or Change in Control — Post-Retirement Consulting Agreement.” The agreement was reviewed and approved by the Compensation Committee and subsequently approved by the full Board. Effective June 20, 2011, Mr. Karmanos was appointed as the Executive Chairman of the Board. He remains a full-time employee of the Company subject to the Executive Employment Agreement referenced above until March 31, 2013, at which time his post-retirement consulting agreement will become effective.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee determines and implements compensation and benefit programs for executive officers and other employees of the Company.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement for the fiscal year ended March 31, 2011. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

By the Compensation Committee,
William O. Grabe
Dennis W. Archer
Ralph J. Szygenda

Summary Compensation Table

The following table sets forth information concerning the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of our three other most highly compensated executive officers for services rendered in fiscal 2011 who were serving as executive officers on March 31, 2011.

							Non-Equity
							Incentive	All
					Stock	Option	Plan	Other
		Salary		Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Peter Karmanos, Jr.	2011	1,200,000		0	1,199,993	0	2,394,000	15,548	4,809,541
Chairman of the Board	2010	1,200,000		360,000	3,222,530	0	3,582,000	227,834	8,592,364
& Chief Executive Officer	2009	1,200,000		0	620,467	2,142,000	0	193,474	4,155,941

Laura L. Fournier	2011	500,000		0	499,996	0	997,500	2,806	2,000,302
Chief Financial Officer	2010	450,000		135,000	1,461,266	0	1,343,250	0	3,389,516
	2009	450,000		0	232,677	2,142,000	0	10,675	2,835,352
Robert C. Paul	2011	650,000		0	649,994	0	1,296,750	8,740	2,605,484
President & Chief	2010	550,000		165,000	1,271,229	711,350	1,641,750	11,907	4,351,236
Operating Officer	2009	550,000		0	284,377	2,142,000	0	13,595	2,989,972
Denise A. Starr	2011	450,000		0	224,993	0	448,875	101	1,123,969
Chief Administrative	2010	425,000		63,750	212,497	0	643,313	0	1,344,560
Officer	2009	425,000		0	0	1,130,908	0	10,352	1,566,260
Patrick A. Stayer	2011	400,000	(6)	0	174,999	0	423,938	9,876	1,008,813
Executive Vice President,	2010	350,000		52,500	174,995	0	522,375	11,907	1,111,777
Worldwide Solutions

(1)	Represents amounts paid and accrued to the NEOs as discretionary cash bonuses for fiscal 2010 performance. Two-thirds of these amounts were paid in May 2010. The remainder was deferred until April 2012 and will be paid only if the recipient meets the continuing employment condition for Long-Term Cash Awards described above.

(2)	Represents the award date fair value associated with RSUs and PSUs awarded in the respective fiscal years, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

The fiscal 2010 amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier. The vesting provisions for the PSUs are discussed following the “Grants of Plan-Based Awards” table under “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.”

(3)	For fiscal 2009, represents the grant date fair value associated with stock options awarded in that year, calculated in accordance with ASC No. 718-10 “Share Based Payment,” excluding any forfeiture adjustments. These amounts do not necessarily represent the amount of the benefit, if any, that the option holder may realize from the exercise of options. The assumptions we used to calculate these amounts are discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

The amount for Mr. Paul for fiscal 2010 represents the grant date fair value of options to purchase Covisint shares granted under the Covisint LTIP. Provisions for the Covisint option are also discussed following the “Grants of Plan-Based Awards” table under “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.” The exercise price of the options is $52.00 per share, the fair market value on the date of grant. We used the Black-Scholes option pricing model to calculate the fair value of the Covisint option, the methodology of which is discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K. The assumptions we used were as follows: an expected volatility of 61.54 percent; a risk-free interest rate of 3.46 percent; expected life at date of grant of eight years. Based on these factors, the grant date fair value of the Covisint option was $34.70 per share. Dividend yields were not a factor in determining fair value of stock options granted as Covisint has never issued cash dividends and does not anticipate issuing them in the future.

(4)	The table below shows the component amounts of non-equity incentive payments made to the NEOs under the EIP in fiscal 2011, 2010 and 2009. The fiscal 2011 Annual Cash Award was paid in May 2011 and payment of the fiscal 2011 Long-Term Cash Award, the entire amount of which is stated below, is deferred until April 2013 to current NEO recipients who meet the continuing employment condition described above. The fiscal 2010 Annual Cash Award was paid in May 2010 to the current NEOs and payment of the fiscal 2010 Long-Term Cash Award was deferred until April 2012 and is paid only if the recipient meets the continuing employment condition described above. No Annual Cash Awards were paid for fiscal 2009 and no fiscal 2009 Long-Term Cash Awards were credited for deferred payment.

		EIP Annual	EIP Long-Term
		Cash Award	Cash Bonus	Total
Name	Year	($)	($)	($)

Peter Karmanos, Jr.	2011	1,596,000	798,000	2,394,000
	2010	2,388,000	1,194,000	3,582,000
	2009	0	0	0
Laura L. Fournier	2011	665,000	332,500	997,500
	2010	895,500	447,750	1,343,250
	2009	0	0	0
Robert C. Paul	2011	864,500	432,250	1,296,750
	2010	1,094,500	547,250	1,641,750
	2009	0	0	0
Denise A. Starr	2011	299,250	149,625	448,875
	2010	422,875	211,438	634,313
	2009	0	0	0
Patrick A. Stayer	2011	282,625	141,313	423,938
	2010	348,250	174,125	522,375

(5)	All Other Compensation includes amounts for perquisites such as use of automobiles, insurance and maintenance; tickets to sporting and special events; travel expenses for spouses to certain Company conferences and events. Perquisites have been valued for purposes of these tables on the basis of 100 percent of the aggregate incremental cost to the Company. All Other Compensation in fiscal 2010 and 2009 for Mr. Karmanos included reimbursement for security services at his residence. Reimbursement for these services was discontinued effective for fiscal 2011 and thus no amount is included in the table for fiscal 2011.

(6)	Mr. Stayer’s salary at the beginning of fiscal 2011 was $350,000, which was later increased to $425,000. The amount shown in the table for fiscal 2011 is the total base salary paid through the fiscal year end.

Grants of Plan-Based Awards

The following table shows both the range of cash awards that could have been earned and the actual equity awards granted to the NEOs during fiscal 2011.

					All other
					Stock	Grant
					Awards:	Date Fair
		Estimated Future Payouts Under			Number of	Value of
		Non-Equity Incentive Plan			Shares of	Stock and
		Awards(1)			Stock or	Option
		Threshold	Target	Maximum	Units	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	$(3)

Peter Karmanos, Jr.	04-14-2010				139,049	1,199,993
		900,000	3,600,000	5,400,000
Laura L. Fournier	04-14-2010				57,937	499,996
		375,000	1,500,000	2,250,000
Robert C. Paul	04-14-2010				75,318	649,994
		487,500	1,950,000	2,925,000
Denise A. Starr	04-14-2010				26,071	224,993
		168,750	675,000	1,012,500
Patrick A. Stayer	04-14-2010				20,278	174,999
		150,000	600,000	900,000

(1)	Amounts shown in the table represent potential amounts that could have been earned under the EIP for performance in fiscal 2011. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Two-thirds of the amounts earned in fiscal 2011 were paid in early fiscal 2012 and the remainder will be paid in early fiscal 2014 if the recipient meets the continuing employment condition described above. For more information regarding the corporate goals for 2011, see “Compensation Discussion and Analysis.”

(2)	The April 14, 2010 awards are RSUs that vest in equal annual installments over four years as set forth above in “Compensation Discussion and Analysis — How Executive Compensation Is Determined — Equity Awards.”

(3)	The assumptions we used to calculate the RSU amounts shown are in accordance with ASC No. 718-10 “Share Based Payment” as discussed in Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011. The fair value for each RSU is calculated based on the grant date fair market value, as defined in the LTIP (the closing sale price on the trading date immediately preceding the grant date).

Equity-Based Awards

Generally

Grants of Company equity-based awards are made under the Company’s LTIP. A limited number of options to purchase Covisint common stock have also been granted under the Covisint LTIP. The Company currently has reserved an aggregate of 28,000,000 of its common shares to be awarded under the Company’s LTIP, and Covisint has reserved 150,000 of its common shares for issuance under the Covisint LTIP, in each case subject to adjustment for forfeitures, cancellations, expirations and other terminations, and for changes made to the outstanding common shares by reason of any mergers, stock splits or similar transactions. The Company’s LTIP is administered by its Compensation Committee and the Covisint LTIP is administered by its board of directors (though compensation paid to individuals who are executive officers of the Company is also subject to oversight by the Company’s Compensation Committee). The administrator of each plan may grant stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, performance-based cash or stock awards and cash incentive awards under the respective plan. The terms of each award are set forth in a written agreement with the recipient. All employees and directors of the Company and its subsidiaries who are selected by the Compensation Committee in its sole discretion from time to time are eligible to participate in the Company’s LTIP. Similarly, all employees and directors of Covisint, any of its subsidiaries or the Company who are selected by its board from time to time are eligible to participate in the Covisint LTIP. The Company’s LTIP has been amended and restated, subject to shareholder approval of the proposal under Item 5 of this Proxy Statement. The following describes the Company’s LTIP and Covisint LTIP in their current form, without giving effect to the modifications contained in the amended and restated Company LTIP which are subject to shareholder approval. For further details regarding these modifications, see “Item No. 5 — Proposal to Approve the Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan.”

Options and stock appreciation rights may not be exercised after the tenth anniversary of the grant date. The exercise price of any option or stock appreciation right must not be less than the fair market value of our common shares on the grant date. Payment upon exercise of an option may be made in cash or pursuant to various cashless methods. Upon exercise of a stock appreciation right, the participant will have the right to receive the excess of the aggregate fair market value of the shares on the exercise date over the aggregate exercise price. Payments may be made to the holder in cash or common shares as specified in the grant agreement. Option and stock appreciation right awards may not include rights to dividend equivalents or reload option grants. Incentive stock options are subject to certain additional limitations.

Awards of restricted stock and restricted stock units are subject to restrictions on transferability and alienation and other restrictions as the relevant administrator may impose. Subject to applicable restrictions on transfer, recipients of restricted shares that are issued and outstanding have the same rights as other shareholders, including all voting and dividend rights, prior to vesting. Recipients of restricted stock units may receive dividend equivalent rights at the relevant administrator’s discretion. Restricted stock units may be payable in common shares or cash as of the vesting date.

Performance awards consist of the right to receive cash or common shares. The written agreement for each grant will specify the performance goal or goals, the period over which the goals are to be attained, the payment schedule if the goals are attained and other terms as the relevant administrator determines. A participant will be entitled to vote any shares that are issued and outstanding prior to satisfaction of the performance goals, and any dividends received will be reinvested in additional performance shares subject to the related performance goals.

Incentive awards may be based on the attainment of performance levels of the Company or Covisint, as the case may be, as established by the relevant administrator. Incentive awards will be paid in cash and will equal a percentage of the participant’s base salary for the fiscal year, a fixed dollar amount or some other formula determined by the relevant administrator.

The relevant administrator may designate that any award in the form of restricted stock, restricted stock units, performance shares, performance stock units or incentive awards be granted pursuant to Section 162(m) of the Code. As a result, such grants will be subject to certain additional requirements intended to satisfy the exemption for performance-based compensation under Section 162(m). The plans also contain limitations on the amount of grants if intended to comply with the performance-based compensation exemption under Section 162(m).

The plans permit the relevant administrator to determine in the grant agreement the consequences of termination of employment or services, and contain provisions in the event the grant agreement is silent. Awards are not transferable other than by will or the laws of descent and distribution or the consent of the relevant administrator, and stock options and stock appreciation rights may only be exercised by the participant during his or her lifetime.

No new awards may be granted under the Company’s LTIP after June 24, 2017, or under the Covisint LTIP after August 24, 2019. The relevant administrator may terminate the plan or the granting of any awards under the plan at any time. In addition, the relevant administrator may amend the plan and the terms of outstanding awards, but the approval of shareholders or, in the case of outstanding awards, recipients, is required for certain amendments.

Awards under the plans are generally subject to special provisions upon the occurrence of a change in control transaction of the kind described in the plans. The relevant administrator may provide that upon a change in control transaction, outstanding options and stock appreciation rights become fully exercisable; any restricted stock and RSUs become vested and transferable; any performance goals are deemed satisfied and any restrictions on any performance award immediately lapse and the awards become immediately payable; or awards may be treated in any other way as determined by the relevant administrator. The relevant administrator may also determine that upon a change in control, any outstanding option or stock appreciation right be cancelled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price.

Fiscal 2010 Covisint-related Performance Awards

In December 2009, the Compensation Committee approved discretionary grants of performance stock units, or PSUs, to Mr. Karmanos (281,690 PSUs) and Ms. Fournier (140,845 PSUs). The PSUs will vest if the recipient continues to be employed by the Company and upon the earlier to occur of one of the following conditions being met: (1) the Company’s Covisint subsidiary attaining total organic revenue on a US GAAP basis exceeding $150 million for any four consecutive completed calendar quarters prior to August 26, 2015 (the “Covisint Revenue Condition”); or (2) upon the closing date of an initial public offering of Covisint common stock on or prior to August 26, 2015 (the “IPO Condition”).

These PSUs also vest upon the recipient’s death, disability or a change in control of the Company. If the PSUs become vested, each PSU would be settled for one share of the Company’s common stock. The units may not be settled in cash. Although the documentation relating to the grants contemplates grants of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the Covisint Revenue Condition and a separate grant of 281,690 and 140,845 PSUs for Mr. Karmanos and Ms. Fournier, respectively, vesting on the occurrence of the IPO Condition, the grant agreements provide that the Committee reserves the right to reduce or eliminate the recipient’s right to shares of common stock subject to the PSUs at any time on or before vesting. The Committee will cancel one such grant if the other becomes vested so that the number of shares issued upon vesting of the PSUs does not exceed 281,690 and 140,845 shares for Mr. Karmanos and Ms. Fournier, respectively. If not previously vested, the PSUs will also be cancelled on the earlier of (i) the recipient ceasing to be employed by the Company; (ii) the date on which a change in control of Covisint occurs; or (iii) August 26, 2015; provided, that the Committee may cause the units not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP.

The Committee also approved a grant to Mr. Paul of 20,500 Covisint stock options with an exercise price of $52.00 per share in December 2009 made by the Covisint Board of Directors under the Covisint LTIP. The option exercise price may be paid in cash or pursuant to various cashless exercise methods described in the option agreement and the Covisint LTIP. The options vest upon the closing date of an initial public offering of Covisint common stock or a change in control of Covisint and, if vested, will remain exercisable until August 25, 2019, unless cancelled or terminated. The options will terminate on August 25, 2015, if there is no initial public offering of Covisint common stock or a change in control of Covisint on or before August 25, 2015. The options will also terminate upon the termination of Mr. Paul’s employment for any reason, including death or disability, or a change in control of the Company. Following termination of employment by the Company without cause or by Mr. Paul, if the options have vested, Mr. Paul would have the right to exercise for up to 30 days after termination. If his employment is terminated for cause, his right to exercise terminates immediately. If his employment terminates due to death or disability, previously vested options may be exercised for 12 months after termination. In no event may exercise of the options occur after August 25, 2019.

The Committee concurrently approved a discretionary grant of 100,450 PSUs to Mr. Paul pursuant to the Company’s LTIP. These PSUs will vest on August 26, 2015, if he continues to be employed by the Company and the Covisint Revenue Condition is satisfied. If not previously vested, these PSUs will be canceled upon the earlier of (i) the closing date of an initial public offering of Covisint common stock occurring on or before August 25, 2015; (ii) Mr. Paul ceasing to be employed by the Company; (iii) the date on which a change in control of Covisint occurs; or (iv) August 26, 2015; provided, that the Committee may cause the PSUs not to terminate in the event the recipient ceases to be employed by the Company due to death or disability. Upon vesting, Mr. Paul will receive one Company common share for each PSU. The PSUs will not be settled in cash. Prior to vesting, the PSUs have Dividend Equivalent Rights but no voting rights and are not transferable except under limited circumstances provided in the LTIP. In summary, Mr. Paul’s Covisint options will not vest if the PSUs granted to him vest, and such PSUs will not vest if the Covisint options vest.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the NEOs as of March 31, 2011.

	Option Awards								Stock Awards
													Equity
													Incentive
													Plan
											Equity		Awards:
					Equity						Incentive		Market
					Incentive						Plan		or
					Plan				Number of	Market	Awards:		Payout
	Number of		Number of		Awards:				Shares or	Value of	Number of		Value of
	Securities		Securities		Number of				Units of	Shares or	Unearned		Unearned
	Underlying		Underlying		Securities				Stock	Units of	Shares, Units		Shares, Units
	Unexercised		Unexercised		Underlying		Option		That	Stock That	or Other		or Other
	Options		Options		Unexercised		Exercise	Option	Have Not	Have Not	Rights That		Rights That
	(#)		(#)		Unearned		Price	Expiration	Vested	Vested	Have Not		Have Not
Name	Exercisable(1)		Unexercisable(1)		Options (#)		($)	Date	(#)	($)	Vested		Vested

Peter Karmanos, Jr.	570,000						6.9600	05-22-2012
	95,000						3.4250	04-02-2013
	97,185						7.4700	04-01-2014
	194,370						7.2450	06-22-2015
	150,000		50,000				7.2800	08-22-2016
	105,000		105,000				9.4000	11-08-2017
	300,000	(2)	200,000				7.8500	04-17-2018
	—		—				—	—	104,986	1,212,588
	—		—				—	—	118,890	1,373,180
	—		—				—	—	139,049	1,606,016
	—		—				—	—			281,690	(3)	3,253,520	(3)
Laura L. Fournier	120,000						6.9600	05-22-2012
	32,500						3.4250	04-02-2013
	33,759						7.4700	04-01-2014
	80,000						7.2450	06-22-2015
	67,500		22,500				7.2800	08-22-2016
	45,000		45,000				9.4000	11-08-2017
	300,000	(2)	200,000				7.8500	04-17-2018
	—		—				—	—	39,370	454,724
	—		—				—	—	44,583	514,934
	—		—				—	—	57,937	669,172
	—		—				—	—			140,845	(3)	1,626,760	(3)
Robert C. Paul	250,000						7.7300	03-01-2014
	40,000						7.4700	04-01-2014
	81,840						7.2450	06-22-2015
	63,750		21,250				7.2800	08-22-2016
	42,500		42,500				9.4000	11-08-2017
	300,000	(2)	200,000				7.8500	04-17-2018
					20,500	(4)	52.0000	08-25-2019
	—		—				—	—	48,118	555,763
	—		—				—	—	54,491	629,371
	—		—				—	—	75,318	869,923
	—		—				—	—			100,450	(3)	1,160,198
Denise A. Starr	17,391						7.4700	04-01-2014
	20,000						7.2450	06-22-2015
			10,000				7.2800	08-22-2016
	20,000		20,000				9.4000	11-08-2017
			80,000	(2)			7.8500	04-17-2018
			42,500				11.4300	09-02-2018
	—		—				—	—	21,053	243,162
	—		—				—	—	26,071	301,120
Patrick A. Stayer	25,000		25,000				9.6600	11-07-2017
	200,000	(5)	300,000				7.2200	04-10-2018
	—		—				—	—	17,337	200,242
	—		—				—	—	20,278	234,211

(1)	Unless otherwise noted, 50 percent of the options become exercisable on the third anniversary of the date of grant, and 25 percent of the options vest on each of the fourth and fifth anniversaries of the date of grant. The options become 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(2)	30 percent of the options become exercisable on each of the first and second anniversary of the date of grant, and 40 percent of the options vest on the third anniversary of the date of grant. The options become 100 percent exercisable in the event of death, disability or a change in control. The options expire ten years after the date of grant.

(3)	The vesting provisions for the PSUs are discussed above in “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.” The number of units and market value amounts for Mr. Karmanos and Ms. Fournier include only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

(4)	The shares awarded represent options to purchase Covisint common stock. These options vest as set forth above in “Equity-Based Awards — Fiscal 2010 Covisint-related Performance Awards.”

(5)	20 percent of the options become exercisable annually on the first through fifth anniversary of the date of grant. The options expire ten years after the date of grant.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised and RSUs vested during fiscal 2011 by each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	On Vesting
Name	(#)	($)(1)	(#)	($)(2)

Peter Karmanos, Jr.	3,386,140	7,381,478	39,630	309,907
Laura L. Fournier	330,691	602,486	14,862	116,221
Robert C. Paul	0	0	18,164	142,042
Denise A. Starr	461,579	925,834	7,018	54,881
Patrick A. Stayer	0	0	5,780	45,200

(1)	The value is the actual gain realized by subtracting the option price from the market price received at the time of exercise multiplied by the number of shares.

(2)	The value is based on the fair market value of common stock on the day of vesting (defined as the closing sale price on the trading date immediately preceding the vest date) multiplied by the number of units vesting.

Potential Payments Upon Termination or Change in Control

Equity Vesting Acceleration

Except for the Executive Agreement with Mr. Karmanos described above, we have not entered into employment or severance agreements with any of the current NEOs. However, the NEOs have unvested options, RSUs and PSUs that would immediately become exercisable due to their death or permanent disability or if we were acquired by a third party. The following table shows the value of the options, RSUs and PSUs that would have become exercisable by each NEO if, on March 31, 2011 (the last business day of fiscal 2011), they were to die or become disabled or we were acquired. The Option Amount was determined by multiplying the difference between $11.55 (the closing market price on March 31, 2011) and the option exercise price by the number of unvested options that would have vested due to such an event. Options with an exercise price of $11.55 or more and options that fully vested prior to March 31, 2011, were disregarded. The RSU/PSU Amount was calculated by multiplying the number of unvested units by $11.55 (the closing market price on March 31, 2011).

	Option Amount	RSU/PSU Amount
Name	($)	($)

Peter Karmanos, Jr.	1,179,250	7,445,303	(1)
Laura L. Fournier	932,825	3,265,589	(1)
Robert C. Paul	922,113	3,215,254	(2)
Denise A. Starr	386,800	544,282
Patrick A. Stayer	1,346,250	434,453

(1)	The RSU/PSU Amount for Mr. Karmanos and Ms. Fournier includes only one of the two PSU awards of 281,690 shares and 140,845 shares each that were made to Mr. Karmanos and Ms. Fournier, respectively. One award vests upon satisfaction of the Covisint Revenue Condition and the other vests upon satisfaction of the IPO Condition. The Committee will cancel one of the grants if the other vests so that the number of shares issued upon vesting of the PSUs will not exceed 281,690 shares for Mr. Karmanos and 140,845 shares for Ms. Fournier.

(2)	Excludes Mr. Paul’s Covisint stock options, which cancel at termination, death, disability or change in control of the Company.

Executive Employment Agreement

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company entered into the Executive Agreement with our Executive Chairman, Peter Karmanos, Jr. with an effective date of July 1, 2011, and a termination date of March 31, 2013, after which Mr. Karmanos’ post-retirement consulting agreement arrangement described below will become effective. For the term of the Executive Agreement, Mr. Karmanos will be entitled to: (i) a base salary at an annual rate of $1,200,000; and (ii) participate in the Company’s EIP with annual and long-term incentive targets at 100 percent and 175 percent of his base salary, respectively. His existing stock options and RSUs will continue to vest in accordance with their terms. During the term of the Executive Agreement, Mr. Karmanos will also be eligible to continue to participate in the Company’s health and other insurance benefit plans and will continue to have an office, administrative support, use of an automobile and reimbursement for all business-related expenses. Had the Executive Agreement been in effect prior to March 31, 2011 and Mr. Karmanos’ employment were terminated by the Company without Cause on March 31, 2011, he would have been entitled to an annual salary of $1,200,000 for two years, payable in equal semi-monthly installments, beginning April 15, 2011; an earned fiscal 2011 EIP award of $1,596,000; in April 2012 $1,194,000 (Long-Term Cash Award from fiscal 2010) and $120,000 (Long-Term Discretionary Bonus from fiscal 2010); and in April 2013 $798,000 (Long-Term Cash Award from fiscal 2011). In addition, we estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the two-year period to be approximately $36,000 per year.

The Executive Agreement also provides for similar benefits if it is terminated under certain circumstances as follows:

Termination Event		Benefits To Be Paid

By the Company without Cause (with or without a change in control)	•	Remaining salary payment due over the remaining term, payable in equal semi-monthly installments (as if termination has not occurred)
	•	The prorated portion of his annual and long-term EIP awards to the extent the applicable performance goals are achieved for the year

	•	Other benefits provided in the Executive Agreement through the remaining term

	•	Previously granted unvested stock options become immediately exercisable

By the Company with Cause	•	Salary payment due through the date of termination

	•	Health benefit coverage to the extent eligible under COBRA and required by law

	•	Post-retirement consulting agreement becomes void

Termination by Mr. Karmanos	•	Salary payment due through the date of termination

	•	The prorated portion of his annual and long-term EIP awards to the extent the applicable performance goals are achieved for the year

	•	Health benefit coverage to the extent eligible under COBRA and required by law

	•	Previously granted vested stock options are exercisable in accordance with the Company’s equity plans and related option agreements

Termination due to death or disability of Mr. Karmanos	•	Remaining Salary Payment due over the remaining term, paid in a lump sum

	•	All outstanding EIP awards immediately vest and paid in a lump sum

	•	Reimbursement for COBRA premiums to his spouse for 24 months participation in the Company’s medical, dental, vision and hospitalization plans

	•	Other benefits provided in the Executive Agreement through the remaining term

	•	Previously granted unvested stock options and RSUs become immediately exercisable in accordance with the Company’s equity plans and related agreements

The Company’s obligations end if the Company terminates Mr. Karmanos’ employment for Cause. “Cause” is defined in the Executive Agreement as any one or more of the following: (i) the commission of an act of embezzlement, fraud or dishonesty, (ii) the deliberate disregard of the rules or policies of the Company which results in material loss, damage or injury to the Company, whether directly or indirectly, (iii) the unauthorized disclosure of any trade secret or confidential information of the Company, (iv) the breach by Mr. Karmanos of any agreement with the Company, including without limitation any noncompetition agreement between Mr. Karmanos and the Company, (v) the willful failure by Mr. Karmanos to perform his material responsibilities to the Company, or (vi) violation of Compuware’s Employee Code of Conduct.

The Executive Agreement contains no additional benefits for termination following a change in control. To the extent that benefits payable under the Executive Agreement would be subject to an excise tax under Code Section 4999, then the amounts payable will be reduced so as not to require excise tax.

Post-Retirement Consulting Agreement

On March 1, 2007, we entered into a post-retirement consulting agreement with Mr. Karmanos, who at that time was our Chairman and CEO. That agreement provides that upon retirement as Chairman and CEO, Mr. Karmanos will continue to be employed by the Company in a consulting role and will be entitled to receive: (i) one year’s salary at the amount in effect on his retirement date, payable over a four-year period, or $300,000 each year for four years, whichever is greater, referred to as the “Salary Payment”; and (ii) earned bonuses under the Company’s EIP. In addition, his existing stock options will continue to vest in accordance with their terms. During the four-year term of the agreement, Mr. Karmanos will also be eligible to continue to participate in all the Company’s benefit plans and will continue to receive an office, administrative support, use of an automobile and reimbursement for all business-related expenses. If Mr. Karmanos’ employment status had changed to employee consultant on March 31, 2011, he would have been entitled to an annual salary of $300,000 for four years, payable in equal monthly installments, beginning April 30, 2011; an earned fiscal 2011 EIP award of $1,596,000; in April 2012 $1,194,000 (Long-Term Cash Award from fiscal 2010) and $120,000 (Long-Term Discretionary Bonus from fiscal 2010); and in April 2013 $798,000 (Long-Term Cash Award from fiscal 2011). In addition, we estimate the cost of allowing his continued participation in our benefit plans, providing an office and the other additional benefits listed above during the four-year period to be approximately $36,000 per year.

The agreement also provides for similar benefits if the agreement is terminated under certain circumstances as follows:

Termination Event		Benefits To Be Paid

By the Company without cause or by Mr. Karmanos with cause	•	Remaining Salary Payment due over the remaining term, payable in equal monthly installments (as if termination has not occurred)

	•	Bonuses earned through termination date

	•	Other benefits provided in the agreement through the remaining term

	•	Previously granted unvested stock options become immediately exercisable
Termination by Mr. Karmanos without cause	•	Salary Payment due through the date of termination
	•	Bonuses earned through termination date

	•	Previously granted vested stock options are exercisable in accordance with the Company’s equity plans and related option agreements
Termination due to death or disability of Mr. Karmanos	•	Remaining Salary Payment due over the remaining term, paid in a lump sum

	•	Participation by his spouse for 24 months at Company expense in the Company’s medical, dental, vision and hospitalization plans

	•	Previously granted unvested stock options and RSUs become immediately exercisable in accordance with the Company’s equity plans and related agreements

The Company’s obligations terminate if the Company terminates the agreement due to Mr. Karmanos’ illegal conduct or gross misconduct that is materially damaging to the Company. Mr. Karmanos may terminate the agreement (1) upon the Company’s breach of any material provision of the agreement that remains uncured for 10 days following notice of the breach; (2) if the Company’s principal office is relocated outside the Detroit, Michigan metropolitan area; or (3) if the Company fails to pay any amounts due under the agreement. Mr. Karmanos is required during the term of the agreement to continue to comply with the provisions of our standard employee agreement, which requires that he not disclose the Company’s confidential information, and that he comply with our Code of Conduct. He will also be prohibited under the standard employee agreement, during the term of the consulting agreement and for one year thereafter, from competing with us, soliciting our clients and soliciting or recruiting our employees.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2011, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met during fiscal 2011, with the exception of the following late filings: one late Form 4 filed by Mr. Stayer and one late Form 4 filed by Mr. Prowse to report the RSU award under the fiscal 2011 EIP.

Related-party Transactions

Transactions between the Company and its executive officers and directors are subject to the limitations on conflicts of interest contained in the Company’s Codes of Conduct. To the extent any such transactions are proposed, they are subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and applicable NASDAQ rules, which require that any such transactions required to be disclosed in the Company’s proxy statement be approved by a committee of independent directors of the Company’s Board of Directors. The Audit Committee charter specifically references the Audit Committee’s responsibility to approve such transactions but the approval policy is not formally reduced to writing. The Audit Committee carries out its responsibility to review and approve related party transactions according to a regular approval process as described below.

A list of related parties and continuing related party transactions is compiled annually by the Company based in part upon responses to the annual Directors and Officers Questionnaire. The Audit Committee annually reviews and approves these continuing related-party transactions and ratifies immaterial and ordinary course transactions from the prior fiscal year. In addition, the Chief Financial Officer and her staff in the course of their duties identify proposed transactions with related parties. Those that involve payments in excess of an immaterial amount that are not: (i) ordinary sales of the Company’s products and services at standard prices; or (ii) purchases of an immaterial amount of goods and services by the Company at standard prices, are submitted to the Audit Committee for approval prior to execution. Related party transactions that are immaterial or ordinary course are reported on a quarterly basis to the Audit Committee by the Chief Financial Officer.

In fiscal 2011, we paid a total of $1,671,263 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., our Executive Chairman of the Board, namely Compuware Sports Corporation (“CSC”), the Carolina Hurricanes and Gale Force Sports & Entertainment, LLC (“GFSE”). This amount includes approximately $1,000,008 we paid to CSC under a Promotion Agreement dated September 8, 1992, which requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days notice. The total amount also includes approximately $250,000 we paid to GFSE under an Advertising Agreement, dated December 1, 1996, which includes the right to name the Plymouth, Michigan arena “Compuware Arena” and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

The Company employs the adult son of Mr. Romney as a sales executive. This individual, who does not reside with and is not supported financially by Mr. Romney, earned compensation for fiscal 2011 of $159,704, which is commensurate with his peers. Mr. Romney’s son is employed on an “at will” basis and compensated on the same basis as the Company’s other employees of similar function, seniority and responsibility without regard to his relationship with Mr. Romney.

Mr. Romney is a partner in the law firm of Honigman Miller Schwartz and Cohn LLP. We engaged the Honigman firm to perform legal services in fiscal 2011 and paid professional fees to the firm totaling $62,274. We expect to continue to engage the Honigman firm to perform legal services in fiscal 2012.

Expense of Soliciting Proxies

We will bear the expense of Internet web site hosting and soliciting proxies, including the cost of preparing, printing and mailing the Notice of Internet Availability of Proxy Materials, the Notice of the 2011 Annual Meeting of Shareholders, the Proxy Statement, the 2011 Annual Report and the accompanying proxy card. These materials are being sent to brokers, nominees and other shareholders of record by U.S. mail or by electronic mail if so requested, and to employees who are shareholders by internal electronic mail. The Notice of the 2011 Annual Meeting of Shareholders, the Proxy Statement and the 2011 Annual Report will be available to view on the Internet web site. Each shareholder may request that copies of these materials and an accompanying proxy card be distributed to them directly either by U.S. mail or by electronic mail.

We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Eagle Rock Proxy Advisors to assist in our solicitation of proxies, at an approximate cost of $7,000, plus reasonable expenses. We will request that brokers, nominees and other similar record-holders forward proxy material to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

IMPORTANT NOTICE REGARDING DELIVERY OF
ANNUAL REPORT AND PROXY STATEMENT

To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our 2011 Annual Report to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at One Campus Martius, Detroit, Michigan 48226-5099, Attn: Investor Relations, or calling us at (313) 227-7300.

SHAREHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders that are intended to be presented at our 2012 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226-5099, no later than March 16, 2012, to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2012 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 25, 2012, but not before April 25, 2012. If the date for the 2012 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2011 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals for director-nominees or matters to be considered and voted upon by shareholders at the meeting, whether intended to be included in the Company’s proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company’s bylaws and the rules of the SEC. We expect the persons named as proxies for the 2011 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

Attachment A

COMPUWARE CORPORATION
AMENDED AND RESTATED 2007 LONG TERM INCENTIVE PLAN

I.	GENERAL PROVISIONS

1.1 Establishment.  On June 25, 2007, the Board of the Corporation adopted the Compuware Corporation 2007 Long Term Incentive Plan, which was subsequently approved by shareholders of the Corporation on August 28, 2007. The Plan, as amended and restated herein, was approved and adopted by the Board on May 19, 2011, subject to the approval of shareholders at the Corporation’s annual meeting of shareholders on August 23, 2011.

1.2 Purpose.  The purpose of the Plan is to (a) promote the best interests of the Corporation and its shareholders by encouraging Employees and Directors of the Corporation and its Subsidiaries to acquire an ownership interest in the Corporation by granting stock-based Awards, thus aligning their interests with those of shareholders, and (b) enhance the ability of the Corporation to attract, motivate and retain qualified Employees and Directors. It is the further purpose of the Plan to authorize certain Awards that will constitute performance-based compensation, as described in Code Section 162(m) and Treasury regulations promulgated thereunder.

1.3 Plan Duration.  Subject to receipt of shareholder approval, the Plan shall continue in effect until its termination by the Board; provided, however, that no new Awards may be granted on or after May 18, 2021.

1.4 Definitions.  As used in this Plan, the following terms have the meaning described below:

(a) “Agreement” means the written document that sets forth the terms of a Participant’s Award.

(b) “Award” means any form of Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award granted under the Plan.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Change in Control” means the later of the closing or effectiveness of an acquisition of the Corporation by a third party, regardless of the form of the acquisition, including without limitation:

(i) If the Corporation consolidates with or merges into any other corporation or other entity and is not the continuing or surviving entity of such consolidation or merger, or consummates a statutory share exchange pursuant to which the holders of the Common Stock receive consideration for their shares by operation of law;

(ii) If the Corporation permits any other corporation or other entity to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving entity but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other corporation or other entity or cash or any other assets;

(iii) If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock of the Corporation possessing thirty-five (35) percent or more of the total voting power of the Common Stock of the Corporation; or

(iv) If there is a change in the ownership of a substantial portion of the Corporation’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding any other Plan provision, to the extent that any payment subject to Code Section 409A is payable on a Change in Control, an event shall not be considered a Change in Control under the Plan with respect to such payment unless the event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Code Section 409A and regulations thereunder.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board, or any other committee or sub-committee of the Board, designated by the Board from time to time, comprised solely of two or more Directors who are “Non-Employee Directors,” as defined in Rule 16b-3 of the Exchange Act, “Outside Directors” as defined in Code Section 162(m) and Treasury regulations thereunder, and “Independent Directors” for purposes of the rules and regulations of the Stock Exchange. However, the fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate any Award, if the Award is otherwise validly made under the Plan. The members of the Committee shall be appointed, and may be changed at any time, by the Board at its discretion.

(g) “Common Stock” means shares of the Corporation’s authorized common stock, $.01 par value.

(h) “Corporation” means Compuware Corporation, a Michigan corporation.

(i) “Director” means an individual, other than an Employee, who has been elected or appointed to serve as a member of the Board or as a member of the board of directors of any Subsidiary.

(j) “Disability” means total and permanent disability, as defined in Code Section 22(e); provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and regulatory guidance issued thereunder.

(k) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.

(l) “Employee” means an individual who has an “employment relationship” with the Corporation or a Subsidiary, as defined in Treasury Regulation 1.421-1(h), whether or not such person is a member of the board of directors of the Corporation or a Subsidiary, and the term “employment” means employment with the Corporation or a Subsidiary.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(n) “Fair Market Value” means for purposes of determining the value of Common Stock on the Grant Date, the closing price of the Common Stock on the Stock Exchange for the last Stock Exchange trading day immediately preceding the Grant Date. In the event that there were no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. Unless otherwise specified in the Plan, “Fair Market Value” for purposes of determining the value of Common Stock on the date of exercise or Vesting means the closing price of the Common Stock on the Stock Exchange on the last date preceding the date of exercise or Vesting on which there were Common Stock transactions. If the Common Stock is not listed on a Stock Exchange on the relevant date, the Fair Market Value shall be determined for the relevant date by the Board in good faith and in accordance with Code Section 409A and regulations thereunder.

(o) “Grant Date” means the date on which the Committee (or its delegate pursuant to authority delegated in accordance with Section 1.5(c) of this Plan) authorizes an Award, or such later date as shall be designated by the Committee.

(p) “Incentive Award” means an Award that is granted in accordance with Article VI.

(q) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

(r) “Nonqualified Stock Option” means an Option granted in accordance with Article II that is not an Incentive Stock Option.

(s) “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(t) “Participant” means an Employee or Director who is designated by the Committee to participate in the Plan.

(u) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Article V.

(v) “Performance Measures” means the measures of performance of the Corporation and its Subsidiaries used to determine a Participant’s entitlement to an Award under the Plan. Such performance measures shall have the same meanings as used in the Corporation’s financial statements, or, if such terms are not used in the Corporation’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Corporation’s industry. Performance Measures shall be calculated with respect to the Corporation and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goals. Performance Measures shall be one or more of the following, or a combination of any of the following, as determined by the Committee:

•	earnings (as measured by net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

•	sales/net sales or growth in sales/net sales, revenues/net revenues or growth in revenues/net revenues or total sales commitments or growth in total sales commitments (defined as the sum of software license, maintenance, subscription and professional services (including application services) arrangements closed during the fiscal year, which sum is calculated by taking US GAAP software license fees, maintenance and subscription fees and professional services fees and adding or subtracting, as appropriate, the change in the balance of deferred license, deferred maintenance, deferred subscription and deferred professional services revenue during the fiscal year, excluding the impact from foreign currency translation);

•	return on net sales or revenues (as measured by net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

•	gross profit margins;

•	cash flow, operating cash flow, free cash flow or discounted cash flow;

•	working capital;

•	market capitalization or total stock market capitalization;

•	return on investment (in cash or otherwise);

•	return on equity, assets, net assets, capital or cost of capital;

•	shareholder value;

•	total shareholder return;

•	economic value added;

•	stock trading multiples (as measured against investment, net income, gross profit, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, cash earnings or operating cash flow);

•	stock price; and

•	the closing of an offering and sale of shares of the common stock or other common equity security of a Subsidiary to the public by the Corporation or such Subsidiary pursuant to a registration statement under the Securities Act which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4, Form S-8 or any other similar form), if, immediately following the closing of such sale, shares of the common stock or other common equity security of such Subsidiary are registered under Section 12(b) or 12(g) of the Exchange Act or would be required to be so registered if the date immediately following the closing were the last day of such Subsidiary’s fiscal year.

Performance Measures may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation and/or the past or current performance of one or more of its Subsidiaries.

(w) “Performance Share” means any grant pursuant to Article V and Section 5.2(b)(i).

(x) “Performance Unit” means any grant pursuant to Article V and Section 5.2(b)(ii).

(y) “Plan” means the Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan, the terms of which are set forth herein, and any amendments thereto.

(z) “Restriction Period” means the period of time during which a Participant’s Restricted Stock or Restricted Stock Unit is subject to restrictions and is nontransferable.

(aa) “Restricted Stock” means Common Stock granted pursuant to Article IV that is subject to a Restriction Period.

(bb) “Restricted Stock Unit” means a right granted pursuant to Article IV to receive Restricted Stock, Common Stock or an equivalent value in cash.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Stock Appreciation Right” means the right to receive a cash or Common Stock payment from the Corporation, in accordance with Article III of the Plan.

(ee) “Stock Exchange” means the principal national securities exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Common Stock has been traded in the aggregate during the last 20 days before a Grant Date, or date on which an Option is exercised or Award Vests, whichever is applicable, and in each case only if such exchange or system is an “established securities market” as defined in Treasury Regulation 1.897-1(m).

(ff) “Subsidiary” means a corporation or other entity defined in Code Section 424(f) and that is controlled by the Corporation.

(gg) “Vest,” “Vested” or “Vesting” means the extent to which an Award granted or issued hereunder has become exercisable, any applicable Restriction Period has terminated or lapsed in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award was granted or issued, or has become payable in whole or in part due to the satisfaction of performance goal(s) set forth in the respective Agreement pursuant to which such Award was granted or issued.

1.5 Administration.

(a) The Plan shall be administered by the Committee. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(b) In addition to any other powers set forth in the Plan and subject to the provisions of the Plan and Code Section 409A (and in the case of Awards designated as Code Section 162(m) Awards, subject to the requirements of Code Section 162(m)), the Committee shall have the full and final power and authority, in its discretion to:

(i) Amend, modify, or cancel any Award, or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(ii) Accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto, including without limitation with respect to the period following a Participant’s termination of employment or services with the Corporation;

(iii) Authorize, in conjunction with any applicable deferred compensation plan of the Corporation, that the receipt of cash or Common Stock subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan;

(iv) Determine the terms and conditions of Awards granted to Participants, and whether such terms and conditions have been satisfied, including without limitation as required in Section 7.2 of the Plan; and

(v) Establish such other Awards, besides those specifically enumerated in the Plan, which the Committee determines are consistent with the Plan’s purposes.

(c) Notwithstanding anything in this Plan to the contrary, to the extent permitted by applicable law, the Committee may delegate to the Chief Executive Officer of the Corporation the authority, subject to such terms and limitations as the Committee shall determine by resolution, to grant Awards to, cancel, modify, or waive rights with respect to, alter, discontinue or terminate Awards held by and otherwise exercise the Committee’s authority under this Plan with respect to Awards held by, Participants who are not persons subject to Section 16 of the Exchange Act. The acts of the Chief Executive Officer pursuant to such delegated authority shall be treated hereunder as acts of the Committee and the Chief Executive Officer shall report regularly to the Committee regarding any Award so granted or other actions taken by the Chief Executive Officer pursuant to such delegated authority.

1.6 Participants.  Participants in the Plan shall be such Employees and Directors of the Corporation and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee may grant Awards to an individual upon the condition that the individual become an Employee or Director of the Corporation or a Subsidiary, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee or Director, as applicable.

1.7 Stock.

(a) The Corporation has reserved 41,500,000 shares of the Common Stock for issuance pursuant to stock-based Awards under the Plan (all of which may be granted as Incentive Stock Options). The amount in this Section 1.7 shall be adjusted, as applicable, in accordance with Article IX.

(b) The shares subject to any portion of an Award that is forfeited, cancelled, or expires or otherwise terminates without issuance of such shares or is settled for cash, shall, to the extent of such forfeiture, cancellation, expiration, termination or cash settlement, again be available for issuance pursuant to Awards under the Plan to any Participant.

(c) Shares not issued upon the settlement of a SAR that settles in Shares and Shares paid to the Corporation through the tendering of shares by a Participant or the withholding of shares by the Corporation, in each case to pay the exercise or purchase price for shares subject to an Award (including, without limitation, Options and Restricted

Stock) or to satisfy withholding tax liabilities, shall not be added back to the number of shares reserved under the Plan or that remain available for issuance pursuant to Awards under the Plan.

(d) Grants of Awards other than Options or SARs are limited to no more than 10,000,000 shares in the aggregate during the life of the Plan.

1.8 Repricing.  Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, statutory share exchange, acquisition of property or stock, or liquidation), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the shareholders of the Corporation.

1.9 Code Section 409A.  It is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 409A, and the provisions of the Plan are to be construed accordingly. However, unless specified otherwise herein, in no event shall the Corporation or a Subsidiary be responsible for any tax or penalty owed by a Participant or beneficiary with regard to Award payments. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump sum on the first day of the seventh month following the Participant’s separation from service, or the date of the Participant’s death, if earlier. Any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of the Plan and any Agreements issued under the Plan, the phrases “separation from service,” “termination of employment” and “employment termination” shall be deemed to mean “separation from service” as defined by Code Section 409A and regulations thereunder.

II.	STOCK OPTIONS

2.1 Grant of Options.  The Committee, at any time and from time to time, subject to the terms and conditions of the Plan, may grant Options to such Participants and for such number of shares of Common Stock as it shall designate and shall determine the general terms and conditions of exercise, which shall be set forth in a Participant’s Agreement. Any Participant may hold more than one Option under the Plan and any other plan of the Corporation or Subsidiary. No Option granted hereunder may be exercised after the tenth anniversary of the Grant Date. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option or a Nonqualified Stock Option. Unless otherwise provided in a Participant’s Agreement, Options are intended to satisfy the requirements of the exemption for performance-based compensation from the deductibility limitation in Code Section 162(m), to the extent applicable, and, to the extent intended to satisfy such exemption, Option Awards are subject to the limit set forth in Section 7.3 of the Plan but are not otherwise considered Code Section 162(m) Awards subject to Article VII. Dividend Equivalents shall not be paid on Option Awards.

2.2 Incentive Stock Options.  Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.2. An Incentive Stock Option only may be granted to an Employee. No Incentive Stock Option shall be granted with an exercise price below the Fair Market Value of Common Stock on the Grant Date nor with an exercise term that extends beyond ten (10) years from the Grant Date. An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Corporation or any Subsidiary possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or a Subsidiary unless, at the Grant Date, the exercise price for the Option is at least 110 percent of the Fair Market Value of the shares subject to the Option and the Option, by its terms, is not exercisable more than five (5) years after the Grant Date. The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan (including a plan of a Subsidiary) may first be exercised by a Participant in any one calendar year shall not exceed $100,000. To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing

$100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or violates any other Code Section 422 limitation) shall be deemed to constitute a Nonqualified Stock Option.

2.3 Option Exercise Price.  The Committee shall determine the per share exercise price for each Option granted under the Plan. No Option may be granted with an exercise price below 100 percent of the Fair Market Value per share of the Common Stock on the Grant Date, determined in accordance with Section 409A.

2.4 Payment for Option Shares.

(a) The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, unless otherwise provided in a Participant’s Agreement, payment may be made by (i) delivery to the Corporation of outstanding shares of Common Stock, on such terms and conditions as may be specified in the Participant’s Agreement; (ii) by delivery to the Corporation of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Participant’s broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; (iii) delivery of other consideration approved by the Committee having a Fair Market Value on the exercise date equal to the total purchase price; (iv) other means determined by the Committee; or (v) any combination of the foregoing. Shares of Common Stock surrendered upon exercise shall be valued at Fair Market Value, and the certificate(s) for such shares shall be duly endorsed for transfer or accompanied by appropriate stock powers and shall be surrendered to the Corporation. Exercises of Options granted pursuant to the Plan using any of the above methods shall not entitle the Participant or other holder of the Option to receive any “replacement” or “reload” grant or award pursuant to any replacement option or similar program now or hereafter existing at the Corporation.

(b) Notwithstanding the foregoing, an Option may not be exercised by delivery to or withholding by the Corporation of shares of Common Stock to the extent that such delivery or withholding (i) would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002), or (ii) if there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.

III.	STOCK APPRECIATION RIGHTS

3.1 Grant of Stock Appreciation Rights.  Stock Appreciation Rights may be granted, held and exercised in such form and upon such general terms and conditions as determined by the Committee on an individual basis. A Stock Appreciation Right may be granted to a Participant with respect to such number of shares of Common Stock of the Corporation as the Committee may determine. No Stock Appreciation Right shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date. Unless otherwise provided in a Participant’s Agreement, Stock Appreciation Rights are intended to satisfy the requirements of the exemption for performance-based compensation from the deductibility limitation in Code Section 162(m), to the extent applicable, and, to the extent intended to satisfy such exemption, Stock Appreciation Rights Awards are subject to the limit set forth in Section 7.3 of the Plan but are not otherwise considered Code Section 162(m) Awards subject to Article VII. Dividend Equivalents shall not be paid on Stock Appreciation Right Awards.

3.2 Exercise Price.  The Committee shall determine the per share exercise price for each Stock Appreciation Right granted under the Plan; provided, however, that the exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value per share on the Grant Date.

3.3 Exercise of Stock Appreciation Rights.  A Stock Appreciation Right shall be deemed exercised upon receipt by the Corporation of written notice of exercise from the Participant. The Committee shall specify in a Participant’s Agreement whether payment shall be made in cash or shares of Common Stock, or any combination thereof.

3.4 Stock Appreciation Right Payment.  Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to payment from the Corporation, in cash, shares, or partly in each (as determined by the Committee in accordance with any applicable terms of the Agreement), of an amount equal to the difference between (i) the aggregate Fair Market Value on the exercise date for the specified number of shares being exercised, and (ii) the aggregate exercise price for the specified number of shares being exercised.

3.5 Maximum Stock Appreciation Right Amount Per Share.  The Committee may, at its sole discretion, establish (at the time of grant) a maximum amount per share which shall be payable upon the exercise of a Stock Appreciation Right, expressed as a dollar amount.

IV.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

4.1 Grant of Restricted Stock and Restricted Stock Units.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Awards of Restricted Stock and Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine.

4.2 Agreement.  Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period, or periods, the number of Common Stock shares or units subject to the Award, the purchase price for the shares of Restricted Stock, if any, the form of consideration that may be used to pay the purchase price of the Restricted Stock, including those specified in Section 2.4, and such other general terms and conditions, including performance goal(s), as the Committee shall determine.

4.3 Transferability.  Except as provided in this Article IV and Section 10.3 of the Plan, the shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or for such period of time as shall be established by the Committee and specified in the applicable Agreement, or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and as set forth in the applicable Agreement.

4.4 Other Restrictions.  The Committee shall impose such other restrictions on any shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units under the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or State securities laws, and the issuance of a legended certificate of Common Stock representing such shares to give appropriate notice of such restrictions (or, if issued in book entry form, a notation with similar restrictive effect with respect to the book entry representing such shares). Subject to Code Section 409A, the Committee shall have the discretion to waive the applicable Restriction Period with respect to all or any part of the Common Stock subject to an Award of Restricted Stock or Restricted Stock Units that has not been granted as a Code Section 162(m) Award.

4.5 Voting Rights.  During the Restriction Period, Participants holding issued and outstanding shares of Common Stock subject to an Award of Restricted Stock may exercise full voting rights with respect to the Restricted Stock while such Award remains outstanding.

4.6 Dividends and Dividend Equivalents.

(a) Except as set forth below or in a Participant’s Agreement, a Participant shall be entitled to receive all dividends and other distributions paid with respect to issued and outstanding shares of Common Stock subject to an Award of Restricted Stock while such Award remains outstanding. If any dividends or distributions are paid in shares of Common Stock during the Restriction Period applicable to an Award of Restricted Stock, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid.

(b) The Committee, in its discretion, may provide in the Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant as of the record date of such dividend, by (ii) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time or times (or as soon thereafter as practicable) as the corresponding Restricted Stock Units on which the Dividend Equivalent was paid. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article IX, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Restricted Stock Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Stock Unit.

4.7 Settlement of Restricted Stock Units.  If a Restricted Stock Unit is payable in Common Stock, the Corporation shall issue to a Participant, on the date on which Restricted Stock Units subject to the Participant’s Award Vest or on such other date determined by the Committee, in its discretion, and set forth in the Agreement, one (1) share of Common Stock and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.1 for each Restricted Stock Unit then becoming Vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding any other provision in this Plan to the contrary, any Restricted Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Restricted Stock Unit Vests.

V.	PERFORMANCE AWARDS

5.1 Grant of Performance Awards.  The Committee, at its discretion, may grant Performance Awards to Participants and may determine, on an individual or group basis, the performance goal or goals to be attained pursuant to each Performance Award.

5.2 Terms of Performance Awards.

(a) Performance Awards shall consist of rights to receive cash, Common Stock or a combination of each, if designated performance goal(s) are achieved. The terms of a Participant’s Performance Award shall be set forth in a Participant’s Agreement. Each Agreement shall specify the performance goal or goals, which may include the Performance Measures, applicable to a particular Participant or group of Participants, the period over which the targeted goal(s) are to be attained, the payment schedule if the goal(s) are attained, and any other general terms as the Committee shall determine and conditions applicable to an individual Performance Award. Subject to Section 409A, the Committee, at its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award that has not been granted as a Code Section 162(m) Award.

(b) Performance Awards may be granted as Performance Shares or Performance Units, at the discretion of the Committee. Performance Awards shall be paid no later than two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Performance Award is no longer subject to a substantial risk of forfeiture.

(i) In the case of Performance Shares, the Participant shall receive a legended certificate of Common Stock, restricted from transfer prior to the satisfaction of the designated performance goal(s) and restrictions (or shares may be issued in book entry form with a notation having similar restrictive effect with respect to the book entry representing such shares), as determined by the Committee and specified in the Participant’s Agreement. Prior to satisfaction of the performance goal(s) and restrictions, the Participant shall be entitled to vote the Performance Shares to the extent such shares are issued and outstanding. Further, any dividends paid on such shares during the performance period automatically shall be reinvested on behalf of the Participant in additional Performance Shares under the Plan, and such additional shares shall be subject to the same performance goal(s) and restrictions as the other shares under the Performance Share Award.

(ii) In the case of Performance Units, the Participant shall receive an Agreement from the Committee that specifies the performance goal(s) and restrictions that must be satisfied before the Corporation shall issue the payment, which may be cash, a designated number of shares of Common Stock, or a combination thereof.

VI.	INCENTIVE AWARDS

6.1 Grant of Incentive Awards.

(a) The Committee, at its discretion, may grant Incentive Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Award shall be set forth in the Participant’s individual Agreement. Each Agreement shall specify such general terms and conditions as the Committee shall determine.

(b) The determination of Incentive Awards for a given year or years may be based upon the attainment of specified levels of Corporation or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures.

(c) The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Award relates (or within the permissible time period established under the exemption from the deductibility limitation in Code Section 162(m) and the regulations promulgated thereunder), to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

6.2 Payment of Incentive Awards.

(a) Incentive Awards shall be paid in cash. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and a half (2 1/2) months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

VII.	CODE SECTION 162(M) AWARDS

7.1 Awards Granted Under Code Section 162(m).  The Committee, at its discretion, may designate that a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Incentive Award shall be granted as a Code Section 162(m) Award. Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award under Articles IV, V and VI.

(a) Each Code Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation exemption requirements of Code Section 162(m) and the regulations promulgated thereunder. Further, at the discretion of the Committee, an Award also may be subject to goals and restrictions in addition to the Performance Measures.

(b) For each Code Section 162(m) Award, the Committee shall (i) select the Participant who shall be eligible to receive a Code Section 162(m) Award, (ii) determine the applicable performance period, (iii) determine the target levels of the Corporation or Subsidiary Performance Measures, and (iv) determine the number of shares of Common Stock or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant. The Committee shall make the foregoing determinations prior to the commencement of services to which an Award relates (or within the permissible time period established under Code Section 162(m)) and while the outcome of the performance goals and targets is uncertain.

7.2 Attainment of Code Section 162(m) Goals.

(a) After each performance period, the Committee shall certify in writing (which may include the written minutes for any meeting of the Committee): (i) if the Corporation has attained the performance targets, and (ii) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award. The Committee shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of an Award except in the case of the death or Disability of a Participant.

(b) Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Corporation, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Corporation’s strategic business goals.

7.3 Individual Participant Limitations.  Subject to adjustment as provided in Section 9.1, with respect to Awards intended to be Code Section 162(m) Awards and Option and Stock Appreciation Rights Awards intended to be exempt from the deductibility limitation in Code Section 162(m), no Employee Participant in any one fiscal year of the Corporation may be granted (a) Options or Stock Appreciation Rights with respect to more than three million (3,000,000) shares of Common Stock; (b) Restricted Stock or Restricted Stock Units that are denominated in shares of Common Stock with respect to more than five hundred thousand (500,000) shares; and (c) Performance Awards that are denominated in shares of Common Stock with respect to more than five hundred thousand (500,000) shares. The maximum dollar value payable to any Employee Participant in any one fiscal year of the Corporation with respect to Restricted Stock Units, Performance Awards or Incentive Awards that may be settled in cash or other property (other than Common Stock) is the lesser of twenty million dollars ($20,000,000) or ten (10) times the Participant’s base salary as of the beginning of the fiscal year. If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations.

VIII.	TERMINATION OF EMPLOYMENT OR SERVICES

8.1 Options and Stock Appreciation Rights.  Unless otherwise provided in a Participant’s Agreement:

(a) If, prior to the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated for any reason other than the Participant’s death, the Participant’s right to exercise the Option or Stock Appreciation Right shall terminate and all rights thereunder shall cease. If, prior to the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated due to the Participant’s death, the Option or Stock Appreciation Right shall accelerate and become fully Vested and exercisable and may be exercised to the extent provided in paragraph (c) below.

(b) If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated for any reason other than the Participant’s death or Disability, the Participant shall have the right, within the earlier of (i) the expiration of the Option or Stock Appreciation Right, and (ii) three (3) months after termination of employment or services, as applicable, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise.

(c) If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated due to the Participant’s death while the Option or Stock Appreciation Right is still exercisable, the person or persons to whom the Option or Stock Appreciation Right shall have been transferred by will or the laws of descent and distribution shall have the right within the exercise period specified in the Participant’s Agreement to exercise the Option or Stock Appreciation Right to the extent that it was unexercised on the Participant’s date of death, subject to any other limitation on exercise in effect on the date of exercise. The beneficial tax treatment of an Incentive Stock Option may be forfeited if the Option is exercised more than one (1) year after a Participant’s date of death.

(d) If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant’s employment or services are terminated due to the Participant’s Disability, the Participant shall have the right, within the exercise period specified in the Participant’s Agreement, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services due to Disability, subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise. If the Participant dies after termination of employment or services, as applicable, while the Option or Stock Appreciation Right is still exercisable, the Option or Stock Appreciation Right shall be exercisable in accordance with the terms of paragraph (c) above.

For the avoidance of doubt, the Committee, at the time of a Participant’s termination of employment or services, may accelerate a Participant’s right to exercise an Option or Stock Appreciation Right or, subject to Code Section 409A and Sections 2.1 and 3.1 of the Plan, may extend the term of the Option or Stock Appreciation Right.

8.2 Restricted Stock, Restricted Stock Units, Performance Awards and Incentive Awards.  With respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Incentive Award, except as otherwise provided in the related Agreement:

(a) If the Participant’s employment or services are terminated for any reason other than death, any portion of such Award not yet Vested automatically shall terminate and be forfeited by the Participant (or, if the Participant was required to pay a purchase price for Restricted Stock subject to such Award, other than for the performance of services, the Corporation shall have the option to repurchase any shares acquired by the Participant which are still subject to the Restriction Period for the purchase price paid by the Participant).

(b) If the Participant’s employment or services are terminated due to the Participant’s death, the portion of such Award not then Vested shall immediately Vest, unless provided otherwise in a Participant’s Agreement.

For the avoidance of doubt, the Committee, in its sole discretion, may provide in a Participant’s Agreement for the continuation of an Award after a Participant’s employment or services are terminated or may waive or, subject to Code Section 409A, change the remaining restrictions or conditions, or add additional restrictions or conditions, as it deems appropriate. The Committee shall not waive any restrictions on a Code Section 162(m) Award, but the Committee may provide in the related Agreement or otherwise that upon the Participant’s termination of employment due to death or Disability prior to Vesting that the Award shall be deemed to have Vested on terms determined by the Committee.

8.3 Other Provisions.  For Plan purposes, a Participant’s employment relationship is treated as continuing while a participant is on military leave, sick leave or another bona fide leave of absence if the period of such leave does not extend beyond six months, or longer, provided that the Participant retains the right to reemployment with the Corporation or a Subsidiary either contractually or under an applicable statute and there is a reasonable expectation that the Participant shall return to the Corporation or a Subsidiary. Notwithstanding the foregoing, if a Participant is unable to perform his or her employment duties or duties of a substantially similar position due to a medically determinable physical or medical impairment expected to result in death or to last for a continuous period of time exceeding six months, the absence may be for a period not to exceed 29 months.

IX.	ADJUSTMENTS AND CHANGE IN CONTROL

9.1 Adjustments.  In the event of a merger, reorganization, statutory share exchange, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and Awards as the Committee, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company, as the Committee may determine to be appropriate in its sole discretion). Any such adjustment shall provide for the elimination of any fractional share that might otherwise become subject to an Award.

9.2 Change in Control.

(a) Notwithstanding anything contained herein to the contrary, unless otherwise provided in a Participant’s Agreement or elsewhere, upon a Change in Control the following shall occur: (i) any outstanding Option or Stock Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Stock Appreciation Right; (ii) the remaining Restriction Period on any shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable Federal or State securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); and (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Incentive Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control).

(b) The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or Stock Appreciation Right outstanding immediately prior to the Change in Control shall be cancelled in exchange for a payment with respect to each Vested share of Common Stock subject to such cancelled Option or Stock Appreciation Right in (i) cash, (ii) stock of the Corporation or of a corporation or other business entity that is a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control transaction over the exercise price per share under such Option or Stock Appreciation Right (the “Spread”). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to each such Participant in respect of the Participant’s cancelled Options and Stock Appreciation Rights as soon as practicable following the date of the Change in Control.

X.	MISCELLANEOUS

10.1 Partial Exercise/Fractional Shares.  The Committee may permit, and shall establish procedures for, the partial exercise of Options and Stock Appreciation Rights granted under the Plan. No fractional shares shall be issued in connection with the exercise of an Option or Stock Appreciation Right or payment of a Performance Award, Restricted Stock Award, Restricted Stock Unit Award, or Incentive Award; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.

10.2 Rights Prior to Issuance of Shares.  No Participant shall have any rights as a shareholder with respect to shares covered by an Award until the issuance of a stock certificate for such shares (or book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian). No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued or book entry is made except as otherwise provided in the Plan or a Participant’s Agreement or by the Committee.

10.3 Non Assignability; Certificate Legend; Removal.

(a) Except as described below or as otherwise determined by the Committee in a Participant’s Agreement, no Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Stock Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant. Notwithstanding the foregoing, a Participant may assign or transfer without consideration an Award that is not an Incentive Stock Option with the consent of the Committee (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(b) Each certificate representing shares of Common Stock subject to an unvested Award, to the extent a certificate is issued, shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan (“Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated          ,          . A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of Compuware Corporation.

If shares are issued in book entry form, a notation to the same restrictive effect as the legend above shall be placed on the transfer agent’s books in connection with such shares.

(c) Subject to applicable Federal and State securities laws, issued shares of Common Stock subject to an Award shall become freely transferable by the Participant after all applicable restrictions, limitations, performance requirements or other conditions have terminated, expired, lapsed or been satisfied. Once such issued shares of Common Stock are released from such restrictions, limitations, performance requirements or other conditions, the Participant shall be entitled to have the legend required by this Section 10.3 removed from the applicable Common Stock certificate (or notation removed from such book entry).

10.4 Securities Laws.

(a) Anything to the contrary herein notwithstanding, the Corporation’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option or Stock Appreciation Right or deliver Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit, Performance Award or Incentive Award is subject to such compliance with Federal and State laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act or the Exchange Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of the Stock Exchange or any stock exchange on which the Common Stock may be listed, the provisions of any State or foreign laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b) The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option or Stock Appreciation Right or the grant of Restricted Stock or Restricted Stock Units or the payment of a Performance Award or Incentive Award under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable Federal securities laws; (ii) under the requirements of the Stock Exchange or any other securities exchange or recognized trading market or quotation system upon which such shares of Common Stock are then listed or traded; and (iii) under any blue sky or State or foreign securities laws applicable to such shares.

10.5 Withholding Taxes.

(a) The Corporation shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or Stock Appreciation Right or the lapse of the Restriction Period on a Restricted Stock Award or Restricted Stock Unit, or the payment of a Performance Award or Incentive Award. A Participant may, in order to fulfill the withholding obligation, tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. The broker-assisted exercise procedure described in Section 2.4(a)(ii) may also be utilized to satisfy the withholding requirements related to the exercise of an Option. At no point shall the Corporation withhold more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations.

(b) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.

10.6 Termination and Amendment.

(a) The Board may terminate the Plan, or the granting of Awards under the Plan, at any time.

(b) The Board may amend or modify the Plan at any time and from time to time, and the Committee may amend or modify the terms of an outstanding Agreement at any time and from time to time, but no amendment or modification, without the approval of the shareholders of the Corporation, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Sections 1.7 and Article 9; or (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan. In addition, if the Corporation’s Common Stock is listed on a Stock Exchange, the Board may not amend the Plan in a manner requiring approval of the shareholders of the Corporation under the rules of the Stock Exchange without obtaining the approval of the shareholders.

(c) No amendment, modification, or termination of the Plan or an outstanding Agreement shall in any manner materially and adversely affect any then outstanding Award under the Plan without the consent of the Participant holding such Award, except as set forth in any Agreement relating to the Award, or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exemption under Code Section 409A.

10.7 Effect on Employment or Services.  Neither the adoption of the Plan nor the granting of any Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Corporation or a Subsidiary.

10.8 Use of Proceeds.  The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

10.9 Severability.  If any one or more of the provisions (or any part thereof) of this Plan or of any Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or of any Agreement shall not in any way be affected or impaired thereby. The Board may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Board, amend the Plan and any outstanding Agreement as the Corporation deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.

10.10 Beneficiary Designation.  Subject to local laws and procedures, each Participant may file a written beneficiary designation with the Corporation stating who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before receipt of any or all of a Plan benefit. Each designation shall revoke all prior designations by the same Participant, be in a form prescribed by the Corporation, and become effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. If a Participant dies without an effective beneficiary designation for a beneficiary who is living at the time of the Participant’s death, the Corporation shall pay any remaining unpaid benefits to the Participant’s legal representative.

10.11 Unfunded Obligation.  A Participant shall have the status of a general unsecured creditor of the Corporation. Any amounts payable to a Participant pursuant to the Plan shall be unfunded and unsecured obligations for all purposes including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Corporation shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Corporation shall retain at all times beneficial ownership of any investments, including trust investments, which the Corporation may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Corporation and a Participant, or otherwise create any Vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Corporation. A Participant shall have no claim against the Corporation for any changes in the value of any assets which may be invested or reinvested by the Corporation with respect to the Plan.

10.12 Approval of Plan.  The Plan shall be subject to the approval of the holders of at least a majority of the votes cast on a proposal to approve the Plan at a duly held meeting of shareholders of the Corporation held within twelve (12) months after adoption of the amended and restated Plan by the Board. If not approved by shareholders within twelve (12) months after approval by the Board, the amendments contained herein shall be null and void, with no further force or effect, and the Plan as in effect immediately prior to the Board’s approval of the Plan as amended and restated shall continue in effect until it expires or is terminated by the Board.

10.13 Governing Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and Agreements under the Plan, shall be governed by the laws of the State of Michigan, without regard to its conflict of law rules.

IN WITNESS WHEREOF, this Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan has been executed on behalf of the Corporation on this 19th day of May, 2011.

COMPUWARE CORPORATION

By:	/s/ Peter Karmanos, Jr.

Its:	Chairman of the Board

BOARD APPROVAL: 05/19/2011

SHAREHOLDER APPROVAL: 08/     /2011

Attachment B

COMPUWARE CORPORATION

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Effective March 6, 2011

COMPUWARE CORPORATION
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

I. GENERAL PROVISIONS

1.1 Establishment.  On March 6, 2001, the Board of Directors (“Board”) of Compuware Corporation. (“Corporation”) adopted the Compuware Corporation 2001 Employee Stock Purchase Plan, subject to approval by the shareholders of the Corporation, which was obtained on August 28, 2001. The plan was amended from time to time, and on March 4, 2011, the Board approved the 2011 amendment and restatement of the plan, which has been renamed the “Compuware Corporation Amended and Restated Employee Stock Purchase Plan.” The 2011 amendment and restatement is referred to herein as the “Plan” and is subject to shareholder approval at the Corporation’s annual meeting of shareholders on August 23, 2011. If shareholder approval is obtained, the Plan shall apply to Purchase Periods commencing on and after March 6, 2011.

1.2 Purpose.  The purpose of the Plan is (i) to promote the best interests of the Corporation and its shareholders by encouraging Employees of the Corporation and any Subsidiaries to acquire an ownership interest in the Corporation through the purchase of stock in the Corporation, thus identifying their interests with those of shareholders, and (ii) to enhance the ability of the Corporation and its Subsidiaries to attract and retain qualified Employees. With the exception of Part III — Non-Code Section 423 Offers, the Plan is intended to constitute an “employee stock purchase plan” under Section 423 of the Code.

1.3 Definitions.  As used in this Plan, the following terms have the meaning described below:

(a) “Board” means the Board of Directors of the Corporation and/or any Committees of at least two directors who have been delegated any duties under the Plan.

(b) “Common Stock” means shares of the Corporation’s Common Stock, as described in Section 1.4, below.

(c) “Corporation” means Compuware Corporation, and any Subsidiary as designated by the Board from time to time.

(d) “Custodian” means the firm, person and/or persons as the Board shall designate from time to time.

(e) “Election Period” means the period of time designated by the Board when an eligible Employee may elect to participate in one or more Purchase Periods.

(f) “Employee” means an individual who has an “employment relationship” with the Corporation or a Subsidiary, as defined in Treasury Regulation 1.421-7(h), and the term “employment” means employment with the Corporation or a Subsidiary, as applicable.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor rule.

(h) “Fair Market Value” means the value of Common Stock as determined in accordance with Section 1.4.

(i) “Offer” means the Board’s designation of a Purchase Period available to eligible Employees and the terms on which an option may be exercised during the applicable Purchase Period.

(j) “Option Price” means the Fair Market Value of a share of Common Stock on the last day of a Purchase Period, determined based on the closing sale price of a share of Common Stock on the most recent trading day prior to the last day of the Purchase Period, as more fully described in Section 1.4(c).

(k) “Plan” means the Compuware Corporation Amended and Restated Employee Stock Purchase Plan, the terms of which are set forth herein, and any amendments thereto.

(l) “Plan Administrator” means one or more individuals designated by the Board to be responsible for the daily operation of the Plan.

(m) “Purchase Period” means a period established by the Board during which an eligible Employee may exercise options granted hereunder.

(n) “Stock Exchange” means the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Common Stock has been traded in the aggregate during the last 20 days before the first or last day of a Purchase Period, as applicable.

(o) “Subsidiary” means any subsidiary of the Corporation, as defined in Code Section 424(f).

1.4 Stock.

(a) The stock subject to option and purchase under the Plan shall be the Common Stock of the Corporation, par value $.01 per share, and may be either authorized and unissued shares or shares that have been reacquired by the Corporation, purchased on the open market or otherwise. The total amount of Common Stock on which options may be granted under the Plan shall be carried over from the Plan prior to this restatement and shall not exceed 2,984,882 shares, reduced by the number of shares purchased in the Purchase Periods commencing December 1, 2010 and March 1, 2011 under the Plan prior to this restatement (as aggregated with available shares under the Corporation’s Amended and Restated International Employee Stock Purchase Plan), subject to adjustment in accordance with Section 4.2. Shares of Common Stock subject to any unexercised portion of a terminated, canceled or expired option granted under the Plan may again be used for options under the Plan and the Corporation’s Amended and Restated International Employee Stock Purchase Plan.

(b) In the event of insufficient shares during a Purchase Period, the Board shall allocate the right to purchase shares to each Employee in the same proportion that such Employee’s total current base salary paid by the Corporation for the Purchase Period bears to the total of such base salaries paid by the Corporation to all Employees during the same period. All excess funds withheld, as a result of insufficient shares, shall be returned to the participating Employees.

(c) For purposes of this Plan, the Fair Market Value per share of Common Stock shall be deemed to be the actual closing sale price of a share of Common Stock on the Stock Exchange for the last Stock Exchange trading date immediately preceding the last day of the Purchase Period. In the event that there are no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions. If shares of Common Stock are not traded on a Stock Exchange on a relevant date, “Fair market Value” shall be determined in good faith by the Board.

1.5 Administration.  The Plan shall be administered by the Board. The Board may prescribe rules and regulations from time to time for the administration of the Plan and may decide questions that may arise with respect to its interpretation or application. The decisions of the Board in interpreting the Plan shall be final, conclusive and binding on all persons, including the Corporation, its Subsidiaries, Employees, and optionees. The Board, from time to time, shall grant to eligible Employees options to purchase Common Stock pursuant to the terms and conditions of the Plan.

1.6 Offer and Purchase Periods.  The Board shall determine the date or dates upon which one or more Offers shall be made under the Plan. The Purchase Period pursuant to each Offer shall be three (3) months, or such other term as the Board shall determine prior to the commencement of an Offer, but which in no event shall exceed twelve (12) months.

1.7 Payroll Deductions.

(a) To participate in an Offer, an eligible Employee must submit such enrollment forms as may be prescribed by the Plan Administrator (which shall include a payroll deduction authorization form) at such time and in such manner as shall be prescribed by the Plan Administrator. The payroll deductions authorized by an Employee shall be expressed as a whole number percentage of the Employee’s “base compensation” for each pay period during the Purchase Period ranging from one percent (1%) to ten percent (10%) of the Employee’s base compensation.

(b) For purposes of the Plan, an Employee’s “base compensation” for a pay period shall include the Employee’s wages, salaries and other amounts received from the Corporation for personal services rendered to the Corporation as an Employee, including amounts paid as commissions, bonuses, and any amounts of salary or bonus reduction contributions to any Corporation plan under Section 401(k) or Section 125 of the Code, but excluding severance pay, ordinary income received upon disposition of shares of Common Stock acquired under this Plan, amounts paid in cash for accrued vacation not taken as of the end of the year, any other contributions paid by the Corporation under any employee benefit plan of the Corporation, other non-cash employee benefits provided to Employees at Corporation expense, taxable income resulting from exercise of non-qualified stock options and other taxable benefits income not paid to an Employee in cash.

(c) As long as an Employee remains eligible to participate in the Plan, payroll deductions shall continue in effect from Purchase Period to Purchase Period, unless prior to the start of a new Purchase Period, an Employee elects a different contribution percentage by submitting a new payroll deduction authorization form to be effective as of the next Purchase Period. An Employee may not change the percentage or amount of the Employee’s payroll deductions during a Purchase Period but may withdraw from the Plan in accordance with Section 1.8.

(d) The designated payroll deduction amounts shall be credited to the Employee’s account under the Plan, but no actual separate account shall be established by the Corporation to hold such amounts. There shall be no interest paid on the balance outstanding in an Employee’s account. The deducted amounts may be commingled with the general assets of the Corporation and may be used for its general corporate purposes.

1.8 Withdrawal and Re-Enrollment.

(a) An Employee may withdraw (i.e., terminate his or her payroll deductions) by providing a notice of withdrawal to the Plan Administrator at any time prior to fourteen (14) business days before the end of the current Purchase Period. Such notice shall be through a designated form, electronic authorization or other withdrawal means (the “Withdrawal Form”) as provided by the Plan Administrator and shall be effective as soon as is administratively feasible after it is received by the Plan Administrator. The Withdrawal Form shall permit an Employee to make the following election:

(i) the Employee may elect to stop his or her payroll deductions under the Plan and use all of the amounts credited to such Employee’s account to purchase whole shares of Common Stock on the last day of the Purchase Period. After the end of the Purchase Period, the Corporation shall distribute to such Employee any remaining amounts that are insufficient to purchase a whole share of Common Stock, unless the Employee has re-enrolled in the Plan, in which case such amounts shall be used to purchase shares of Common Stock in the next Purchase Period.

(ii) An Employee may elect to continue his or her participation in the Plan through the end of the current Purchase Period, but terminate his or her participation in the Plan for subsequent Purchase Periods. Payroll deductions for the Employee shall continue until the end of the current Purchase Period. After the Purchase Period has ended, the Corporation shall distribute to such Employee, any amounts that remain in the Employee’s account on the last day of the Purchase Period that are insufficient to purchase a whole share of Common Stock at the applicable purchase price, unless the Employee has re-enrolled in the Plan, in which case such amounts shall be used to purchase shares of Common Stock in the new Purchase Period.

(b) Any Employee who withdraws from the Plan during a Purchase Period shall not be eligible to rejoin the Plan until the next or later Purchase Period, and shall need to re-enroll in the Plan by completing and providing the Plan Administrator with a new participation form.

(c) If an Employee ceases to be employed by the Corporation for any reason during a Purchase Period, his or her outstanding option immediately shall terminate, his or her payroll deductions immediately shall cease, and all sums previously collected from such Employee during the Purchase Period shall be refunded; provided, however, that if such termination is the result of the Employee’s death, (1) the outstanding option shall terminate only for future Purchase Periods, (2) the Employee or the person or persons to whom the Employee’s rights under the Plan passes by will or by the laws of descent and distributions (the “Beneficiary”) shall continue as a participant until the end of the Purchase Period in which such death occurs (except that no further payroll deductions shall be made under the Plan), (3) the sums previously collected from the Employee during such Purchase Period shall not be refunded during the Purchase Period, and (4) the Corporation shall use all of the amounts credited to such Employee’s account for the purchase of whole shares of Common Stock on the last day of the Purchase Period, and shall distribute to the Beneficiary any amounts remaining in the Employee’s account. For purposes of this Plan, an Employee receiving short-term disability payments shall not be deemed to have ceased to be an Employee of the Corporation (and such payments shall be deemed to be part of his or her base compensation) unless and until the Employee becomes eligible to receive long-term disability benefits.

II.  CODE SECTION 423 OFFERS

2.1 Code Section 423.  Options granted under Article II of the Plan are intended to qualify for favorable tax treatment under Code Section 423.

2.2 Participants.  Except as provided in Section 2.6 below, any Employee, including officers and directors who are Employees, and whose customary employment is more than twenty (20) hours per week and five (5) or more months per calendar year at the time of an Offer, is eligible to participate in such Offer under the Plan, in accordance with the terms of the Plan. An Employee who meets the eligibility requirements in this Section 2.2 shall be entitled to participate in the first Offer commencing after the eligibility requirements have been satisfied.

2.3 Purchase Period Cap on Purchased Shares.  An Employee may not purchase more than 25,000 shares of Common Stock in any 12-month Purchase Period (pro-rated for Purchase Periods of less than twelve (12) months).

2.4 Option Price.  The Option Price at which shares of Common Stock may be purchased under Article II of the Plan shall be 95% of the Fair Market Value of a share of the Corporation’s Common Stock on the last day of a Purchase Period, determined based on the closing sale price of a share of Common Stock on the most recent trading day prior to the last day of a Purchase Period, as more fully described in Section 1.4(c).

2.5 Same Rights and Privileges.

(a) All Employees granted options for a Purchase Period shall have the same rights and privileges as other Employees covered by the Purchase Period under Article II, except that the number of shares each Employee may purchase shall depend upon his or her base compensation and the designated payroll deduction he or she authorizes.

(b) Payroll deductions shall commence on the first payroll date in the Purchase Period and shall continue until the last payroll date in the Purchase Period. An Employee only may purchase shares under the Plan by payroll deduction.

(c) A participating Employee’s option shall be deemed to have been exercised on the last business day of the Purchase Period.

(d) No interest shall accrue or be paid on any amounts paid through payroll deduction by any participating Employee.

2.6 Participation Limitations.  Notwithstanding any other provision of the Plan, no Employee shall be eligible to participate in an Offer under Article II of the Plan if:

(a) The Employee, immediately after such grant, would, in the aggregate, own and/or hold shares of Common Stock (including all shares which may be purchased under outstanding options, whether or not such options qualify for the special tax treatment afforded by Section 421(a) of the Code) equal to or exceeding five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Corporation or of its Subsidiaries; for purposes of this limitation, the rules of section 424(d) of the Code and the regulations promulgated thereunder (relating to attribution of stock ownership) shall apply; or

(b) Such grant would permit, under the rules set forth in Section 423 of the Code and the regulations promulgated thereunder, the Employee’s right to purchase stock under this Plan and all other Code Section 423 employee stock purchase plans maintained by the Corporation and its Subsidiaries to accrue at a rate in excess of $25,000 in Fair Market Value of such stock (determined at the time such option is granted) for a calendar year, determined in accordance with Code Section 423 and Treasury regulations thereunder.

III.  NON-CODE SECTION 423 OFFERS

3.1 Non-Qualified Status.

Options granted under Article III of the Plan shall not constitute any part of an option grant under Article II of the Plan and are not intended to qualify for favorable-tax treatment under Code Section 423.

3.2 Participant.

The Participant in the non-Code Section 423 portion of the Plan shall be Peter Karmanos, Jr., to the extent that he is ineligible to participate in Article II of the Plan as a result of his stock ownership immediately after the grant of an option equal to 5% or more of the total combined voting power or value of all classes of stock of the Corporation or its Subsidiaries, as determined under Code Section 424(d).

3.3 Participation Terms.

Mr. Karmanos shall be eligible to purchase stock under the non-Code Section 423 portion of the Plan on the same terms and conditions as if her were a participant in the Code Section 423 portion of the Plan, except that he is not provided with the favorable tax treatment afforded to Participants in the Code Section 423 portion of the Plan.

3.4 Reduction of Plan Shares.

Shares purchased by Mr. Karmanos under the non-Code Section 423 portion of the Plan shall reduce the number of shares reserved for issuance under the Plan as if Mr. Karmanos were a participant therein.

IV.  MISCELLANEOUS

4.1 Non-Assignability.  No option shall be transferable by a participating Employee, or Beneficiary and an option may be exercised during a participating Employee’s lifetime only by the Employee.

4.2 Adjustments.  In the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in the capital structure of the Corporation, an appropriate adjustment shall be made by the Board in the number of shares and kind of stock or other securities for which options may be or may have been granted under the Plan, and the exercise price related thereto, to the end that the proportionate interests shall be maintained as before the occurrence of such an event. Any of the foregoing adjustments may provide for the elimination of any fractional share which might otherwise become subject to any option.

4.3 Change in Control.

(a) After any merger of one or more corporations into the Corporation in which the Corporation shall be the surviving corporation or any share exchange in which the Corporation is a constituent corporation, each participant shall, at no additional cost, be entitled upon the exercise of an option, to receive (subject to any required action by shareholders), in lieu of the number of shares of Common Stock for which such option shall then be exercisable, the consideration which such participant would have been entitled to receive pursuant to the terms of the agreement of merger or share exchange if at the time of such merger or share exchange such participant had been a holder of record of a number of shares of Common Stock equal to the number of shares then underlying the option. In addition, if any person or entity becomes the beneficial owner of more than fifty percent (50%) of the number of shares then issued and outstanding, whether in connection with such merger or share exchange or otherwise, or upon any sale by the Corporation of all or substantially all of its assets, the Board shall have the right to terminate the Purchase Period as of such date, and, if so terminated, each participant shall be deemed to have exercised, immediately prior to such merger, share exchange, acquisition or sale of assets, his or her option to the extent payroll deductions were made prior thereto. Comparable rights shall accrue to each participant in the event of successive mergers or consolidations of the character described above.

(b) Notwithstanding anything contained herein to the contrary, upon the dissolution or liquidation of the Corporation or upon any merger or share exchange in which the Corporation is not the surviving corporation (other than a merger with a wholly-owned subsidiary of the Corporation formed for the purpose of changing the Corporation’s corporate domicile where the Plan is assumed by the survivor), the Purchase Period for any option granted under this Plan shall terminate as of the date of the aforementioned event, and each participant shall be deemed to have exercised, immediately prior to such dissolution, liquidation, merger or share exchange, his or her option to the extent payroll deductions were made prior thereto.

(c) The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

(d) Notwithstanding the foregoing, to the extent an option granted under the Plan is not exempt from Code Section 409A, the change in control definition under Code Section 409A shall apply to an Employee’s exercise of such option.

4.4 Termination and Amendment.

(a) The Board may terminate the Plan, or the granting of options under the Plan, at any time.

(b) The Board may amend or modify the Plan at any time and from time to time, but no amendment or modification shall disqualify Article II of the Plan under Section 423 of the Code, or Rule 16b-3 under the Exchange Act, without the approval of the shareholders of the Corporation.

(c) No amendment, modification, or termination of the Plan shall adversely affect any option granted under the Plan without the consent of the Employee holding the option.

4.5 Rights Prior to Issuance of Shares.  No participating Employee shall have any rights as a shareholder with respect to shares covered by an option until the completion of the Purchase Period and whole shares of Common Stock are credited to the Employee’s account maintained by the Custodian selected by the Corporation. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date when the shares are electronically delivered to the brokerage account maintained by the Custodian on behalf of the Employee.

4.6 Custodian.

(a) As soon as reasonably practicable following the end of a Purchase Period, an Employee’s shares of Common Stock acquired from the Purchase Period shall be credited to the account maintained by the Custodian on behalf of the Employee. The Custodian may impose upon, or pass through to, the Employee a fee for withdrawal of shares of Common Stock in the form of stock certificates. It is the responsibility of each Employee to keep his or her address current with the Corporation through the Plan Administrator and with the Custodian.

(b) On a daily basis, Employees may sell shares of Common Stock acquired from Purchase Periods under the Plan and held in the account maintained by the Custodian on behalf of the Employee. The Custodian may impose upon, or pass through to the Employee, a fee for selling the shares of Common Stock.

4.7 Taxes.

(a) The Corporation shall have the right to withhold from an Employee’s compensation or require an Employee to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an option granted hereunder.

(b) Options granted hereunder are intended to be exempt from Code Section 409A and are to be construed and administered accordingly. To the extent that an option under the Plan is or becomes subject to Code Section 409A, it is intended to comply with Code Section 409A and shall be construed and administered accordingly.

4.8 Costs.  Except as set forth in Section 4.6, costs and expenses incurred in the administration of the Plan and the maintenance of accounts with the Custodian shall be paid by the Corporation. Any brokerage fees and commissions for the purchase of Common Stock under the Plan shall be paid by the Corporation, but any brokerage fees and commissions for the sale of Common Stock acquired under the Plan shall be the responsibility of the Employee, unless designated otherwise.

4.9 Securities Laws.

(a) Anything to the contrary herein notwithstanding, the Corporation’s obligation to sell and deliver Common Stock pursuant to the exercise of an option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933 or the Exchange Act, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of any Stock Exchange on which the stock may be listed and the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b) The Board may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an option under the Plan as it may deem advisable, including, without limitation, restrictions (1) under applicable federal securities laws, (2) under the requirements of a Stock Exchange or other recognized trading market upon which such shares of Common Stock are then listed or traded, and (3) under any blue sky or state securities laws applicable to such shares. No shares shall be issued until counsel for the Corporation has determined that the Corporation has complied with all requirements under appropriate securities laws.

4.10 Effect on Employment.  Neither the adoption of the Plan nor the granting of an option pursuant to it shall be deemed to create any right in any individual to be retained or continued in the employment of the Corporation.

4.11 Certificates.  The Corporation shall have the right to retain the certificates representing shares of Common Stock issued pursuant to the Plan until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.

4.12 Use of Proceeds.  The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

4.13 Approval of Plan.  The Plan shall be subject to the approval of the holders of at least a majority of the Common Stock of the Company present and entitled to vote at a meeting of shareholders of the Company held within twelve (12) months after adoption of the Plan by the Board. If not approved by shareholders within such 12-month period, the Plan and any options granted hereunder shall become void and of no effect.

4.14 Governing Law.  This Plan shall be governed by and construed under the laws of the State of Michigan.

This Compuware Corporation Amended and Restated Employee Stock Purchase Plan, effective March 6, 2011 subject to shareholder approval, has been executed on behalf of the Corporation on this the 4th day of March, 2011.

COMPUWARE CORPORATION

By:	/s/ Peter Karmanos, Jr.

Its:	Chairman of the Board

BOARD APPROVAL: 03/04/11

SHAREHOLDER APPROVAL: 08/     /11

C   1 2 3 4 5 6 7 8 9 0
+

Compuware Annual Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on August 23, 2011
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, form of proxy and annual report to shareholders are available at:
www.investorvote.com/CPWR
Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.investorvote.com/CPWR.
Step 2: Click the View button(s) to access the proxy materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

■	1 1 6 6 6 6	+
  01CFSF

Compuware Annual Meeting Notice & Admission Ticket
This is a notice to you that Compuware’s Annual Meeting of Shareholders will be held on August 23, 2011, at Compuware headquarters, One Campus Martius, Detroit, MI 48226, at 3:00 p.m. Eastern time to consider and act upon the following matters:
1.	Election of Directors.

Dennis W. Archer	Gurminder S. Bedi	William O. Grabe	Frederick A. Henderson
Peter Karmanos, Jr.	Faye Alexander Nelson	Robert C. Paul	Glenda D. Price
W. James Prowse	G. Scott Romney	Ralph J. Szygenda
2.	The ratification of the appointment of Deloitte LLP to audit our consolidated financial statements for the fiscal year ending March 31, 2012.

3.	A non-binding proposal to approve the compensation of Compuware’s named executive officers.

4.	A non-binding proposal to recommend the frequency of shareholder advisory votes on compensation of Compuware’s named executive officers.

5.	A proposal to approve the Amended and Restated 2007 Long Term Incentive Plan.

6.	A proposal to approve the Amended and Restated 2001 Employee Stock Purchase Plan.

7.	A shareholder proposal recommending that Compuware take action to change its Articles of Incorporation to adopt a majority vote standard for the election of directors.
The Board of Directors recommends that you vote FOR the listed nominees, FOR the proposals in items 2, 3, 5 and 6, and FOR every 1 YEAR on the proposal in item 4. The Board of Directors recommends that you vote AGAINST the shareholder proposal in item 7.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Compuware 2011 Annual Meeting
The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.
For directions to Compuware’s headquarters, go to www.compuware.com/hqdirections.
Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room to accommodate all shareholders who wish to attend.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before August 15, 2011, to facilitate timely delivery.
Here’s how to order a copy of the proxy materials:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below.
E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials, you will receive an e-mail with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
→	Internet – Go to www.investorvote.com/CPWR. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting.

→	E-mail – Send e-mail to investorvote@computershare.com with “Proxy Materials Compuware” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of current meeting materials.
  01CFSF

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on August 22, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/CPWR • Follow the steps outlined on the secured website.

Vote by telephone
•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•    Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 5 and 6, for every 1 YR for Proposal 4 and AGAINST Proposal 7.

1.	The election of eleven directors.	+

	For	Withhold		For	Withhold		For	Withhold

01 - Dennis W. Archer	☐	☐	02 - Gurminder S. Bedi	☐	☐	03 - William O. Grabe	☐	☐

04 - Frederick A. Henderson	☐	☐	05 - Peter Karmanos, Jr.	☐	☐	06 - Faye Alexander Nelson	☐	☐

07 - Robert C. Paul	☐	☐	08 - Glenda D. Price	☐	☐	09 - W. James Prowse	☐	☐

10 - G. Scott Romney	☐	☐	11 - Ralph J. Szygenda	☐	☐		☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	The ratification of the appointment of Deloitte LLP to audit our consolidated financial statements for the fiscal year ending March 31, 2012.	☐	☐	☐	3.	A non-binding proposal to approve the compensation of Compuware’s named executive officers.	☐	☐	☐
	1 Yr	2 Yrs	3 Yrs	Abstain			For	Against	Abstain

4.	A non-binding proposal to recommend the frequency of shareholder advisory votes on compensation of Compuware’s named executive officers. ☐	☐	☐	☐	5.	A proposal to approve the Amended and Restated 2007 Long Term Incentive Plan.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
6.	A proposal to approve the Amended and Restated 2001 Employee Stock Purchase Plan.	☐	☐	☐	7.	A shareholder proposal recommending that Compuware take action to change its Articles of Incorporation to adopt a majority vote standard for the election of directors.	☐	☐	☐
In their discretion, the Proxies are also authorized, to the extent permitted by law, to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock, and hereby ratifies and confirms all that the Proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement, both dated July 14, 2011, and the 2011 Annual Report.

2011 Annual Meeting Admission Ticket
Compuware Corporation Shareholders
August 23, 2011, 3:00 p.m. Eastern time
Compuware Headquarters
One Campus Martius
Detroit, MI 48226
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
This ticket admits only the shareholder listed
on the reverse side of this card and is not transferable.
The entrance for Compuware visitor parking is on Farmer Street between Monroe Street and Gratiot Avenue. Once you have parked, please take the elevator down to the Farmer Street (ground) level. Cross the street to the Farmer Street entrance of the Compuware building, and make your way to the registration desk.
Dear Shareholder:
This proxy card relates to the 2011 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation’s Notice of the Annual Meeting, Proxy Statement and 2011 Annual Report.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the box on this proxy card to indicate how your shares should be voted. Then sign the card and return it in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card, or in person by attending the meeting.
Thank you in advance for your prompt consideration of this matter.
Sincerely,
Compuware Corporation
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Compuware Corporation	+
PROXY SOLICITED BY BOARD OF DIRECTORS
The Signatory hereby appoints as Proxy Daniel S. Follis, Jr. and Laura L. Fournier, or either of them, with power of substitution, to vote the shares of Common Stock that the Signatory is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 23, 2011, and at any adjournment(s) and postponement(s) thereof.
The Proxies will vote your shares in accordance with your directions on this card. If you do not indicate your choice on this card, by Internet or telephone, this proxy card, when properly executed, will be voted (a) FOR all the nominees for director as listed in Proposal 1, (b) FOR Proposals 2, 3, 5 and 6, (c) for 1 YR in Proposal 4 and (d) AGAINST Proposal 7. The Proxies will also vote in their discretion with respect to any and all other matters brought before the meeting to the extent permitted by applicable law, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated July 14, 2011 is unable to serve or, for good cause, will not serve.
PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.
B	Non-Voting Items
Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+